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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
PEOPLE'S COMMUNITY CAPITAL CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies: Common Stock
	(2)	Aggregate number of securities to which transaction applies: 1,389,840
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): $30.00
	(4)	Proposed maximum aggregate value of transaction: $39,887,370
	(5)	Total fee paid: $4,695
*Filing fee based on the maximum aggregate merger consideration of $39,887,370, which includes the payments to holders of options granted by People's in exchange for the cancellation of such options.
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:
Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

PEOPLE'S COMMUNITY CAPITAL CORPORATION
125 Park Avenue, S.W.
Aiken, South Carolina 29801

PROPOSED MERGER—YOUR VOTE IS VERY IMPORTANT

Dear Shareholder:

        On October 18, 2004, we entered into a merger agreement with First Citizens Bank and Trust Company, Inc., a copy of which is attached at Appendix A. Pursuant to the merger agreement, we will merge our operations with and into First Citizens. We are sending you this proxy statement to ask you to vote in favor of the merger agreement and merger and related matters at the special meeting to be held at our main office located at 125 Park Avenue, S.W., Aiken, South Carolina 29801 on April 14, 2005, at 5:30 p.m., local time.

        If the merger agreement is approved and the merger is completed, each share of our common stock will be converted into the right to receive $30.00 in cash. The merger requires the approval and adoption by the affirmative vote of the holders of at least two-thirds of our outstanding shares of common stock. You should read this entire proxy statement carefully because it contains important information about the merger and the merger agreement.

        After careful consideration, our board of directors has unanimously approved the merger agreement and the merger and has determined that the merger and the related transactions are fair to and in the best interests of People's Community Capital Corporation and our shareholders. Our board of directors recommends that you vote FOR the proposal to approve the merger agreement. You can vote your shares by signing and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope.

        Our board of directors has established the close of business on February 24, 2005 as the record date for the determination of the shareholders entitled to notice of, and to vote at, the special meeting. Our shareholders are entitled to assert dissenters' rights under Chapter 13 of the South Carolina Business Corporation Act of 1988, a copy of which is attached as Appendix B.

        Your vote is important. Whether or not you plan to attend the special meeting in person, please take the time to vote your shares by completing, signing, and dating the enclosed proxy card and promptly returning it in the accompanying postage-paid envelope. If you do not vote, it will have the same effect as voting against the merger agreement and the merger.

Sincerely,
Tommy B. Wessinger Chairman of the Board and Chief Executive Officer

This proxy statement is dated [            ], 2005 and is first being mailed to shareholders on or about that date.

PEOPLE'S COMMUNITY CAPITAL CORPORATION
125 Park Avenue, S.W.
Aiken, South Carolina 29801

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

Date	April 14, 2005
Time:	5:30 p.m.
Place:	125 Park Avenue, S.W. Aiken, South Carolina 29801

To People's Community Capital Corporation shareholders:

        A special meeting of our shareholders will be held at 5:30 p.m., local time on April 14, 2005 at our main office located at 125 Park Avenue, S.W., Aiken, South Carolina 29801, for the following purposes:

  1.
  Proposal to Approve the Merger Agreement. To consider and vote on a proposal to approve the Agreement and Plan of Reorganization and Merger, dated as of October 18, 2004, between First Citizens Bank and Trust Company, Inc., People's Community Capital Corporation, and People's Community Bank of South Carolina, a copy of which is attached as Appendix A;

  2.
  Proposal to Authorize Adjournment of the Special Meeting. To consider and vote on a proposal to authorize management to adjourn the special meeting of shareholders to allow time for the further solicitation of proxies in the event there are insufficient votes present at the special meeting, in person or by proxy, to approve the merger agreement; and

  3.
  Other Business. To transact any other business as may properly come before the meeting or any adjournment or postponement.

        Only shareholders of record at the close of business on February 24, 2005 are entitled to vote at the special meeting and at any adjournment or postponement. If the merger agreement is approved and the merger is completed, you will have the right to dissent from the merger and obtain payment in cash of the "fair value" of your shares of common stock. Your right to dissent is conditioned upon your compliance with the South Carolina statutes regarding dissenters' rights. The full text of these statutes is attached as Appendix B to this proxy statement and a summary of the provisions can be found under the caption "Dissenters' Rights."

        You are cordially invited to attend the meeting. Your vote is important to ensure your representation at the meeting. Whether or not you are planning to attend the meeting, please complete, date, and sign the enclosed proxy card and return it promptly. The delivery of the proxy does not preclude you from voting in person if you attend the meeting. If you do not vote, it will have the same effect as voting against the merger agreement and the merger. If you do desire to revoke your proxy, you may do so at any time before the vote as discussed on page 8 below.

        Our board of directors recommends that you vote "FOR" the merger agreement and authorization to adjourn.

By Order of the Board of Directors
Tommy B. Wessinger Chairman of the Board and Chief Executive Officer [ ], 2005

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q.
What am I being asked to vote on?

A.
You are being asked to approve the acquisition of People's and its subsidiaries by First Citizens through a proposed merger transaction, as more fully described in this proxy statement. In addition, you are being asked to grant authority to management to adjourn the special meeting to allow time for further solicitation of proxies in the event there are insufficient votes present at the special meeting, in person or by proxy, to approve the merger agreement.

Q.
What will happen in the merger?

A.
To complete the merger, we will merge with and into First Citizens and you will be entitled to receive the merger consideration, as described below, for each share of our common stock that you hold.

Q.
What will I receive in the merger?

A.
If the merger agreement is approved and the merger is subsequently completed, each share of our common stock that you hold will be converted into the right to receive $30.00 in cash.

Q.
Does the board of directors recommend the approval of the merger?

A.
Yes. Our board of directors has unanimously approved the merger and recommends that you vote FOR the approval of the merger and the merger agreement. The board of directors considered many factors in deciding to recommend the approval of the merger, including the risk of remaining independent, the value of the merger consideration as compared to remaining independent, the fairness opinion of our independent financial advisor, The Carson Medlin Company, and the premium to the then current market price of People's common stock represented by the merger consideration. See Proposal No. 1—The Merger—Opinion of The Carson Medlin Company beginning on page 17 and Appendix C.

Q.
What vote is required to approve the merger?

A.
Approval of the merger agreement requires the affirmative vote of the holders of two-thirds of our outstanding common stock.

Q.
What is the effect if I abstain or fail to give instructions to my broker?

A.
If you submit a properly executed proxy, your shares will be counted as part of the quorum even if you abstain from voting or withhold your vote. Broker non-votes are also counted as part of the quorum. A broker non-vote occurs when brokers or other nominees holding shares on behalf of a shareholder do not receive voting instructions from the shareholder by a specified date before the meeting. Because the approval of the merger requires the affirmative vote of two-thirds of our outstanding common stock, however, abstentions and broker non-votes will have the same effect as a vote against the merger agreement.

Q.
What rights do I have if I oppose the merger?

A.
You can vote against the merger by indicating a vote against that proposal on your proxy card and signing and mailing your proxy card, or by voting against the merger in person at the meeting. The failure to submit a proxy or vote at the meeting will have the same effect as a vote against the adoption and approval of the merger agreement. Under South Carolina law, holders of our common stock are entitled to dissent from the merger and obtain payment of the fair value of their shares if the transaction is consummated. Copies of the dissenters' statutes are attached as Appendix B to this proxy statement.

Q.
Should I send in my stock certificates now?

A.
No. After the merger is completed, you will receive a transmittal form and written instructions on how to exchange your stock certificates for the merger consideration.

Q.
If the merger is completed, when can I expect to receive the merger consideration for my shares?

A.
The exchange agent will arrange for the payment of the merger consideration to be sent to you as promptly as practicable after the consummation of the merger and following receipt of your stock certificates and other required documents.

Q.
When do you expect the merger to be completed?

A.
First Citizens has received approval from the Federal Deposit Insurance Corporation (FDIC) and the South Carolina Board of Financial Institutions (SCBFI) to complete the merger. If our shareholders approve the merger agreement, we expect that the merger will be effective during the second quarter of 2005. The merger will become effective on the date and at the time specified in the articles of merger filed with the Secretary of State of the State of South Carolina. In this proxy statement, we refer to the date and time the merger becomes effective as the "effective time." Because the merger is subject to conditions beyond the parties' control, however, we cannot predict whether or when the merger will be completed.

Q.
Are there any conditions to completion of the merger?

A.
In addition to the approval of our shareholders, the merger is also subject to several conditions, which include the following:

•
the absence of material adverse changes affecting us;

•
receipt of all necessary regulatory approvals; and

•
the absence of any legal restraint against the merger.

For a more detailed description of the conditions to the merger, see "The Merger—Conditions to the Merger" beginning on page 11.

Q.
If I own options to purchase common stock, what will happen to them?

A.
In exchange for signing an option release, holders of options to purchase our common stock will receive for each share that may be acquired pursuant to their options, a cash payment equal to the spread between $30.00 per share and the exercise price per share of our stock covered by the option. All outstanding options to purchase our common stock will terminate at the effective time. See "The Merger—Treatment of Stock Options" beginning on page 9.

Q.
What are the tax consequences of the merger to me?

A.
Your receipt of cash in exchange for your shares will be a taxable transaction for U.S. federal income tax purposes under the Internal Revenue Code. For a more detailed description of the tax consequences to you of the merger, see "The Merger—Material U.S. Federal Income Tax Consequences of the Merger" beginning on page 23.

Q.
What happens if I sell my common stock before the special meeting?

A.
The record date for the special meeting is February 24, 2005. If you held your shares of common stock on the record date but have transferred those shares after the record date and before the merger, you will retain your right to vote at the special meeting but not the right to receive the merger consideration. The right to receive the merger consideration will pass to the person to whom you transferred your shares of common stock.

Q.
What do I need to do now?

A.
After you have carefully read this proxy statement, you should indicate on your proxy how you want to vote, and then sign and return the proxy as soon as possible so that your shares may be represented and voted at the special meeting. If you send the proxy without indicating how you want to vote, we will count your proxy as a vote in favor of the merger and authorization of adjournment. Our board of directors recommends voting "FOR" both proposals.

Q.
How do I vote?

A.
Other than by attending the special meeting and voting in person, we allow our registered shareholders to vote by mail, using the enclosed proxy card and envelope. If your shares are held in street name, you must follow the directions provided by your broker.

Q.
Can I change my vote after I have mailed my signed proxy card?

A.
Yes. There are several ways in which you may revoke your proxy and change your vote. First, you may send a written notice to the party to whom you submitted your proxy stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy. Third, you may attend the special meeting and vote in person. Simply attending the special meeting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote, and you may not vote at the special meeting without following those directions.

Q.
Who can vote?

A.
Only shareholders of record as of the close of business on February 24, 2005 may vote at the special meeting. See "The Special Meeting—Record Date and Outstanding Shares" beginning on page 8.

Q.
What does it mean if I receive more than one proxy or voting instruction card?

A.
It means that your shares are registered differently or held in more than one account. Please complete, sign, date, and mail each proxy card that you receive.

Q.
Who should I contact if I have questions about the merger or need additional copies of the proxy statement?

A.
If you have any questions about the merger or would like additional copies of this proxy statement or the enclosed proxy card, you should contact Tommy B. Wessinger, Chief Executive Officer, People's Community Capital Corporation, 125 Park Avenue, S.W., Aiken, South Carolina 29801, telephone number (803) 641-0142.

SUMMARY

        This summary highlights the material terms of the proposed merger and may not contain all of the information that is important to you. You should carefully read this entire proxy statement, as well as the attached appendices, to fully understand the merger and the other matters being submitted to shareholders. Each item in this summary includes a page reference directing you to a more detailed description of that item.

The Companies

People's Community Capital Corporation
125 Park Avenue, S.W., Aiken, South Carolina 29801
(803) 641-0142

        People's Community Capital Corporation was incorporated in South Carolina on February 26, 1997 for the purpose of operating as a bank holding company. The company's wholly owned subsidiary, People's Community Bank of South Carolina, commenced business on September 22, 1997 as a South Carolina state bank and is primarily engaged in the business of accepting savings and demand deposits and providing mortgage, consumer and commercial loans to the general public. The bank operates three banking centers located in Aiken and North Augusta, South Carolina and a loan production office in Charleston, South Carolina.

First Citizens Bank and Trust Company, Inc.
1225 Lady Street
Columbia, South Carolina 29201
(803) 931-8648

        First Citizens Bank and Trust Company, Inc. is a subsidiary of First Citizens Bancorporation, Inc., a two-bank financial holding company serving South Carolina and Georgia with $4.48 billion in total consolidated assets as of September 30, 2004. First Citizens provides a broad range of banking services through 145 offices in 97 communities throughout South Carolina and its five offices in Georgia.

The Merger

  General

        Subject to the terms and conditions of the merger as provided for in the merger agreement attached hereto as Appendix A, we will merge with and into First Citizens, with First Citizens surviving the merger.

  Conversion of Common Stock (Page 9)

        If the merger is completed, each outstanding share of our common stock automatically will be converted into the right to receive $30.00 in cash.

  Treatment of Stock Options (Page 9)

        In exchange for signing an option release, holders of options to purchase our common stock will receive for each share that may be acquired pursuant to their options, a cash payment equal to the spread between $30.00 per share and the exercise price per share of our stock covered by the option.

  Effective Time (Page 9)

        If our shareholders approve the merger agreement, we expect that the merger will be effective during the second quarter of 2005.

  Conditions to the Merger (Page 11)

        We will not complete the merger unless a number of conditions are satisfied or waived, including approval of the merger by our shareholders and regulatory authorities, along with other closing conditions described more fully in "The Merger—Conditions to the Merger."

  Termination of the Merger Agreement (Page 13)

        People's and First Citizens may terminate the merger agreement by mutual agreement, and the merger agreement may otherwise be terminated under certain other circumstances described more fully in "The Merger—Termination of the Merger Agreement."

  No Solicitation of Transactions (Page 14)

        We have agreed not to encourage, negotiate with, or provide any information to any entity other than First Citizens concerning an acquisition transaction. This restriction, along with the termination payment described below, may deter other potential parties interested in acquiring control of us. However, we may take certain of these actions if our board of directors determines that we should do so. This determination by our board must be made after our board consults with our legal counsel, and must be consistent with the board's fiduciary duties. We agreed to pay First Citizens $1,000,000 if we terminate the merger agreement in order to concurrently enter into a letter of intent, agreement in principle, acquisition agreement, or other similar agreement related to a superior proposal.

  Our Reasons for the Merger; Recommendation of Our Board of Directors; (Page 16)

        Our board of directors believes that the merger is fair and in the best interests of our shareholders and recommends that shareholders vote "FOR" approval of the merger. For a discussion of the circumstances surrounding the merger and the factors considered by our board of directors in approving the merger agreement, see page 14.

  Opinion of Financial Advisor (Page 17)

        The Carson Medlin Company has delivered its written opinion dated September 27, 2004 to our board of directors to the effect that, as of the date of the opinion and subject to the assumptions, limitations, and qualifications contained in the opinion, the merger consideration to be received by the holders of our common stock pursuant to the merger agreement is fair, from a financial point of view, to such holders. A copy of the opinion delivered by The Carson Medlin Company is attached as Appendix C. You should read this opinion in its entirety to understand the assumptions made, matters considered, and limitations on the review undertaken by The Carson Medlin Company in providing its opinion.

  Material U.S. Federal Income Tax Consequences of the Merger (Page 23)

        Your receipt of cash in exchange for your shares will be a taxable transaction for U.S. federal income tax purposes under the Internal Revenue Code and may be a taxable transaction for foreign, state, and local income tax purposes as well. Shareholders will recognize gain or loss measured by the difference, if any, between (x) the cash the holder receives in the merger and (y) the holder's adjusted tax basis in the shares surrendered in exchange. You should consult your own tax advisors regarding the tax consequences of the merger particular to you.

  Regulatory Approvals Required for the Merger (Page 24)

        The merger is subject to the prior approval of the FDIC, which was received on January 14, 2005, and the SCBFI, which was received on January 12, 2005.

  Interests of Certain Persons in the Merger that are Different from Your Interests (Page 11)

        In addition to their interests as shareholders, some of our directors and executive officers have interests in the merger that differ from your interests as a shareholder. Our board of directors was aware of these interests in approving the merger and the merger agreement. These interests include, but are not limited to, the following:

  •
  The payment of a cash bonus of $255,000 by us to Tommy B. Wessinger prior to December 31, 2004;

  •
  The execution of a consulting agreement between Tommy B. Wessinger, People's Community Bank, and First Citizens that provides for, among other things, a lump sump payment of $145,000 to Mr. Wessinger and 24 monthly payments of $20,833;

  •
  The appointment of Tommy B. Wessinger to the board of directors of First Citizens after the merger is completed;

  •
  The execution of new employment agreements with Thomas H. Lyles, Jean H. Covington, L. Stephen Lineberry, W. Marsh Burckhalter, Sr., and Dale G. Slack, Sr.; and

  •
  The purchase of "tail" liability insurance coverage on the executive officers and directors of People's and People's Community Bank.

  Dissenters' Rights (Page 25)

        Our shareholders have a right to dissent and receive the fair value for their common stock if they assert and perfect their dissenters' rights. Please see "The Merger—Dissenters' Rights" for a description of the procedures required to exercise your right to dissent.

THE SPECIAL MEETING OF SHAREHOLDERS

        This proxy statement is being mailed to the holders of our common stock for use at the special meeting to be held on April 14, 2005 at 5:30 p.m., local time, at our main office located at 125 Park Avenue, S.W., Aiken, South Carolina 29801, and at any adjournments or postponements thereof.

Purpose of the Meeting

        Our board of directors is soliciting your proxy for the special meeting of shareholders. At the special meeting, you will be asked to consider and vote upon a proposal to approve and adopt the merger agreement between First Citizens, People's, and People's Community Bank. In addition, shareholders will be asked to approve the proposal to authorize management to adjourn the special meeting to allow time for further solicitation of proxies in the event there are insufficient votes present at the special meeting, in person or by proxy, to approve the merger.

How to Vote

        Your vote is important. Shareholders of record can vote by mail or in person as described below. If you are a beneficial owner, please refer to our proxy card or the information forwarded by your bank, broker, or other holder of record to see which options are available to you.

Proxies

        You may use the accompanying proxy if you are unable to attend the special meeting in person or wish to have your shares voted by proxy even if you do attend the special meeting. All shares of our common stock represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified therein. Proxies that do not contain voting instructions will be voted for the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger, and to grant authority to adjourn the special meeting to allow time for further solicitation of proxies in the event there are insufficient votes present at the special meeting, in person or by proxy, to approve the merger.

Vote by Mail

        To be effective, completed proxy cards must be received before the special meeting. If you choose to vote by mail, simply mark your proxy, date and sign it, and return it in the enclosed, postage-paid envelope.

Voting at the Special Meeting

        The method you use to vote will not limit your right to vote at the special meeting if you decide to attend in person. If your shares are held in the name of a bank, broker, or other holder of record, however, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the special meeting. All shares that have been properly voted and not revoked will be voted at the special meeting. If you sign and return your proxy card but do not give voting instructions, the shares represented by that proxy will be voted in favor of the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger, and to grant authority to adjourn the special meeting to allow time for further solicitation of proxies in the event there are insufficient votes present at the special meeting, in person or by proxy, to approve the merger.

Revocation of Proxies

        Proxies may be revoked at any time before they are voted by:

  •
  written notice addressed to People's Community Capital Corporation, 125 Park Avenue, S.W., Aiken, South Carolina 29801, Attention: Jean H. Covington, Chief Financial Officer;

  •
  timely delivery of a valid, later-dated proxy; or

  •
  voting by ballot at the special meeting.

        Attendance at the special meeting will not, in itself, constitute revocation of a previously granted proxy.

Record Date and Outstanding Shares

        Only shareholders of record at the close of business on February 24, 2005 are entitled to notice of and to vote at the special meeting. Each share of common stock entitles the holder to one vote on each matter presented at the special meeting. On February 10, 2005, 1,179,237 shares of common stock were outstanding and eligible to vote. Our executive officers and directors and their affiliates owned an aggregate of 308,096 shares on that date. All such shares are expected to be voted in favor of approval of the merger agreement.

Vote Required

        Approval of the merger will require the affirmative vote of holders of two-thirds of our shares of common stock entitled to vote at the special meeting. Approval of the proposal to authorize adjournment will require that the number of votes cast in favor of the proposal exceed the number of votes cast against the proposal.

Quorum

        Shares of our common stock representing a majority of the votes entitled to be cast at the special meeting must be present at the meeting, either in person or by proxy, to hold the meeting and conduct business. This is called a quorum. In general, abstentions and broker non-votes will be counted as present or represented for the purposes of determining a quorum for the special meeting.

Expenses of Solicitation

        We will pay for the expenses of the solicitation of proxies with respect to the special meeting. Solicitation of proxies from some shareholders may be made by our officers, directors, consultants, and employees by telephone, facsimile, or in person after the initial solicitation.

Recommendation of the Board of Directors

        Our board of directors has determined that the merger agreement and the transactions contemplated by it, are in the best interests of People's and our shareholders. Our board of directors recommends that the shareholders vote at the special meeting to approve the merger and to grant authority to management to adjourn the special meeting of shareholders to allow time for the further solicitation of proxies if there are insufficient votes present at the special meeting to approve the merger. See "The Merger—Reasons for the Merger; Recommendation of the Board of Directors."

Dissenters' Rights

        Under the applicable provisions of South Carolina corporate law, our shareholders will have dissenters' rights with respect to approval of the merger agreement. See "The Merger—Dissenters' Rights" on page 25.

PROPOSAL NO. 1—THE MERGER

        The following describes certain aspects of the proposed merger. Because this discussion is a summary, it may not contain all of the information that is important to you. To understand the merger fully, and for a more detailed description of the legal terms of the merger, please read the merger agreement carefully. A copy of the merger agreement is attached as Appendix A to this proxy statement and is incorporated into it by reference.

General

        At the special meeting, a proposal will be introduced for our shareholders to approve the merger agreement that we entered into with First Citizens on October 18, 2004. The merger agreement provides that we will be merged with and into First Citizens and that our outstanding shares of common stock will be converted into the right to receive cash. A copy of the merger agreement is attached as Appendix A to this proxy statement.

Conversion of Common Stock

        At the effective time, each outstanding share of our common stock that you hold of record (unless you dissent) automatically will be converted into the right to receive $30.00 in cash.

Exchange Procedures

        As soon as reasonably practicable, but not more than five business days after the effective time, you will be sent transmittal forms with instructions for forwarding your stock certificates for surrender to First Citizens, or to an agent designated by First Citizens. Upon your proper surrender to First Citizens or its agent of your stock certificates (together with properly completed transmittal forms), you will receive the cash into which your common stock has been converted. If you properly exercise your dissenters' rights, the process for submitting your stock certificates and receiving cash for the "fair value" of your shares is described in this proxy statement under the caption "The Merger—Dissenters' Rights" on page 25.

        Until your stock certificates are surrendered to First Citizens or its exchange agent as described above, they will be considered for all purposes to represent only your right to receive the cash into which your common stock has been converted. If your stock certificates have been lost, stolen, or destroyed, you will be required to furnish to First Citizens an affidavit or other evidence satisfactory to it of your ownership of your common stock and of the loss, theft, or destruction of your stock certificates. You also will be required to furnish appropriate and customary indemnification (which may include an indemnity bond issued by a surety at a premium paid by you) in order to receive the consideration to which you are entitled.

        You should not forward your stock certificates to First Citizens or its exchange agent until you receive instructions after the completion of the merger.

Treatment of Stock Options

        In exchange for signing an option release, holders of options to purchase our common stock will receive for each share that may be acquired pursuant to their options, a cash payment equal to the spread between $30.00 per share and the exercise price per share of our stock covered by the option. All outstanding options to purchase our common stock will terminate at the effective time.

Effective Time

        After all conditions described in the merger agreement have been satisfied, the closing of the merger will be held on a date agreed upon by the parties. The merger will become effective on the date and time specified in articles of merger filed by First Citizens with the South Carolina Secretary of State. Although there is no assurance as to whether or when the merger will occur, it currently is expected that it will become effective during the second quarter of 2005.

Conduct of Business Pending Merger

        The merger agreement provides that, during the period from the date of the merger agreement to the time the merger is completed, and except as otherwise permitted by the merger agreement or consented to by First Citizens, we will, among other things:

  •
  conduct our business in the usual manner, preserve our organizations intact, keep available the services of our present officers, employees, and agents, and preserve relationships with our customers and others we do business with;

  •
  maintain our properties and assets in customary repair, order and condition, and continue to maintain in force our current insurance coverage;

  •
  maintain our books and records in the usual, regular, and customary manner;

  •
  comply with laws, ordinances, regulations, and standards that apply to our business;

  •
  not change our loan underwriting policies and procedures;

  •
  periodically provide various information regarding our business and operations to First Citizens and promptly advise First Citizens of any actual or prospective material change in our financial condition, business, or affairs; and

  •
  immediately before the merger, make accruals or accounting entries or create reserves on our books, or make additional provisions to our allowance for loan losses, that First Citizens considers necessary, appropriate, or desirable in anticipation of the merger, and charge-off loans that First Citizens considers to be losses or believes should be charged-off under generally accepted accounting principles, banking regulations, or First Citizens' loan administration policies and procedures.

        Additionally, the merger agreement provides that, between the date of the merger agreement and the time the merger is completed, we may not (with some exceptions), among various other things:

  •
  amend our articles of incorporation or bylaws, make any changes in our capital stock, issue any additional capital stock or other securities, grant options to purchase our capital stock or other securities, or purchase or redeem any of our outstanding shares (except that we may issue shares of our common stock upon the valid exercise of any options outstanding as of the date of the merger agreement);

  •
  make any changes in our accounting methods, practices, or procedures, the nature of our business or the manner in which we do business;

  •
  declare or pay any cash dividend or make any other distributions on our common stock;

  •
  enter into or adopt any employment or compensation agreement or any bonus or other employee benefit plan or arrangement, or, except in accordance with our customary salary administration and review procedures, increase the compensation of, or pay any bonuses or additional compensation to, our officers, directors, employees, or consultants (except that we may pay a cash bonus to our chief executive officer not to exceed $255,000 and make payments in accordance with the terms of our management incentive plan);

  •
  acquire or merge with, or acquire substantially all the assets of, any other company;

  •
  agree to buy or sell any real property or, above stated amounts, any personal property,

  •
  mortgage, pledge or otherwise subject to a lien any of our tangible assets, or, except in the ordinary course of business, incur any indebtedness;

  •
  waive or compromise any rights in our favor of any substantial value, except for money or money's worth, or waive or compromise any rights in our favor with respect to our officers, directors, shareholders, or members of their families; or

  •
  assume or become liable for some types of obligations, or enter into some types of contracts, described in the merger agreement other than in the ordinary course of business.

Conditions to the Merger

        Completion of the merger is subject to various conditions described in the merger agreement, including, among others:

  •
  approval of the merger agreement by our shareholders;

  •
  receipt of all required regulatory approvals, compliance with any conditions or requirements imposed by any regulatory agency as a condition to its approval of the merger, and the satisfaction of all other legal requirements necessary in order to complete the merger;

  •
  receipt of a fairness opinion from The Carson Medlin Company;

  •
  the consulting agreement between People's Community Bank of South Carolina, First Citizens, and Tommy B. Wessinger remaining in full force and effect;

  •
  the employment agreements between People's Community Bank of South Carolina and certain officers remaining in full force and effect; and

  •
  approval by People's and First Citizens' respective legal counsel of the form and substance of all legal matters related to the merger.

        Additionally, under the merger, People's and First Citizens' separate obligations to complete the merger are subject to various other conditions, including:

  •
  performance by the other party of its various covenants, agreements and conditions in the merger agreement;

  •
  absence of any breach of any of the other party's representations or warranties in the merger agreement;

  •
  compliance by the other party with all laws and regulations that apply to the merger and other transactions described in the merger agreement;

  •
  receipt of a written opinion of the other party's legal counsel as to various matters.

Interests of Certain Persons in the Merger that are Different than Yours

        Some members of our management and board of directors have interests in the merger that are in addition to or different from the interests of our shareholders. Our board of directors was aware of these interests and considered them in approving the merger agreement. Except as described below, to our knowledge, our executive officers and directors do not have any material interests in the merger apart from their interests as shareholders.

        Bonus and Consulting Agreement.    We paid Tommy B. Wessinger a cash bonus of $255,000. In addition, People's, First Citizens, and Mr. Wessinger entered into a consulting agreement in which Mr. Wessinger agreed to provide First Citizens with consulting, assistance, and business development efforts for a period of two years following the effective time. Mr. Wessinger also agreed not to compete with First Citizens in certain areas for a period of five years following the effective time. Pursuant to the agreement, Mr. Wessinger will receive a lump sump payment of $145,000 within 10 business days following the effective time, and will receive 24 monthly payments of $20,833.

        Position with Board of Directors.    After the merger, the board of directors of First Citizens will increase the number of members by one and appoint Mr. Wessinger to serve as a director until the next annual meeting of First Citizens' shareholders.

        Employment Agreements.    People's Community Bank and Thomas Lyles entered into an employment agreement in which People's Community Bank agreed to employ Mr. Lyles for a period beginning on October 18, 2004 and terminating on the date that is one year following the effective date of the merger at a base annual salary of $135,000 per year. In addition, Mr. Lyles agreed not to compete with People's Community Bank in certain areas for a period of one year following the effective time. People's Community Bank also agreed to pay Mr. Lyles a cash bonus equal to his annual salary, plus interest, if Mr. Lyles is employed by First Citizens Bank as of the first anniversary of the effective date of the merger.

        People's Community Bank and Jean Covington entered into an employment agreement in which People's Community Bank agreed to employ Ms. Covington for a period beginning on November 24, 2004 and terminating on the close of business on the first anniversary date of the effective time. People's Community Bank also agreed to pay Ms. Covington a cash bonus equal to six months of her salary, plus interest, if Ms. Covington is employed by First Citizens on the date that is the earlier of one year following the effective time, or 30 days following the date that the data processing systems of People's are converted to First Citizens' processing systems.

        Conversion of Stock Options.    Within 30 days prior to the effective time, our board of directors shall accelerate the vesting of all outstanding options and declare that all options not exercised prior to the effective time will terminate. In exchange for signing an option release, holders of options will be entitled to receive for each share that may be acquired pursuant to their options, a cash payment equal to the spread between $30.00 per share and the exercise price per share of stock covered by the option. As of February 10, 2005, there were 210,603 options outstanding, of which 113,516 were held by executive officers and directors.

        Protection of Our Directors and Officers Against Claims.    As a result of the merger, First Citizens will become responsible for our obligations under South Carolina law and our articles of incorporation and bylaws to indemnify our executive officers and directors for liabilities arising out of their status as executive officers and directors before the merger. Immediately prior to the effective time, we will purchase "tail" coverage for the maximum term available, and under and in the same amount of coverage as is provided by our current directors' and officers' and errors and omissions liability insurance policy; provided, however, that the total costs of such tail coverage shall not exceed an aggregate of $75,000 without First Citizens' written approval.

Representations and Warranties Made in the Merger Agreement

        Each party has made certain customary representations and warranties in the merger agreement relating to its business. For information on these representations and warranties, please refer to the merger agreement attached as Appendix A. The representations and warranties must be true in all material respects through the completion of the merger unless the change does not have a material negative impact on the other party's business, financial condition, or results of operations. See "The Merger—Conditions to the Merger."

Termination of the Merger Agreement

        Prior to the effective time, the merger agreement may be terminated by the mutual agreement of People's and First Citizens. The merger agreement also may be terminated by either People's or First Citizens alone, by action of its board of directors, if, among other things:

  •
  any of the conditions to its obligations have not been satisfied in all material respects or effectively waived by it in writing by May 31, 2005;

  •
  the other party has violated or failed to fully perform any of its obligations, covenants, or agreements under the merger agreement in any material respect;

  •
  any of the other party's representations or warranties were false or misleading in any material respect when made, or there occurs any event or development or there exists any condition or circumstance which has caused or, with the lapse of time or otherwise, might cause any of the other party's representations or warranties to become false or misleading in any material respect;

  •
  our shareholders do not approve the merger agreement at the special meeting; or

  •
  the merger does not become effective on or before June 5, 2005, or by a later date agreed upon in writing by People's and First Citizens.

        First Citizens can unilaterally terminate the merger agreement after an opportunity to cure, if, before the merger is completed, First Citizens discovers title or structural defects or environmental problems relating to our properties. In addition, First Citizens can terminate the merger agreement if our board of directors does not recommend approval of the merger in this proxy statement or withdraws, qualifies, or revises its recommendation in any respect materially adverse to First Citizens.

        Additionally, we may terminate the merger agreement solely in order to enter into a letter of intent, agreement in principle, acquisition agreement, or similar agreement related to an acquisition proposal that our board of directors deems superior to our agreement with First Citizens; provided, however, that after giving notice to First Citizens, we must negotiate in good faith with First Citizens for a period of five days to make such adjustments in the terms and conditions as would enable First Citizens to proceed with the transaction.

Termination Fee

        We are required to pay First Citizens a fee of $250,000 if First Citizens terminates the merger agreement as a result of the failure of our board of directors to recommend approval of the merger or the withdrawal, qualification, or revision of our board's approval of the merger. If within 12 months after such termination, we enter into an agreement with respect to an acquisition proposal, we must pay First Citizens an additional termination fee of $750,000.

        We are also required to pay First Citizens a fee of $250,000 if First Citizens terminates the merger agreement based on our failure to fully perform our obligations, covenants, or agreements for reasons within our control, and up to $250,000 in expenses that First Citizens has actually incurred in connection with the merger. If within 12 months after such termination, we enter into an agreement with respect to an acquisition proposal, we must pay First Citizens an additional termination fee of $750,000.

        Additionally, if either party terminates the merger agreement as a result of the failure of our shareholders to approve the merger, and an acquisition proposal from a third party has been publicly announced, disclosed, or communicated or made known to us at any time after the date of the merger agreement and prior to the date of our shareholders' meeting, we are required to pay First Citizens a fee of $1,000,000 if within 12 months after the merger agreement is terminated, we enter into any agreement with respect to an acquisition proposal.

        If we terminate the merger agreement solely in order to enter into a letter of intent, agreement in principle, acquisition agreement, or similar agreement related to an acquisition proposal that our board of directors has deemed superior to our agreement with First Citizens, then we must pay First Citizens a fee of $1,000,000.

        Finally, if we terminate the merger agreement based on First Citizens' failure to fully perform its obligations, covenants, or agreements for reasons within its control, First Citizens is obligated to pay us a fee of $500,000, and up to $250,000 in expenses that we have actually incurred in connection with the merger.

Solicitation of Proposals from Other Parties

        Unless our board of directors, after consultation with and receipt of advice from outside legal counsel, in good faith determines that such actions are required in order for our board of directors to comply with its fiduciary duties, we have agreed not to:

  •
  encourage, solicit, or attempt to initiate discussions, negotiations, or offers with or from any other person relating to a merger or other acquisition of us or our subsidiaries or the purchase or acquisition of any our common stock, any branch office, or all or any significant part of our assets, or provide assistance to any person in connection with such an offer;

  •
  except to the extent required by law, disclose to any person or entity any information not customarily disclosed to the public concerning us, or give any other person access to our properties, facilities, books or records; or

  •
  enter into or become bound by any contract, agreement, commitment, or letter of intent relating to, or otherwise take or agree to take any action in furtherance of, any such transaction.

Amendment, Extension, and Waiver

        Any term or condition of the merger agreement (except as to matters of shareholder and regulatory approvals and other approvals required by law) may be waived in writing, either in whole or in part, if the waiving party determines that the waiver would not adversely affect its interests or the interests of its shareholders. The merger agreement may be amended, modified, or supplemented at any time or from time to time prior to the effective time, and either before or after its approval by our shareholders, by an agreement in writing approved by the board of directors of People's, and the board of directors or an executive committee of First Citizens. However, following approval of the merger agreement by our shareholders, our board of directors may not amend the merger agreement to change the amount of consideration into which our common stock will be converted at the effective time unless that change also is approved by our shareholders.

Background of the Merger

        As part of our continuing efforts to enhance both our community banking franchise and shareholder value, our board of directors has periodically discussed and reviewed our business, strategic direction, performance, and prospects in the context of developments in the financial services industry and the competitive landscape in the markets in which we operate. In this regard, our management has from time to time communicated informally with representatives of other financial institutions regarding industry trends and issues, their respective companies' strategic direction, and the potential benefits and issues arising from potential business combination or other strategic transactions.

        In July 2003, we made an offer to acquire another financial institution which had put itself up for sale, but our offer was not accepted. In August and September of 2003, we received unsolicited merger offers from two separate bank holding companies. As a result of these events, our board directed management to consult with an outside financial advisor regarding our strategic direction and our fair market value.

        On September 30, 2003, our board met with an investment banking firm specializing in valuations of community banks and reviewed a detailed presentation to our board of directors on current market conditions for the acquisition of community banks in the Southeast.

        On October 21, 2003, our board officially rejected the offers received in August and September, on the basis that the proposed consideration was inadequate and the acquisitions were not in the best interests of our shareholders.

        During the proxy solicitation for our 2004 annual meeting of shareholders, our management learned that First Citizens owned in excess of 26,000 shares of our common stock. An informal inquiry was made to an official at First Citizens to determine the basis for the significant ownership stake. We were informed that First Citizens merely considered us a sound investment.

        On May 12, 2004, Tommy B. Wessinger, our chairman and chief executive officer, met with W. Gray Medlin of Carson Medlin to discuss potential strategic opportunities. Mr. Medlin reviewed current market conditions for the acquisition of community banks in the Southeast and presented us with an analysis of the present value of our company. We granted Mr. Medlin permission to begin a confidential inquiry of two potential acquisition candidates. Both of these candidates executed confidentiality agreements, but neither made an acquisition proposal.

        On June 29, 2004, Mr. Wessinger received a call to discuss our long-term strategy from a former associate who is a senior officer with First Citizens. A meeting was scheduled for July 1, 2004 with Jim B. Apple, chairman, president, and chief executive officer of First Citizens, and Frank B. Holding, vice chairman of First Citizens.

        On July 1, 2004, Mr. Wessinger met with Messrs. Apple and Holding, as well as Peter Bristow, chief operating officer of First Citizens, to discuss a potential business combination with First Citizens.

        On July 14, 2004, we received a nonbinding indication of interest from First Citizens that proposed an offer of $26.00 per share.

        On July 20, 2004, our board met to consider the offer from First Citizens. Following a lengthy review and discussion, our board rejected the offer because, among other things, the board believed that the consideration was inadequate. The board authorized Mr. Wessinger to commence negotiations with First Citizens towards a purchase price of around $30.00 per share, or approximately three times our tangible book value.

        On July 21, 2004, Mr. Wessinger communicated to Mr. Apple our board's decision not to pursue a potential transaction for less than $30.00 per share.

        On July 22, 2004, Mr. Wessinger received a phone call from Mr. Apple proposing an increase in the merger consideration to $27.50 per share. Mr. Wessinger reiterated our board's determination that anything less than $30.00 per share was not in the best interests of our shareholders.

        On July 24, 2004, Mr. Wessinger received another phone call from Mr. Apple increasing the proposed merger consideration to $30.00 per share.

        On July, 27, 2004, First Citizens submitted a revised nonbinding indication of interest proposing an increase in the merger consideration to $30.00 per share, subject to completion by First Citizens of due diligence on us.

        On July 30, 2004, First Citizens began conducting due diligence on us. On August 2, 2004, Mr. Apple called Mr. Wessinger to inform him that First Citizens had completed its initial due diligence and was prepared to begin negotiating a merger agreement with us.

        During the first week of August, Mr. Wessinger discussed the proposed acquisition with Mr. Medlin and asked Carson Medlin to serve as our independent financial advisor in connection with the transaction. We received a draft of an engagement letter from Carson Medlin on August 11, 2004.

        On August 9, 2004, First Citizen's legal counsel delivered a draft of a merger agreement to our legal counsel. Our representatives negotiated the terms of the merger agreement and ancillary agreements with representatives of First Citizens over the next several weeks.

        On September 27, 2004, our board met with Carson Medlin and our legal counsel to review the proposed merger agreement with First Citizens. Carson Medlin reviewed the pricing and other terms of the merger agreement as well as other financial analyses. We received an opinion from Carson Medlin that as of September 27, 2004 the merger consideration was fair, from a financial point of view, to our shareholders. The board considered the opinion of the financial advisor carefully as well as the financial advisor's experience, qualifications, and interest in the proposed transaction. In addition, our legal counsel reviewed in detail with the board the definitive merger agreement and related documents, copies of which were delivered to each director before the date of the meeting. Following extensive review and discussion, the board approved the form of merger agreement and authorized and directed management to finalize, execute, and deliver the merger agreement and related documents. The board also authorized management to execute the engagement letter with Carson Medlin. The merger agreement was executed by us and First Citizens on October 18, 2004.

        On October 18, 2004, we issued a joint press release with First Citizens announcing the adoption and execution of the agreement.

Reasons for the Merger; Recommendation of the Board of Directors

        Our board of directors reviewed and discussed the transaction with our management and our financial and legal advisors in determining that the merger is fair to, and in the best interests of, the company and our shareholders. In reaching its conclusion to approve and adopt the merger agreement, our board of directors considered a number of factors, including the following:

  •
  the board's understanding of, and the presentations of our management and financial advisor regarding, our business, operations, management, financial condition, earnings, and prospects;

  •
  the board's knowledge of the current and prospective environment in which we operate, including national and local economic conditions, the competitive environment, the trend toward consolidation in the financial services industry, and the likely effect of these factors on our potential growth, development, productivity, profitability, and strategic options;

  •
  the board's view that the size of the institution and related economies of scale, as well as diversification of product offerings, beyond the level it believed to be reasonably achievable on an independent basis, was becoming increasingly important to continued success in the current financial services environment;

  •
  the review by our board of directors with our legal and financial advisors of the structure of the merger and the financial and other terms of the merger agreement, including the cash merger price of $30.00 per share;

  •
  the current and historical market prices of our common stock, and the current and historical market prices of our common stock relative to those of other industry participants and general market indices, including the fact that the cash merger price of $30.00 per share represents a premium of 33% over the closing price of our common stock on October 17, 2004, the last trading day prior to the public announcement of the merger agreement;

  •
  the fact that the merger consideration consists solely of cash and is not subject to any financing conditions;

  •
  the likelihood that the merger will be completed, including the likelihood that the regulatory and shareholder approvals needed to complete the merger will be obtained;

  •
  management's view that the merger will allow for enhanced products and opportunities for our clients and customers, and management's view that the limited overlap between our companies will minimize the impact of the merger on our employees; and

  •
  the financial information and analyses presented by Carson Medlin to the board of directors, and Carson Medlin's opinion, as of September 27, 2004, based upon and subject to the assumptions, conditions, limitations and other matters set forth in its opinion, that the $30.00 in cash per share to be received by the holders of our common stock pursuant to the merger was fair from a financial point of view to the holders of our common stock.

        Our board also considered potential risks relating to the merger, including the following:

  •
  The fact that the all cash price would not allow our shareholders to participate in any of the synergies created by the merger or in any future growth of the combined entity and will be taxable to our shareholders upon completion of the merger;

  •
  the challenges associated with seeking the regulatory approvals required to complete the merger in a timely manner;

  •
  the risks and costs to us if the merger is not completed, including the diversion of management and employee attention, potential employee attrition, and the potential effect on business and customer relationships;

  •
  the fact that some of our officers and directors have interests in the merger that are in addition to their interests as shareholders;

  •
  the requirement that we conduct our business in the ordinary course and the other restrictions on the conduct of our business prior to completion of the merger, which may delay or prevent us from undertaking business opportunities that may arise pending completion of the merger;

  •
  the fact that a termination fee is payable to First Citizens under specified circumstances.

        The discussion of the information and factors considered by our board is not exhaustive, but includes all material factors considered by the board. In view of the wide variety of factors considered by the board in connection with its evaluation of the merger and the complexity of these matters, the board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. The board evaluated the factors described above, including asking questions of our management and our legal and financial advisors, and reached the unanimous decision that the merger was in the best interests of the company and our shareholders. In considering the factors described above, individual members of our board of directors may have given different weights to different factors. Our board of directors considered these factors as a whole, and overall considered them to be favorable to, and to support, its determination.

Opinion of The Carson Medlin Company

        We retained The Carson Medlin Company to render a written opinion to our board of directors as to the fairness, from a financial point of view, of the consideration to be paid by First Citizens to our shareholders as set forth in the merger agreement. The Carson Medlin Company is an investment banking firm that specializes in providing investment banking services to financial institutions. The Carson Medlin Company has been involved in numerous bank related mergers and acquisitions. No limitations were imposed by us upon The Carson Medlin Company with respect to rendering its opinion.

        The Carson Medlin Company acted as our financial adviser in connection with the proposed merger with First Citizens and participated in certain of the negotiations leading to the merger agreement. At the September 27, 2004 meeting at which our board considered and approved the merger agreement, The Carson Medlin Company delivered to the board its oral opinion that, as of such date, the merger consideration was fair to our shareholders from a financial point of view. The Carson Medlin Company subsequently confirmed its opinion in writing as of [                        ], 2005. In rendering its updated opinion, The Carson Medlin Company confirmed the appropriateness of its reliance on the analyses used to render its earlier opinion by reviewing the assumptions upon which its analyses were based, performing procedures to update certain of its analyses, and reviewing the other factors considered in rendering its opinion. The full text of The Carson Medlin Company's updated opinion is attached as Appendix C to this proxy statement. The opinion outlines the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by The Carson Medlin Company in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. We urge you to read the entire opinion carefully in connection with your consideration of the proposed merger.

        The opinion speaks only as of the date of the opinion. The opinion was directed to our board and is directed only to the fairness of the merger consideration to our shareholders from a financial point of view. It does not address our underlying business decision to engage in the merger or any other aspect of the merger and is not a recommendation to any shareholder as to how such shareholder should vote at the special meeting with respect to the merger or any other matter.

        In connection with rendering its opinion, The Carson Medlin Company reviewed and considered, among other things:

  1.
  the merger agreement and certain of the exhibits and schedules thereto;

  2.
  certain publicly available financial statements and other historical financial information regarding us that it deemed relevant;

  3.
  certain publicly available financial statements and other historical financial information of First Citizens that it deemed relevant;

  4.
  our internal financial projections for the year ending December 31, 2004 furnished by and reviewed with our management;

  5.
  the publicly reported historical price and trading activity for our common stock, including a comparison of certain financial and stock market information for us with similar publicly available information for certain other companies the securities of which are publicly traded which it deemed to be relevant;

  6.
  the views of senior management of us and First Citizens, based on limited discussions with representatives of their respective senior management, regarding First Citizens' financial condition and prospects;

  7.
  a comparison of the proposed financial terms of the merger with the financial terms of certain recent business combinations in the banking industry, to the extent publicly available;

  8.
  current market economic conditions generally and the banking industry in particular; and

  9.
  such other information, financial studies, analyses and investigations, and financial, economic, and market criteria as it considered relevant, including certain financial and operating information with respect to the business, operations and prospects of People's and First Citizens.

        In performing its reviews and analyses and in rendering its opinion, The Carson Medlin Company assumed and relied upon the accuracy and completeness of all the financial information, analyses, and other information that was publicly available or otherwise furnished to, reviewed by, or discussed with it and further relied on the assurances of the management of People's and First Citizens that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. The Carson Medlin Company was not asked to and did not independently verify the accuracy or completeness of any of such information and did not assume any responsibility or liability for the accuracy or completeness of any of such information. The Carson Medlin Company did not make an independent evaluation or appraisal of the assets, the collateral securing assets, or the liabilities (contingent or otherwise) of People's or First Citizens or any of their subsidiaries, or the collectibility of any such assets, nor was it furnished with any such evaluations or appraisals. The Carson Medlin Company did not make an independent evaluation of the adequacy of the allowance for loan losses of People's or First Citizens, nor did it review any individual credit files relating to People's or First Citizens. The Carson Medlin Company has assumed, with our consent, that the respective allowances for loan losses for both People's and First Citizens were adequate to cover such losses.

        The Carson Medlin Company opinion was necessarily based upon market, economic, and other conditions as they existed on, and could be evaluated as of, the date of its opinion. The Carson Medlin Company assumed, in all respects material to its analyses, that all of the representations and warranties contained in the merger agreement and all related agreements were true and correct, that each party to such agreements would perform all of the covenants required to be performed by such party under such agreements, and that the conditions precedent in the merger agreement were not waived. The Carson Medlin Company also assumed, with our consent, that there had been no material change in People's and First Citizens' assets, financial condition, results of operations, business, or prospects since the date of the last financial statements made available to them and that People's and First Citizens would remain as going concerns for all periods relevant to its analyses.

        In rendering its opinion, The Carson Medlin Company performed a variety of financial analyses. The following is a summary of the material analyses performed by The Carson Medlin Company, but is not a complete description of all the analyses underlying its opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. The Carson Medlin Company believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Except as described below, none of the analyses performed by The Carson Medlin Company was assigned a greater significance by The Carson Medlin Company than any other. The relative importance or weight given to these analyses by The Carson Medlin Company is not necessarily reflected by the order of presentation of the analyses herein (and the corresponding results). Also, no company included in the comparative analyses described below is identical to People's and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of People's or the companies to which it is being compared.

        Our earnings projections used and relied upon by The Carson Medlin Company in its analyses were based upon internal financial projections provided by our management. With respect to such financial projections, our management confirmed to The Carson Medlin Company that they reflected currently available estimates and judgments of our future financial performance, and The Carson Medlin Company assumed for purposes of its analyses that such performances would be achieved. The

Carson Medlin Company expressed no opinion as to such financial projections or the assumptions on which they were based. The financial projections were prepared for internal purposes only and not with a view towards public disclosure. These projections, as well as the other estimates used by The Carson Medlin Company in its analyses, were based on numerous variables and assumptions which are inherently uncertain and, accordingly, actual results could vary materially from those set forth in such projections.

        In performing its analyses, The Carson Medlin Company also made numerous assumptions with respect to industry performance, business and economic conditions, and various other matters, many of which cannot be predicted and are beyond the control of People's, First Citizens, and The Carson Medlin Company. The analyses performed by The Carson Medlin Company are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. The Carson Medlin Company prepared its analyses solely for purposes of rendering its opinion and provided such analyses to our board at the September 27, 2004 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, The Carson Medlin Company's analyses do not necessarily reflect the value of our common stock or the prices at which our common stock may be sold at any time.

Valuation Methodologies

        The following is a summary of all material analyses performed by Carson Medlin in connection with its verbal opinion to our board of directors on September 27, 2004. The summary does not purport to be a complete description of the analyses performed by Carson Medlin but summarizes the material analyses performed and presented in connection with such opinion.

        Summary of Merger Terms.    The Carson Medlin Company reviewed the financial terms of the proposed transaction. Under the terms of the merger agreement, People's shareholders will receive cash consideration of $30.00 per share or $35.4 million for the common stock of the company. Holders of options to purchase common stock of the company will receive a per share cash payment of the difference between $30.00 and $8.58, the weighted average exercise price per share, or $21.42 per share on average. The total consideration to be received, including the cash for the stock options, is approximately $39.9 million. Based on the proposed total consideration of $39.9 million, The Carson Medlin Company calculated the following ratios based on the company's accounts as of June 30, 2004, our most recently reported financial results prior to our September 27, 2004 board meeting:

Transaction price / last 12 months' earnings per share	31.0	x
Transaction price / book value	314%
Transaction price / total assets	32.8%
Transaction price / total deposits	37.9%
Purchase price premium / core deposits	33.3%

        Comparable Company Analysis.    The Carson Medlin Company used publicly available information to compare our financial performance with two peer groups selected by The Carson Medlin Company. The first peer group consisted of 67 publicly-traded community commercial banks in Alabama, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee, Virginia and West Virginia, which are listed in the Southeastern Independent Bank Review™, a proprietary research publication prepared by The Carson Medlin Company quarterly since 1991. The second peer group consisted of 16 relatively younger community commercial banks in Alabama, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee, Virginia and West Virginia, which are listed in the De Novo section of the Southeastern Independent Bank Review™. The analysis compared our publicly available financial information with that of the peer groups for the six months ended June 30, 2004. The Carson Medlin Company compared among other factors, our profitability, capitalization, asset quality, net interest margins, operating efficiency and balance sheet structure. The table below sets forth the comparative data for the six months ended June 30, 2004.

		Performance Ratios
		For the Six Months Ended 6/30/04
Mature Community Banks		ROA %	ROE %	Net Interest Margin %	Equity to Assets %	NPA Ratio %	Efficiency Ratio %
Alabama average	3 banks	1.42	13.5	4.80	9.9	1.03	56.3
Florida average	7 banks	0.77	8.8	4.25	8.7	0.30	71.3
Georgia average	10 banks	1.06	12.1	4.13	8.7	0.78	62.4
Mississippi average	4 banks	1.16	11.4	4.07	11.0	1.40	63.4
North Carolina average	16 banks	0.84	8.9	3.93	9.1	1.11	65.5
South Carolina average	7 banks	1.03	11.1	3.92	9.5	0.29	61.8
Tennessee average	5 banks	0.83	9.6	4.16	8.2	0.45	67.0
Virginia, W. Virginia and Maryland average	15 banks	1.15	12.1	4.21	9.3	0.62	60.8
Southeastern average	67 banks	1.00	10.8	4.13	9.2	0.73	63.7
People's Community Capital Corporation		1.17	10.7	4.09	10.5	0.52	57.2

		Performance Ratios
		For the Six Months Ended 6/30/04
De Novo Community Banks		Pre-tax ROA %	Earn. Asset Yield %	Cost of Funds %	Interest Spread %	Loans to Deposits %	Equity to Assets %
Southeastern average	16 banks	0.76	5.1	2.0	3.1	87	8.6
People's Community Capital Corporation		1.81	5.1	1.2	3.8	69	10.5

        Comparable Transaction Analysis.    The Carson Medlin Company reviewed certain bank merger transactions in the Southeastern U.S. that were announced after January 1, 2003 with assets between $75 million and $200 million. In evaluating these transactions, The Carson Medlin Company considered among other factors, the profitability, capital levels and asset quality of the banks involved. The pricing ratios included price to book, price to earnings for the last 12 months, price to assets, price to deposits, and the core deposit premium. The Carson Medlin Company compared the minimum, median,

75th percentile, and maximum pricing ratios of the comparable transactions to the pricing ratios of the merger. A summary of the analysis is included in the following table:

Transaction Values and Pricing Ratios Indicated by Comparable Transactions
	Book Value	Trailing 12 Months Earnings	Total Assets	Total Deposits	Core Deposit Premium	Price Range		Average Price
	($ millions)
The Merger	$39.9 314%	$39.9 31.0	$39.9 32.8%	$39.9 37.9%	$39.9 33.3%	$39.9	$39.9	$39.9
Southeastern Comparable Transactions
SE Minimum	$25.1 197%	$12.6 9.8	$21.3 17.5%	$20.4 19.4%	$22.4 11.8%	$12.6	$25.1	$20.3
SE Median	$34.0	$33.8	$26.2	$26.2	$27.3	$26.2	$34.0	$29.5
	267%	26.3	21.6%	24.9%	17.9%
SE 75th Percentile	$35.2 277%	$40.0 31.1	$30.0 24.7%	$31.7 30.2%	$30.5 21.8%	$30.0	$40.0	$33.5
SE Maximum	$48.5 381%	$50.5 39.3	$40.8 33.6%	$45.2 43.0%	$45.3 39.9%	$40.8	$50.5	$46.1

        The Carson Medlin Company determined that the approximately $39.9 million in total consideration to be paid to People's shareholders and option holders is higher than the median and 75th percentile prices indicated by the comparable transactions.

        Present Value Analysis.    The Carson Medlin Company calculated the present value of People's assuming that People's remains an independent bank. For purposes of this analysis, The Carson Medlin Company utilized certain projections of Peoples' future growth of assets, earnings and dividends and assumed a terminal price to earnings value multiple of 25.0 times. The Carson Medlin Company used management projections and made projections using People's historic growth rates as well as expected industry trends over the period analyzed with an expected average growth rate of approximately 13% per annum. The return on assets (ROA) was assumed to remain constant at 1.25% starting in 2004. The terminal price to earnings multiple was based on The Carson Medlin Company's experience in similar merger transactions over the past several years and those multiples indicated by the other comparable transactions listed above. The future values were then discounted to present value utilizing discount rates of 13% to 15%. These rates were selected because, in The Carson Medlin Company's experience, they represent the rates that investors in securities such as People's common stock would demand in light of the potential appreciation and risks as observed in expected returns for alternative investments. The Carson Medlin Company also noted that these rates are frequently cited in analysis of other merger transactions in the banking industry.

        On the basis of these assumptions, The Carson Medlin Company calculated that the present value of People's as an independent bank ranged from $30.0 to $32.8 million. The total consideration to be paid in the merger is $39.9 million, which is greater than the range indicated by the present value analysis.

        The Carson Medlin Company noted that it included present value analysis because it is a widely used valuation methodology, but also noted that the results of this methodology are highly dependent upon the numerous assumptions that must be made, including assets and earnings growth rates, dividend payout ratios, terminal values and discount rates. This analysis is one of several methods of financial analysis used in determining the fairness of the transaction and, therefore, this analysis cannot be considered without considering all other factors and analyses described above.

        We have agreed to pay The Carson Medlin Company a fee of $135,000 for rendering its opinion, payable one-third upon the mailing of the proxy statement and the remainder upon the closing of the merger. We have also agreed to reimburse The Carson Medlin Company for its reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify The Carson Medlin Company and its affiliates and their respective directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

Material U.S. Federal Income Tax Consequences of the Merger

        The following summary discusses the material U.S. federal income tax consequences of the merger applicable to our shareholders that surrender common stock for cash in the merger. This discussion is based upon the Internal Revenue Code of 1986, Treasury Regulations, judicial authorities, published positions of the Internal Revenue Service, or IRS, and other applicable authorities, all as in effect on the date of this document and all of which are subject to change or differing interpretations (possibly with retroactive effect). This discussion is limited to the U.S. federal taxation of our shareholders who are U.S. residents, citizens, and corporations organized under the laws of the United States, any state thereof or the District of Columbia that hold their shares as capital assets for U.S. federal income tax purposes, such holders being referred to herein as U.S. Holders. This discussion does not address all of the tax consequences that may be relevant to a particular person or the tax consequences that may be relevant to persons subject to special treatment under U.S. federal income tax laws (including, among others, tax-exempt organizations, dealers in securities or foreign currencies, banks, insurance companies, financial institutions, traders in securities that elect to use a mark to market method, shareholders subject to the alternative minimum tax provisions of the Internal Revenue Code, persons that hold their common stock as part of a hedge, straddle, constructive sale, or conversion transaction, persons whose functional currency is not the U.S. dollar, shareholders who hold our stock as qualified small business stock within the meaning of Section 1202 of the Internal Revenue Code, persons that are, or hold their common stock through, partnerships or other pass-through entities, or persons who acquired their common stock through the exercise of an employee stock option or otherwise as compensation). In addition, this discussion does not address any aspects of state or local or non-U.S. taxation or U.S. federal taxation other than income taxation. No ruling has been requested from the IRS regarding the U.S. federal income tax consequences of the merger. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

        Our shareholders are urged to consult their tax advisors as to the U.S. federal income tax consequences of the merger, as well as the effects of state, local, and non-U.S. tax laws and U.S. tax laws other than income tax laws.

  U.S. Tax Consequences of the Merger to U.S. Holders

        As a result of the merger, each U.S. Holder will, for U.S. federal income tax purposes, recognize gain or loss equal to the difference, if any, between (x) the cash received in the merger and (y) such holder's adjusted tax basis in the common stock surrendered in exchange therefor. Any gain or loss recognized will be a capital gain or loss, provided that the U.S. Holder held his or her stock as a capital asset. Any capital gain recognized will be a long-term capital gain if such U.S. Holder held his or her stock for more than 12 months ending on the effective time. Any capital loss recognized should be deductible only to the extent of such U.S. Holder's capital gains recognized in the same taxable year, subject to an exception for individuals under which a limited amount of capital losses may offset ordinary income. Individuals may carry forward a net capital loss indefinitely, but the use of such loss in future years is generally subject to the same limitations as in the year that the loss was recognized.

        A shareholder who exercises dissenters' rights with respect to such shareholder's common stock with respect to the merger and receives payment for such stock in cash will generally recognize capital gain or loss, measured by the difference between the amount of cash received and the shareholder's adjusted tax basis in the common stock. Holders of our common stock demanding the purchase of their stock at fair value should keep in mind that the fair value of their stock determined under Chapter 13 of the South Carolina Business Corporation Act could be more, the same, or less than the merger consideration they are entitled to receive under the merger agreement if they do not demand the payment for their stock at fair value. Holders of our common stock who exercise dissenters' rights with respect to the merger are urged to consult their own tax advisors.

  Tax Treatment of the Entities

        No gain or loss will be recognized by us or First Citizens as a result of the merger.

  Information Reporting and Backup Withholding

        U.S. federal income tax law requires that a holder of our shares provide the exchange agent with such holder's correct taxpayer identification number, which is, in the case of a U.S. Holder who is an individual, a social security number, or, in the alternative, establish a basis for exemption from backup withholding. Exempt holders (including, among others, Non-U.S. Holders and U.S. corporations) are not subject to backup withholding and reporting requirements, but they may still need to furnish a substitute IRS Form W-9 or W-8 or otherwise establish an exemption. If the correct taxpayer identification number or an adequate basis for exemption is not provided, a holder will be subject to backup withholding at the applicable rate (currently 28%) on any reportable payment. Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder will be allowed as a credit against that U.S. Holder's U.S. federal income tax and may entitle the U.S. holder to a refund, if the required information is furnished to the IRS. Our shareholders should consult their tax advisors as to their qualifications for exemption from backup withholding and the procedure for obtaining an exemption.

Accounting Treatment

        The merger must be treated as a "purchase" under generally accepted accounting principles. Under the purchase method of accounting, at the time the merger is completed our consolidated assets and liabilities will be recorded at their respective fair values and added to those of First Citizens. The excess of the purchase price over the net fair value of the assets and liabilities acquired will be recorded as goodwill on First Citizens' books. First Citizens' financial statements after the merger will reflect our consolidated assets and liabilities, but First Citizens' financial statements will not be restated retroactively to reflect any effect from our historical financial position or results of operations.

Required Shareholder Approval

        Under South Carolina law, approval of the merger agreement requires the affirmative vote of the holders of at least two-thirds of our outstanding shares. Approval of the proposal to authorize adjournment will require that the number of votes cast in favor of the proposal exceed the number of votes cast against the proposal. Completion of the merger does not require the approval of First Citizens' shareholders.

Required Regulatory Approvals

        The merger is subject to the prior approval of the FDIC and by the SCBFI. First Citizens' received approval from the FDIC on January 14, 2005 and the SCBFI on January 12, 2005.

Expenses

        Each party to the merger agreement has agreed to pay its own legal, accounting, and financial advisory fees and all its other costs and expenses (including all filing fees, printing and mailing costs, and travel expenses) incurred or to be incurred in connection with the performance of its obligations under the merger agreement or otherwise in connection with the merger. The costs of preparing, printing, and distributing this proxy statement will be borne by People's.

Dissenters' Rights

        Chapter 13 of the South Carolina Business Corporation Act sets forth the rights of our shareholders who object to the merger. The following summarizes the material terms of the statutory procedures to be followed by a shareholder in order to dissent from the merger and perfect dissenters' rights under the South Carolina Business Corporation Act. A copy of Chapter 13 of the South Carolina Business Corporation Act is attached as Appendix B to this proxy statement.

        If you elect to exercise such a right to dissent and demand appraisal, you must satisfy each of the following conditions:

          (a)   you must give us and we must actually receive, before the vote at the special shareholders' meeting on approval or disapproval of the merger is taken, written notice of your intent to demand payment for your shares if the merger is effectuated (this notice must be in addition to and separate from any proxy or vote against the merger; neither voting against, abstaining from voting, nor failing to vote on the merger will constitute a notice within the meaning of the South Carolina Business Corporation Act); and

          (b)   you must not vote in favor of the merger. A failure to vote or a vote against the merger will satisfy this requirement. The return of a signed proxy which does not specify whether you vote in favor or against approval of the merger will not constitute a waiver of your dissenters' rights. If you notify us that you intend to dissent, a vote cast in favor of the merger by the holder of the proxy will not disqualify you from demanding payment for your shares.

        If the requirements of (a) and (b) above are not satisfied and the merger becomes effective, you will not be entitled to payment for your shares under the provisions of Chapter 13 of the South Carolina Business Corporation Act.

        If you are a dissenting shareholder, any notices should be addressed to People's Community Capital Corporation, 125 Park Avenue, S.W., Aiken, South Carolina 29801, Attention Tommy B. Wessinger, Chief Executive Officer. The notice must be executed by the holder of record of the shares of common stock as to which dissenters' rights are to be exercised. A beneficial owner may assert dissenters' rights only if he dissents with respect to all shares of our common stock of which he is the beneficial owner. With respect to shares of our common stock which are owned of record by a voting trust or by a nominee, the beneficial owner of such shares may exercise dissenters' rights if such beneficial holder also submits to us the name and address of the record shareholder of the shares, if known to him. A record owner, such as a broker, who holds shares of our common stock as a nominee for others may exercise dissenters' rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner, provided such record owner dissents with respect to all our common stock beneficially owned by any one person. In such case, the notice submitted by the broker as record owner must set forth the name and address of the shareholder who is objecting to the merger and demanding payment for such person's shares.

        If you properly dissent and the merger is approved, we must mail by registered or certified mail, return receipt requested, a written dissenters' notice to you. This notice must be sent no later than 10 days after the shareholder approval of the merger. The dissenters' notice will state where your payment demand must be sent, and where and when certificates for shares of our common stock must be deposited; supply a form for demanding payment; set a date by which we must receive your payment demand (not fewer than 30 days nor more than 60 days after the dissenters' notice is mailed and which must not be earlier than 20 days after the demand date); and include a copy of Chapter 13 of the South Carolina Business Corporation Act.

        If you receive a dissenters' notice, you must demand payment and deposit your share certificates in accordance with the terms of the dissenters' notice. If you demand payment and deposit your share certificates, you retain all other rights of a shareholder until these rights are canceled or modified by the merger. If you do not demand payment or deposit your share certificates where required, each by the date set in the dissenters' notice, you are not entitled to payment for your shares under Chapter 13 of the South Carolina Business Corporation Act.

        Within 30 days after receipt of your demand for payment, we are required to pay you the amount we estimate to be the fair value of your shares, plus interest accrued from the effective date of the merger to the date of payment. The payment must be accompanied by:

  •
  our most recent available balance sheet, income statement, and statement of cash flows as of the end of or for the fiscal year ending not more than 16 months before the date of payment, and the latest available interim financial statements, if any;

  •
  an explanation of how we estimated the fair value of the shares;

  •
  an explanation of the interest calculation;

  •
  a statement of the dissenters' right to demand payment (as described below); and

  •
  a copy of Chapter 13 of the South Carolina Business Corporation Act.

        If the merger is not consummated within 60 days after the date set for demanding payment and depositing share certificates, we must return your deposited certificates. If after returning your deposited certificates the merger is consummated, we must send you a new dissenters' notice and repeat the payment demand procedure.

        Demand for Payment.    You may, however, notify us in writing of your own estimate of the fair value of your shares and amount of interest due, and demand payment of the excess of your estimate of the fair value of your shares over the amount previously paid by us if:

          (a)   you believe that the amount paid is less than the fair value of our common stock or that the interest is incorrectly calculated;

          (b)   we fail to make payment of our estimate of fair value to you within 30 days after receipt of a demand for payment; or

          (c)   the merger not having been consummated, we do not return your deposited certificates within 60 days after the date set for demanding payment.

        You waive the right to demand payment unless you notify us of your demand in writing within 30 days of the payment of our estimate of fair value (with respect to clause (a) above) or our failure to perform (with respect to clauses (b) and (c) above). If you fail to notify us of your demand within such 30-day period, you shall be deemed to have withdrawn your shareholder's dissent and demand for payment.

        Appraisal Proceeding.    If your demand for payment remains unsettled, we must commence a proceeding within 60 days after receiving the demand for additional payment by filing a complaint with the South Carolina Court of Common Pleas in Aiken County to determine the fair value of the shares and accrued interest. If we do not commence the proceeding within such 60 day period, we shall pay you the amount you demanded.

        The court in such an appraisal proceeding will determine all costs of the proceeding and assess the costs as it finds equitable. The proceeding is to be tried as in other civil actions; however, you will not have the right to a trial by jury. The court may also assess the fees and expenses of counsel and expenses for the respective parties, in the amounts the court finds equitable: (a) against us if the court finds that we did not comply with the statute; or (b) against us or you, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith. If the court finds that the services of counsel for you were of substantial benefit to other dissenting shareholders, and that the fees for those services should not be assessed against us, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenting shareholders who were benefited. If we failed to commence an appraisal proceeding within 60 days, the court shall assess against us the costs of the proceedings and the fees and expenses of your counsel.

        The summary set forth above does not purport to be a complete statement of the provisions of the South Carolina Business Corporation Act relating to the rights of dissenting shareholders and is qualified in its entirety by reference to the applicable sections of the South Carolina Business Corporation Act, which are included as Appendix B to this proxy statement. If you intend to exercise your dissenters' rights, you are urged to carefully review Appendix B and to consult with legal counsel so as to be in strict compliance therewith.

PROPOSAL NO. 2—AUTHORIZATION TO ADJOURN

        At the special meeting of shareholders, you are being asked to consider and vote on a proposal to authorize management to adjourn the special meeting of shareholders to allow time for the further solicitation of proxies if there are insufficient votes present at the special meeting, in person or by proxy, to approve the merger.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO AUTHORIZE MANAGEMENT TO ADJOURN THE SPECIAL MEETING OF SHAREHOLDERS TO ALLOW TIME FOR THE FURTHER SOLICITATION OF PROXIES TO APPROVE THE MERGER AGREEMENT.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

        The following table shows how much of our common stock is owned by the directors, executive officers, and owners of more than 5% of the outstanding common stock, as of February 10, 2005. Unless otherwise indicated, the address of each beneficial owner is c/o People's Community Capital Corporation, 125 Park Avenue, S.W., Aiken, South Carolina 29801.

Name	Number of Shares Owned(1)	Right to Acquire(2)	% of Beneficial Ownership(3)
Raymond D. Brown	24,710	6,076	2.60%
Margaret Holley-Taylor	21,267	6,076	2.31%
Anthony E. Jones	50,552	—	4.29%
Thomas H. Lyles	2,315	23,152	2.12%
Clark D. Moore, M.D.	43,313	6,076	4.17%
Russell D. Phelon	80,707	6,076	7.32%
Donald W. Thompson	21,634	6,076	2.34%
John B. Tomarchio, M.D.	23,397	6,076	2.49%
Tommy B. Wessinger	37,049	46,723	6.83%
Executive officers, directors, and 5% owners as a group (10 persons)	308,096	113,516	32.61%

(1)
Includes shares for which the named person:
•
has sole voting and investment power,
•
has shared voting and investment power with a spouse, or
•
holds in an IRA or other retirement plan program, unless otherwise indicated in these footnotes.

Does not include shares that may be acquired by exercising stock options.

(2)
Includes shares that may be acquired within the next 60 days by exercising stock options which vest by that date but does not include any other stock options.

(3)
Determined by assuming the named person exercises all options which he or she has the right to acquire within 60 days, but that no other persons exercise any options.

SUBMISSION OF SHAREHOLDER PROPOSALS

        We intend to hold a 2005 annual meeting of shareholders only if the merger is not completed. Shareholders desiring to have a proposal included in our proxy statement and form of proxy relating to the 2005 annual meeting were required to deliver a written copy of their proposal to our principal executive offices by November 26, 2004. Any shareholder proposal to be made at an annual meeting, but which is not requested to be included in our proxy materials, must comply with our bylaws. Proposals must be delivered to our principal executive offices not later than 90 days in advance of the annual meeting.

 AGREEMENT AND PLAN

OF

REORGANIZATION AND MERGER

BY AND AMONG

PEOPLE'S COMMUNITY CAPITAL
CORPORATION

PEOPLE'S COMMUNITY BANK
OF SOUTH CAROLINA

AND

FIRST CITIZENS BANK
AND TRUST COMPANY, INC.

 OCTOBER 18, 2004

TABLE OF CONTENTS

ARTICLE I. THE MERGER
1.01.	Nature of Transaction; Plan of Merger	A-6
1.02.	Effect of Merger; Surviving Corporation	A-6
1.03.	Assets and Liabilities of PCCC and PCB	A-7
1.04.	Conversion and Exchange of Stock	A-7
	(a) Conversion of PCCC Stock	A-7
	(b) Cancellation of PCB Stock	A-7
	(c) Exchange and Payment Procedures; Surrender of Certificates	A-7
	(d) Antidilutive Adjustments	A-8
	(e) Dissenters	A-8
	(f) Lost Certificates	A-8
1.05.	Articles of Incorporation, Bylaws and Management	A-8
1.06.	Closing; Effective Time	A-8
ARTICLE II. REPRESENTATIONS AND WARRANTIES OF PCCC AND PCB
2.01.	Organization; Standing; Power	A-9
2.02.	Capital Stock and Securities	A-9
2.03.	Principal Shareholders	A-10
2.04.	Subsidiaries	A-10
2.05.	Convertible Securities, Options, Etc	A-10
2.06.	Authorization and Validity of Agreement	A-10
2.07.	Validity of Transactions; Absence of Required Consents or Waivers	A-10
2.08.	PCCC Books and Records	A-11
2.09.	PCCC Reports	A-11
2.10.	PCCC Financial Statements	A-11
2.11.	PCCC Tax Returns and Other Tax Matters	A-12
2.12.	Absence of Material Adverse Changes or Certain Other Events	A-12
2.13.	Absence of Undisclosed Liabilities	A-13
2.14.	Compliance with Existing Obligations	A-13
2.15.	Litigation and Compliance with Law	A-13
2.16.	Real Properties	A-14
2.17.	Loans, Accounts, Notes and Other Receivables	A-14
2.18.	Securities Portfolio and Investments	A-15
2.19.	Personal Property and Other Assets	A-15
2.20.	Patents and Trademarks	A-15
2.21.	Environmental Matters	A-16
2.22.	Absence of Brokerage or Finders Commissions	A-17
2.23.	Material Contracts	A-17
2.24.	Employment Matters; Employee Relations	A-18
2.25.	Employment Agreements; Employee Benefit Plans	A-18
2.26.	Insurance	A-20
2.27.	Insurance of Deposits	A-21
2.28.	Indemnification Obligations	A-21
2.29.	Obstacles to Regulatory Approval	A-21
2.30.	Disclosure	A-21
ARTICLE III. REPRESENTATIONS AND WARRANTIES OF FCB
3.01.	Organization; Standing; Power	A-21

3.02.	Authorization and Validity of Agreement		A-22
3.03.	Validity of Transactions; Absence of Required Consents or Waivers		A-22
3.04.	Financing		A-22
3.05.	Obstacles to Regulatory Approval		A-22
3.06.	Disclosure		A-22
ARTICLE IV. COVENANTS OF PCCC AND PCB
4.01.	Affirmative Covenants of PCCC and PCB		A-23
	(a)	PCCC Shareholders' Meeting; Proxy Statement; Recommendation	A-23
	(b)	Conduct of Business Prior to Effective Time	A-23
	(c)	Periodic Financial and Other Information	A-24
	(d)	Notice of Certain Changes or Events	A-25
	(e)	Accruals for Loan Loss Reserve, Expenses and Other Accounting Matters	A-25
	(f)	Loan Charge-Offs	A-26
	(g)	Consents to Assignment of Agreements	A-26
	(h)	Access	A-26
	(i)	Pricing of Deposits and Loans	A-27
	(j)	Further Action; Instruments of Transfer	A-27
4.02.	Negative Covenants of PCCC and PCB		A-27
	(a)	Amendments to Articles of Incorporation or Bylaws	A-27
	(b)	Change in Capitalization	A-27
	(c)	Sale or Issuance of Stock or Other Securities	A-27
	(d)	Purchase or Redemption of Shares	A-27
	(e)	Options, Warrants and Rights	A-27
	(f)	Dividends and Distributions	A-27
	(g)	Employment, Benefit or Retirement Agreements or Plans	A-27
	(h)	Increase in Compensation; Bonuses	A-28
	(i)	Accounting Practices	A-28
	(j)	Acquisitions; Additional Branch Offices	A-28
	(k)	Changes in Business Practices	A-28
	(l)	Exclusive Merger Agreement	A-28
	(m)	Acquisition or Disposition of Assets	A-29
	(n)	Debt; Liabilities	A-29
	(o)	Liens; Encumbrances	A-29
	(p)	Waiver of Rights	A-30
	(q)	Other Contracts	A-30
	(r)	Deposit Liabilities	A-30
ARTICLE V. COVENANTS OF FCB
5.01.	Employees; Employee Benefits		A-30
	(a)	Employment of PCB Employees	A-30
	(b)	Employee Benefits	A-30
5.02.	Further Action; Instruments of Transfer		A-31
ARTICLE VI. ADDITIONAL MUTUAL AGREEMENTS
6.01.	Regulatory Approvals		A-31
6.02.	Information for Proxy Statement and Applications for Regulatory Approvals		A-31
6.03.	Announcements; Confidential Information		A-31
6.04.	Real Property Matters		A-33
6.05.	Directors' and Officers' Liability Insurance		A-34
6.06.	Final Tax Return		A-34

6.07.	Expenses		A-34
6.08.	Appointment to FCB Board of Directors		A-35
6.09.	Employment and Consulting Agreements		A-35
	(a)	Consulting Agreement	A-35
	(b)	Employment Agreements	A-35
6.10.	Treatment of Section 401(k) Plan		A-35
6.11.	PCCC Option Terminations and Releases		A-35
6.12.	Credit Files and Documentation		A-36
6.13.	Correction of Credit Documentation and Compliance Deficiencies		A-36
ARTICLE VII. CONDITIONS PRECEDENT TO MERGER
7.01.	Conditions to all Parties' Obligations		A-37
	(a)	Approval by Regulatory Authorities; Disadvantageous Conditions	A-37
	(b)	Adverse Proceedings, Injunction, Etc.	A-37
	(c)	Approval by Boards of Directors and Shareholders	A-37
	(d)	Fairness Opinion	A-37
	(e)	Consulting Agreement	A-38
	(f)	Employment Agreements	A-38
	(g)	No Termination or Abandonment	A-38
	(h)	Articles of Merger; Other Actions	A-38
7.02.	Additional Conditions to PCCC's and PCB's Obligations		A-38
	(a)	Compliance with Laws	A-38
	(b)	FCB's Representations and Warranties and Performance of Agreements; Officer' Certificate	A-38
	(c)	Legal Opinion of FCB's Counsel	A-38
	(d)	Other Documents and Information	A-39
	(e)	Acceptance by PCCC's Counsel	A-39
7.03.	Additional Conditions to FCB's Obligations		A-39
	(a)	Material Adverse Change	A-39
	(b)	Compliance with Laws	A-39
	(c)	PCCC's and PCB's Representations and Warranties and Performance of Agreements; Officers' Certificate	A-39
	(d)	Directors' Resignations	A-39
	(e)	PCCC Option Terminations and Releases	A-39
	(f)	Consents to Assignments	A-39
	(g)	Legal Opinion of PCCC's Counsel	A-39
	(h)	Other Documents and Information	A-40
	(i)	Acceptance by FCB's Counsel	A-40
ARTICLE VIII. TERMINATION; BREACH; REMEDIES
8.01.	Mutual Termination		A-40
8.02.	Unilateral Termination		A-40
	(a)	Termination by FCB	A-40
	(b)	Termination by the PCCC	A-41
	(c)	Survival of Certain Covenants Following Termination	A-43
8.03.	Termination Fees		A-43
8.04.	Breach; Remedies		A-44
	(a)	Breach by PCCC or PCB	A-44
	(b)	Breach by FCB	A-44
	(c)	Willful and Intentional Breach	A-45

ARTICLE IX. INDEMNIFICATION
9.01.	Indemnification Following Termination of Agreement	A-45
	(a) By PCCC or PCB	A-45
	(b) By FCB	A-45
	(c) Procedure for Claiming Indemnification	A-46
9.02.	Indemnification of PCCC's and PCB's Directors and Officers	A-47
ARTICLE X. MISCELLANEOUS PROVISIONS
10.01.	Survival of Representations, Warranties, Indemnification and Other Agreements	A-47
	(a) Representations, Warranties and Other Agreements	A-47
	(b) Indemnification	A-48
10.02.	Waiver	A-48
10.03.	Amendment	A-48
10.04.	Notices	A-48
10.05.	Further Assurance	A-49
10.06.	Headings and Captions	A-49
10.07.	Gender and Number	A-49
10.08.	Entire Agreement	A-49
10.09.	Severability of Provisions	A-49
10.10.	Assignment	A-49
10.11.	Counterparts	A-49
10.12.	Governing Law	A-49
10.13.	Previously Disclosed Information	A-49
10.14.	Best Knowledge	A-49
10.15.	Inspection	A-49
SIGNATURES		A-50
EXHIBIT A—Plan of Merger		A-51

AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

BY AND AMONG
PEOPLE'S COMMUNITY CAPITAL CORPORATION,
PEOPLE'S COMMUNITY BANK OF SOUTH CAROLINA
AND
FIRST CITIZENS BANK AND TRUST COMPANY, INC.

        THIS AGREEMENT AND PLAN OF REORGANIZATION AND MERGER (the "Agreement") is entered into as of the 18th day of October 2004, by and between FIRST CITIZENS BANK AND TRUST COMPANY, INC. ("FCB"), PEOPLE'S COMMUNITY CAPITAL CORPORATION ("PCCC"), and PEOPLE'S COMMUNITY BANK OF SOUTH CAROLINA ("PCB").

        WHEREAS, FCB is a South Carolina bank with its principal office and place of business located in Columbia, South Carolina, and is a wholly-owned bank subsidiary of First Citizens Bancorporation, Inc. ("Bancorp"), a South Carolina business corporation which also has its principal office and place of business in Columbia, South Carolina; and,

        WHEREAS, PCCC is a South Carolina business corporation with its principal office and place of business located in Aiken, South Carolina, and by virtue of its being the owner of all the issued and outstanding shares of common stock of PCB is a bank holding company registered as such with the Board of Governors of the Federal Reserve System; and,

        WHEREAS, PCB is a South Carolina bank with its principal office and place of business located in Aiken, South Carolina, and is the wholly-owned subsidiary of PCCC and the owner of all the issued and outstanding shares of common stock of People's Financial Services, Inc. ("PFS"), a South Carolina business corporation which also has its principal office and place of business in Aiken, South Carolina; and,

        WHEREAS, FCB, PCCC and PCB have agreed that it is in their mutual best interests and in the best interests of their respective shareholders for PCCC and PCB to be merged with and into FCB in the manner and upon the terms and conditions contained in this Agreement and the Plan of Merger attached as an exhibit hereto; and,

        WHEREAS, to effectuate the foregoing, FCB, PCCC and PCB desire to adopt this Agreement and Plan of Reorganization; and,

        WHEREAS, FCB's Board of Directors has approved this Agreement, and Bancorp has approved this Agreement in its capacity as FCB's sole shareholder; and,

        WHEREAS, PCB Board of Directors has approved this Agreement, and PCCC's Board of Directors has approved this Agreement on behalf of PCCC as a party hereto in its own right and in it's capacity as the sole shareholder of PCB, and PCCC's Board of Directors will recommend to PCCC's shareholders that they approve this Agreement and the transactions described herein.

        NOW, THEREFORE, in consideration of the premises, the mutual benefits to be derived from this Agreement, and the representations, warranties, conditions, covenants and promises herein contained, and subject to the terms and conditions hereof, FCB, PCCC and PCB hereby adopt and make this Agreement and mutually agree as provided below.

ARTICLE I
THE MERGER

        1.01.    Nature of Transaction; Plan of Merger.    Subject to the provisions of this Agreement, at the "Effective Time" (as defined in Paragraph 1.06 below), PCCC and PCB each simultaneously will be merged into and with FCB (the "Merger") as provided in the plan of merger (the "Plan of Merger") attached as Exhibit A to this Agreement.

        1.02.    Effect of Merger; Surviving Corporation.    At the Effective Time, and by reason of the Merger, the separate corporate existences of PCCC and PCB shall cease while the corporate existence of FCB as the surviving corporation in the Merger shall continue with all of its purposes, objects, rights, privileges, powers and franchises, all of which shall be unaffected and unimpaired by the Merger. Following the Merger, FCB shall continue to operate as a South Carolina bank and will conduct its business at the then legally established branch and main offices of FCB and PCB. The duration of the corporate existence of FCB, as the surviving corporation, shall be perpetual and unlimited.

        1.03.    Assets and Liabilities of PCCC and PCB.    At the Effective Time, and by reason of the Merger, and in accordance with applicable law, all of the property, assets and rights of every kind and character of PCCC and PCB (including without limitation all real, personal or mixed property, all debts due on whatever account, all other choses in action and every other interest of or belonging to or due to PCCC or PCB, whether tangible or intangible) shall be transferred to and vest in FCB, and FCB shall succeed to all the rights, privileges, immunities, powers, purposes and franchises of a public or private nature of PCCC and PCB (including all trust and other fiduciary properties, powers and rights), all without any conveyance, assignment or further act or deed; and FCB shall become responsible for all of the liabilities, duties and obligations of every kind, nature and description of PCCC and PCB (including duties as trustee or fiduciary) as of the Effective Time. By virtue of the Merger, PCB's interest in and ownership of the outstanding shares of $5.00 par value common stock of PFS ("PFS Stock") shall be transferred to and vest in FCB, and PFS shall become a wholly-owned subsidiary of FCB.

        1.04.    Conversion and Exchange of Stock.

          (a)    Conversion of PCCC Stock.    Except as otherwise provided in this Agreement, at the Effective Time all rights of PCCC's shareholders with respect to all outstanding shares of PCCC's $0.01 par value common stock ("PCCC Stock") shall cease to exist and, as consideration for and to effect the Merger, each such outstanding share (not to exceed an aggregate of the 1,179,237 shares outstanding on the date of this Agreement and up to 210,603 shares for which options to purchase PCCC Stock have been issued under PCCC's 1998 Stock Incentive Plan and could be exercised before the Closing) shall be converted, without any action by PCCC, FCB or any PCCC shareholder, into the right to receive cash in the amount of $30.00, all in the manner and subject to the limitations described in this Agreement.

          At the Effective Time, and without any action by FCB, PCCC or any PCCC shareholder, PCCC's stock transfer books shall be closed and there shall be no further transfers of PCCC Stock on its stock transfer books or the registration of any transfer of a certificate evidencing PCCC Stock (a "PCCC Certificate") by any holder thereof, and the holders of PCCC Certificates shall cease to be, and shall have no further rights as, shareholders of PCCC other than as provided in this Agreement. Following the Effective Time, PCCC Certificates shall evidence only the right of the registered holders thereof to receive the consideration into which their PCCC Stock was converted at the Effective Time as provided in this Paragraph 1.04(a), or, in the case of PCCC Stock held by shareholders who properly shall have exercised "Dissenters Rights" (as defined in Paragraph 1.04(e)), cash as provided in Chapter 13 of the South Carolina Business Corporation Act of 1988.

          (b)    Cancellation of PCB Stock.    At the Effective Time, all outstanding shares of PCB's $5.00 par value common stock ("PCB Stock") shall be cancelled, and no cash or other consideration shall be issued in exchange for or with respect to those shares.

          (c)    Exchange and Payment Procedures; Surrender of Certificates.    As promptly as practicable, but not more than five business days, following the Effective Time, FCB shall send or cause to be sent to each former PCCC shareholder of record immediately prior to the Effective Time written instructions and transmittal materials (a "Transmittal Letter") for use in surrendering PCCC Certificates to FCB or to an exchange agent appointed by FCB. Upon the proper surrender and delivery to FCB or its agent (in accordance with its instructions, and accompanied by a properly completed Transmittal Letter) by a former shareholder of PCCC of his or her PCCC Certificate(s), and in exchange therefor, FCB shall as soon as practicable issue and deliver to the shareholder the consideration into which the shareholder's PCCC Stock has been converted.

          Subject to Paragraph 1.04(f), no cash shall be issued or delivered to any former PCCC shareholder unless and until such shareholder shall have properly surrendered to FCB or its agent the PCCC Certificate(s) formerly representing his or her shares of PCCC Stock, together with a properly completed Transmittal Letter. Further, FCB shall have no obligation to pay interest for any period after the Effective Time on the cash to which any former PCCC shareholders become entitled as a result of the Merger.

          (d)    Antidilutive Adjustments.    If, prior to the Effective Time, PCCC shall declare any dividend payable in shares of PCCC Stock or shall subdivide, split, reclassify or combine the presently outstanding shares of PCCC Stock, then an appropriate and proportionate adjustment shall be made in the amount of cash into which each share of PCCC Stock will be converted at the Effective Time pursuant to this Agreement.

          (e)    Dissenters.    Any shareholder of PCCC who properly exercises the right of dissent and appraisal with respect to the Merger as provided in Chapter 13 of the South Carolina Business Corporation Act of 1988 ("Dissenter's Rights") shall be entitled to receive payment of the fair value of his or her shares of PCCC Stock in the manner and pursuant to the procedures provided therein. Shares of PCCC Stock held by persons who exercise Dissenter's Rights shall not be converted as described in Paragraph 1.04(a). However, if any shareholder of PCCC who exercises Dissenter's Rights shall fail to perfect those rights, or effectively shall waive or lose such rights, then each of his or her shares of PCCC Stock, at FCB's sole option, shall be deemed to have been converted into the right to receive cash as of the Effective Time as provided in Paragraph 1.04(a) hereof.

          (f)    Lost Certificates.    Following the Effective Time, shareholders of PCCC whose PCCC Certificates have been lost, destroyed, stolen or otherwise are missing shall be entitled to receive the consideration into to which their PCCC Stock was converted in accordance with and upon compliance with reasonable conditions imposed by FCB, including without limitation a requirement that those shareholders provide lost instruments indemnities or surety bonds in form, substance and amounts satisfactory to FCB.

        1.05    Articles of Incorporation, Bylaws and Management.    The Articles of Incorporation and Bylaws of FCB in effect at the Effective Time shall be the Articles of Incorporation and Bylaws of FCB as the surviving corporation in the Merger. The directors and officers of FCB in office at the Effective Time shall continue to hold such offices until removed as provided by law or until the election or appointment of their respective successors.

        1.06.    Closing; Effective Time.    The consummation and closing of the Merger and other transactions contemplated by this Agreement (the "Closing") shall take place at the offices of FCB in Columbia, South Carolina, or at such other place as FCB shall designate, on a date mutually agreeable to FCB and PCCC (the "Closing Date") after the expiration of any and all required waiting periods following the effective date of required approvals of the Merger by governmental or regulatory authorities (but in no event more than 15 business days following the satisfaction of all conditions to consummation of the Merger as described in Article VII of this Agreement). At the Closing, FCB,

PCCC and PCB shall take such actions (including without limitation the delivery of certain closing documents and the execution of Articles of Merger under South Carolina law) as are required in this Agreement and as otherwise shall be required by law to consummate the Merger and cause it to become effective.

        Subject to the terms and conditions set forth in this Agreement, the Merger shall become effective on the date and at the time (the "Effective Time") specified in Articles of Merger executed by FCB and filed by it with the South Carolina Secretary of State in accordance with applicable law; provided, however, that the Effective Time shall in no event be more than ten days following the Closing Date.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF PCCC AND PCB

        Except as otherwise specifically described in this Agreement or as "Previously Disclosed to FCB" (as defined in Paragraph 10.13), PCCC and PCB hereby make the following representations and warranties to FCB.

        2.01.    Organization; Standing; Power.    PCCC is duly organized and incorporated, validly existing and in good standing as a business corporation under the laws of the State of South Carolina. PCB is duly organized, validly existing and in good standing as a bank under the laws of the State of South Carolina. PCB is the parent company of People's Financial Services, Inc. ("PFS"), which is duly organized and incorporated, validly existing and in good standing as a business corporation under the laws of the State of South Carolina. PCCC, PCB and PFS each (i) has all requisite power and authority (corporate and other) to own, lease and operate its properties and to carry on its business as it now is being conducted; (ii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned, leased or operated by it therein, or in which the transaction of its business, makes such qualification necessary, except where failure so to qualify would not have a "PCCC Material Adverse Effect" (as defined below); and (iii) is not transacting business or operating any properties owned or leased by it in violation of any provision of federal, state or local law or any rule or regulation promulgated thereunder, except where such violation would not result in a PCCC Material Adverse Effect. For purposes of this Agreement, the term "PCCC Material Adverse Effect" means a material adverse effect on PCCC, PCB and PFS considered as one entity, on PCCC's consolidated financial condition or results of operations, on PCCC's or PCB's business prospects, businesses, investments, loan portfolio or operations, or on the ability of PCCC or PCB to consummate the transactions described herein or to carry on PCB's business as presently conducted, or on FCB's ability to conduct PCB's business following the Merger.

        2.02.    Capital Stock and Securities.    PCCC's authorized capital stock consists of 10,000,000 shares of common stock, $0.01 par value per share, of which 1,179,237 shares are issued and outstanding and constitute PCCC's only outstanding equity or debt securities.

        PCB's authorized capital stock consists of 10,000,000 shares of common stock, par value $5.00, of which 600,000 shares are issued and outstanding ("PCB Stock"). All of the PCB Stock is held, beneficially and of record, by PCCC, and those shares constitute PCB's only outstanding equity or debt securities.

        PFS's authorized capital stock consists of five shares of common stock, par value $5.00, of which one share is issued and outstanding ("PFS Stock"). All of the PFS Stock is held, beneficially and of record, by PCB, and those shares constitute PFS's only outstanding equity or debt securities.

        Each outstanding share of PCCC Stock, PCB Stock and PFS Stock (i) has been duly authorized and is validly issued and outstanding, and is fully paid and nonassessable, and (ii) has not been issued in violation of the preemptive rights of any shareholder. The PCCC Stock is registered with the Securities Exchange Commission (the "SEC") under the Securities Exchange Act of 1934, as amended

(the "1934 Act"), and PCCC is subject to the registration and reporting requirements of the 1934 Act. The PCB Stock and PFS Stock is not registered under, and PCB and PFS are not subject to the registration and reporting requirements of, the 1934 Act.

        2.03.    Principal Shareholders.    Except as "Previously Disclosed to FCB" (as defined in Section 10.13 of this Agreement), to the "Best Knowledge of PCCC" (as defined in Section 10.14 of this Agreement), no person or entity beneficially owns, directly or indirectly, more than 5% of the outstanding shares of PCCC Stock.

        2.04.    Subsidiaries.    With the exception of PCB, PCCC has no subsidiaries, direct or indirect; and, except for equity securities included in its investment portfolio and Previously Disclosed to FCB, PCCC does not own any stock or other equity interest in any other corporation, service corporation, joint venture, partnership or other entity.

        With the exception of PFS, PCB has no subsidiaries, direct or indirect, and, except for equity securities included in its investment portfolio and Previously Disclosed to FCB, PCB does not own any stock or other equity interest in any other corporation, service corporation, joint venture, partnership or other entity.

        PFS has no subsidiaries, direct or indirect; and PFS does not own any stock or other equity interest in any other corporation, service corporation, joint venture, partnership or other entity.

        2.05.    Convertible Securities, Options, Etc.    Except as Previously Disclosed to FCB, neither PCCC, PCB nor PFS has any outstanding (i) securities or other obligations (including debentures or other debt instruments) which are convertible into shares of PCCC Stock, PCB Stock or PFS Stock, or any other securities of PCCC, PCB or PFS, (ii) options, warrants, rights, calls or other commitments of any nature which entitle any person to receive or acquire any shares of PCCC Stock, PCB Stock or PFS Stock or any other securities of PCCC, PCB or PFS, or (iii) plan, agreement or other arrangement pursuant to which shares of PCCC Stock, PCB Stock or PFS Stock or any other securities of PCCC, PCB or PFS, or options, warrants, rights, calls or other commitments of any nature pertaining to any securities of PCCC, PCB or PFS, have been or may be issued.

        2.06.    Authorization and Validity of Agreement.    This Agreement has been duly and validly approved by PCCC's and PCB's respective Boards of Directors. Subject only to approval of this Agreement by the shareholders of PCCC in the manner required by law and required approvals of federal, state or local governmental, regulatory, or judicial authorities having jurisdiction over PCCC, PCB, PFS or FCB, or any of their business operations, properties or assets, or the transactions described herein (collectively, the "Regulatory Authorities") (as contemplated by Paragraph 6.01), (i) PCCC and PCB each has the corporate power and authority to execute and deliver this Agreement and to perform its obligations and agreements and carry out the transactions described in this Agreement, (ii) all corporate proceedings and approvals required to authorize PCCC and PCB to enter into this Agreement and to perform its obligations and agreements and carry out the transactions described herein have been duly and properly completed or obtained, and (iii) this Agreement constitutes the valid and binding agreement of each of PCCC and PCB enforceable in accordance with its terms (except to the extent enforceability may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect which affect creditors' rights generally, (B) legal and equitable limitations on the availability of injunctive relief, specific performance and other equitable remedies, and (C) general principles of equity and applicable laws or court decisions limiting the enforceability of indemnification provisions).

        2.07.    Validity of Transactions; Absence of Required Consents or Waivers.    Subject to approval of this Agreement by the shareholders of PCCC in the manner required by law and receipt of required approvals of Regulatory Authorities, neither the execution and delivery of this Agreement, nor the consummation of the transactions described herein, nor compliance by PCCC or PCB with any of its obligations or agreements contained herein, nor any action or inaction by PCCC or PCB required herein, will: (i) conflict with or result in a breach of the terms and conditions of, or constitute a default or violation under any provision of, the Articles of Incorporation or Bylaws of PCCC or PCB or any material contract, agreement, lease, mortgage, note, bond, indenture, license, obligation or understanding (oral or written) to which either of them is bound or by which either of them or its business, capital stock or any of its properties or assets may be affected; (ii) result in the creation or imposition of any material lien, claim, interest, charge, restriction or encumbrance upon any of the properties or assets of PCCC or PCB; (iii) violate any applicable federal or state statute, law, rule or regulation, or any judgment, order, writ, injunction or decree of any court, administrative or regulatory agency or governmental body, which violation reasonably could be expected to have a PCCC Material Adverse Effect; or (iv) result in the acceleration of any material obligation or indebtedness of PCCC or PCB.

        No further consents, approvals or waivers are required to be obtained from any person or entity in connection with PCCC's or PCB's execution and delivery of this Agreement, or the performance of their obligations or agreements or the consummation of the transactions described herein, except for required approvals of PCCC's shareholders and of Regulatory Authorities.

        2.08.    PCCC Books and Records.    PCCC's, PCB's and PFS's respective books of account and business records have been maintained in all material respects in compliance with all applicable legal, regulatory and accounting requirements, and such books and records are complete and reflect accurately in all material respects their respective items of income and expense and all of their respective assets, liabilities and stockholders' equity. The minute books of PCCC, PCB and PFS are complete and accurately reflect in all material respects all corporate actions which their respective shareholders and boards of directors, and all committees thereof, have taken during the time periods covered by such minute books, and all such minute books have been or will be made available to FCB and its representatives.

        2.09.    PCCC Reports.    To the Best Knowledge of PCCC, since December 31, 1998, PCCC, PCB and PFS each has filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it or they were required to file with (i) the South Carolina Board of Financial Institutions (the "South Carolina Board"), (ii)the Federal Deposit Insurance Corporation (the "FDIC"), (iii) the Federal Reserve Board and the Federal Reserve Bank of Richmond (collectively, the "FRB"), (iv) the SEC, or (v) any other Regulatory Authorities. Each such report, registration and statement filed by PCCC, PCB or PFS with the South Carolina Board, the FDIC, the FRB, the SEC, or any other Regulatory Authorities are collectively referred to in this Agreement as the "PCCC Reports." To the Best Knowledge of PCCC, each PCCC Report complied in all material respects with all the statutes, rules and regulations enforced or promulgated by the Regulatory Authorities with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Neither PCCC, PCB nor PFS has been notified that any such PCCC Report was deficient in any material respect as to form or content.

        2.10.    PCCC Financial Statements.    PCCC and PCB have Previously Disclosed to FCB a copy of PCCC's audited consolidated statements of financial condition as of December 31, 2003 and 2002, and its audited consolidated statements of income, shareholders' equity and cash flows for the three years ended December 31, 2003, 2002 and 2001, together with notes thereto (collectively, the "PCCC Audited Financial Statements"), and its unaudited consolidated statements of financial condition as of June 20, 2004, and unaudited consolidated statements of income and cash flows for the three-months ended June 30, 2004 and 2003, together with notes thereto (collectively, the "PCCC Interim Financial Statements"). Following the date of this Agreement, PCCC and PCB promptly will deliver to FCB all other annual or interim financial statements prepared by or for PCCC. The PCCC Audited Financial

Statements and the PCCC Interim Financial Statements (i) were prepared in accordance with accounting principles generally accepted in the United States ("GAAP") applied on a consistent basis throughout the periods indicated, (ii) are in accordance with PCCC's and PCB's books and records, and (iii) present fairly PCCC's consolidated financial condition, assets and liabilities, results of operations, changes in shareholders' equity and changes in cash flows as of the dates indicated and for the periods specified therein; provided, however, that, to the extent permitted by GAAP and other applicable regulations, the PCCC Interim Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes. The PCCC Audited Financial Statements have been audited by Elliott Davis, LLC, which serves as PCCC's independent registered public accounting firm.

        2.11.    PCCC Tax Returns and Other Tax Matters.    (i) PCCC, PCB and PFS each has timely filed or caused to be filed all federal, state and local income tax returns and reports which are required by law to have been filed, and, to the Best Knowledge of PCCC, all such returns and reports were true, correct and complete and contained all material information required to be contained therein; (ii) all federal, state and local income, profits, franchise, sales, use, occupation, property, excise, withholding, employment and other taxes (including interest and penalties), charges and assessments which have become due from or been assessed or levied against PCCC, PCB, PFS or their respective properties have been fully paid or, if not yet due, a reserve or accrual, which is adequate in all material respects for the payment of all such taxes to be paid and the obligation for such unpaid taxes, is reflected on the PCCC Interim Financial Statements; (iii) the income, profits, franchise, sales, use, occupation, property, excise, withholding, employment and other tax returns and reports of PCCC, PCB and PFS have not been subjected to audit by the Internal Revenue Service (the "IRS") or the South Carolina Department of Revenue (the "SCDOR") in the last seven years and neither PCCC, PCB nor PFS has received any indication of the pendency of any audit or examination in connection with any such tax return or report and, to the Best Knowledge of PCCC, no such return or report is subject to adjustment; (iv) neither PCCC, PCB nor PFS is currently involved in any tax or other dispute with the IRS, the SCDOR or any other taxing authority, and (v) neither PCCC, PCB nor PFS has waived or extended the statute of limitations (or been asked to execute a waiver or extend a statute of limitations) with respect to any tax year, the audit of any such tax return or report, or the assessment or collection of any tax.

        2.12.    Absence of Material Adverse Changes or Certain Other Events.

          (a)   Since December 31, 2003, PCCC, PCB and PFS each has conducted its business only in the ordinary course; and, there has occurred no "PCCC Material Adverse Change," and there have occurred no events or developments, and there currently exist no conditions or circumstances, which, individually or in the aggregate, and with the lapse of time or otherwise, reasonably could be expected to cause, create or result in a PCCC Material Adverse Change." For purposes of this Agreement, the term "PCCC Material Adverse Change" means a material adverse change in or affecting PCCC, PCB and PFS considered as one entity, in PCCC's consolidated financial condition or results of operations, in PCCC's or PCB's business prospects, businesses, investments, loan portfolio or operations, or in the ability of PCCC or PCB to consummate the transactions described herein or to carry on PCB's business as presently conducted, or in FCB's ability to conduct PCB's business following the Merger.

          (b)   Since December 31, 2003, and except as described in Paragraph 2.13 below, neither PCCC, PCB nor PFS has incurred any material liability, engaged in any material transaction, entered into any material agreement, increased the salaries, compensation or general benefits payable or provided to its employees (with the exception of routine increases in the salaries of certain employees effected by PCCC and PCB at such times and in such amounts as is consistent with their past practices and their salary administration and review policies and procedures in effect prior to December 31, 2003), suffered any material loss, destruction or damage to any of their properties or assets, or made a material acquisition or disposition of any assets or entered into any material contract or lease.

        2.13.    Absence of Undisclosed Liabilities.    Neither PCCC, PCB nor PFS has any material liabilities or obligations, whether known or unknown, matured or unmatured, accrued, absolute, contingent or otherwise, whether due or to become due (including without limitation tax liabilities or unfunded liabilities under employee benefit plans or arrangements), other than (i) those reflected in the PCCC Audited Financial Statements, (ii) increases in deposit accounts in the ordinary course of PCB's business since December 31, 2003, or (iii) unfunded commitments to make, issue or extend loans, lines of credit, letters of credit or other extensions of credit (together, "Loans") in amounts which, either individually or in the aggregate, do not exceed the lesser of amounts which are consistent with PCB's lending practices prior to the date of this Agreement or the maximum amounts permitted by applicable banking regulations.

        2.14.    Compliance with Existing Obligations.    PCCC, PCB and PFS each has performed in all material respects all obligations required to be performed by it under, and it is not in default in any material respect under, or in violation in any material respect of, the terms and conditions of, its Articles of Incorporation, Bylaws and/or any material contract, agreement, lease, mortgage, note, bond, indenture, license, obligation, understanding or other undertaking (whether oral or written) to which it is bound or by which its business, operations, capital stock, properties or assets may be affected.

        2.15.    Litigation and Compliance with Law.

          (a)   There are no actions, suits, arbitrations, controversies or other proceedings or investigations (or, to the Best Knowledge of PCCC, any facts or circumstances which reasonably could be expected to result in such), including without limitation any such action by any Regulatory Authority, which currently exist or are ongoing, pending or, to the Best Knowledge of PCCC, are threatened, contemplated or probable of assertion, against, relating to or otherwise affecting PCCC, PCB or PFS or any of their respective properties, assets or employees.

          (b)   PCCC, PCB and PFS each has all licenses, permits, orders, authorizations or approvals ("Permits") of all federal, state, local or foreign governmental or regulatory agencies that are material to or necessary for the conduct of its business or to own, lease and operate its properties, and all such Permits are in full force and effect, except where the failure to obtain or maintain a Permit would not have a PCCC Material Adverse Effect; no violations have occurred with respect to any such Permits; and no proceeding is pending or, to the Best Knowledge of PCCC, threatened or probable of assertion, to suspend, cancel, revoke or limit any Permit.

          (c)   Neither PCCC, PCB nor PFS is subject to any supervisory agreement, enforcement order, writ, injunction, capital directive, supervisory directive, memorandum of understanding or other similar agreement, order, directive, memorandum or consent of, with or issued by any Regulatory Authority (including without limitation the South Carolina Board, the FDIC, or the FRB) relating to its financial condition, directors or officers, employees, operations, capital, regulatory compliance or any other matter; there are no judgments, orders, stipulations, injunctions, decrees or awards against either PCCC, PCB or PFS which limit, restrict, regulate, enjoin or prohibit in any material respect any of its or their present or past business or practice; and neither PCCC, PCB nor PFS has been advised, nor has any reason to believe, that any Regulatory Authority or any court is contemplating, threatening or requesting the issuance of any such agreement, order, writ, injunction, directive, memorandum, judgment, stipulation, decree or award.

          (d)   To the Best Knowledge of PCCC, neither PCCC, PCB nor PFS is in violation or default in any material respect under, and each of them has complied in all material respects with, all laws, statutes, ordinances, rules, regulations, orders, writs, injunctions or decrees of any Regulatory Authority (including without limitation all provisions of South Carolina law relating to usury, the

  Consumer Credit Protection Act, and all other federal and state laws and regulations applicable to extensions of credit by PCB). No person or authority has asserted a claim, and, to the Best Knowledge of PCCC, there is no basis for any claim by any person or authority, for compensation, reimbursement, damages or other penalties or relief for any violations described in this subparagraph (d).

        2.16.    Real Properties.    PCCC has Previously Disclosed to FCB a listing of all real property owned or leased by PCCC, PCB or PFS, including PCB's banking facilities and all other real estate or foreclosed properties, including improvements thereon (collectively, the "Real Property"). With respect to each parcel of Real Property owned by PCCC, PCB or PFS, it has good and marketable fee simple title to that Real Property and owns the same free and clear of all mortgages, liens, leases, encumbrances, title defects and exceptions to title other than (i) the lien of current taxes not yet due and payable, and (ii) such imperfections of title and restrictions, covenants and easements (including utility easements) which do not materially and adversely affect the economic value or marketability of that Real Property or materially detract from, interfere with or restrict the present or future use of that Real Property for the purposes for which it currently is used.

        The Real Property complies in all material respects with all applicable federal, state and local laws, regulations, ordinances or orders of any governmental or regulatory authority, including those relating to zoning, building and use permits. The parcels of Real Property upon which PCB's banking or other offices are situated, or which are used by PCB in conjunction with its banking or other offices or for other purposes, may, under applicable zoning ordinances, be used for the purposes for which they currently are used as a matter of right rather than as a conditional or nonconforming use.

        With respect to each parcel of Real Property that currently is used by PCB as a banking office, all improvements and fixtures included in or on that Real Property are in good condition and repair, ordinary wear and tear excepted. There does not exist any condition which materially and adversely affects the economic value or marketability of that Real Property or materially detracts from, interferes with or restricts PCB's present use (or FCB's use after the Merger) of that Real Property or those improvements and fixtures for the purposes for which they currently are used.

        PCB occupies its offices located at 6650 Rivers Avenue in Charleston, South Carolina, pursuant to an oral month-to-month sublease arrangement. Neither PCCC, PCB nor PFS is a party to any lease agreement pertaining to real property, whether as lessee or lessor.

        2.17.    Loans, Accounts, Notes and Other Receivables.

          (a)   All Loans, accounts, notes and other receivables reflected as assets on PCCC's and PCB's books and records (i) have resulted from bona fide business transactions in the ordinary course of their respective operations, (ii) in all material respects were made in accordance with their respective standard practices and procedures, and (iii) are owned by them, respectively, free and clear of all liens, encumbrances, assignments, participation or repurchase agreements or other exceptions to title or to the ownership or collection rights of any other person or entity.

          (b)   All records of PCCC and PCB regarding all outstanding Loans, accounts, notes and other receivables, and all other real estate owned, are accurate in all material respects, and, to the Best Knowledge of PCCC, each Loan which PCCC's or PCB's Loan documentation indicates is secured by any real or personal property or property rights ("Loan Collateral") is secured by valid, perfected and enforceable liens on all such Loan Collateral having the priority described in PCCC's and PCB's records of such Loan.

          (c)   To the Best Knowledge of PCCC, each Loan reflected as an asset on PCCC's or PCB's books, and each guaranty therefor, is the legal, valid and binding obligation of the obligor or guarantor thereon, and no defense, offset or counterclaim has been asserted with respect to any such Loan or guaranty.

          (d)   PCCC has Previously Disclosed to FCB a written listing of (i) each Loan or other asset of PCCC or PCB which, as of September 30, 2004, was classified by the South Carolina Board, the FDIC, the FRB, or by PCCC or PCB themselves, as "Loss," "Doubtful," "Substandard" or "Special Mention" (or otherwise by words of similar import), or which PCCC or PCB otherwise has designated as a special asset, a "potential problem Loan," or for special handling, or placed on any "watch list" because of concerns regarding the ultimate collectibility or deteriorating condition of such asset or any obligor or Loan Collateral therefor, (ii) each Loan of PCCC or PCB which, as of September 30, 2004, was past due more than 30 days as to the payment of principal and/or interest, and (iii) each Loan as to which any obligor thereon (including the borrower or any guarantor) was in default (other than as a result of nonpayment of principal or interest), was the subject of a proceeding in bankruptcy, or has indicated any inability or intention not to repay such Loan in accordance with its terms.

          (e)   To the Best Knowledge of PCCC, each of the Loans of PCCC or PCB (with the exception of those Loans Previously Disclosed to FCB pursuant to Paragraph 2.17(d) above) is collectible in the ordinary course of PCCC's and PCB's business in an amount which is not less than the amount at which it is carried on PCB's books and records.

          (f)    PCCC's and PCB's reserve for possible Loan losses (the "Loan Loss Reserve") has been established in conformity with GAAP, sound banking practices and all applicable requirements, rules and policies of the South Carolina Board and the FDIC and, in the best judgment of management and the Boards of Directors of PCCC and PCB, is reasonable in view of the size and character of PCCC's and PCB's Loan portfolio, current economic conditions and other relevant factors, and is adequate to provide for losses relating to or the risk of loss inherent in PCCC's and PCB's Loan portfolio.

        2.18.    Securities Portfolio and Investments.    PCCC has Previously Disclosed to FCB a listing of all securities owned, of record or beneficially, by PCCC or PCB as of September 30, 2004. All securities owned, of record or beneficially, by PCCC or PCB are held free and clear of all mortgages, liens, pledges, encumbrances or any other restriction or rights of any other person or entity, whether contractual or statutory (with the exception of customary pledges or sales of securities by PCB in the ordinary course of its business to in connection with "repurchase agreements" entered into by it with its customers or to secure public funds deposits), which would materially impair the ability of PCCC or PCB to dispose freely of any such security and/or otherwise to realize the benefits of ownership thereof at any time. There are no voting trusts or other agreements or undertakings to which either PCCC or PCB is a party with respect to the voting of any such securities. With respect to all "repurchase agreements" under which PCCC or PCB has "purchased" securities under agreement to resell, PCCC or PCB has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt owed to it which is secured by such collateral.

        Since December 31, 2003, there has been no material deterioration or adverse change in the quality, or any material decrease in the value, of PCCC's or PCB's securities portfolio as a whole.

        2.19.    Personal Property and Other Assets.    All banking equipment, data processing equipment, vehicles, and other personal property used by PCCC, PCB or PFS and material to the operation of its business are owned by them free and clear of all liens, encumbrances, leases, title defects or exceptions to title. To the Best Knowledge of PCCC, all of PCCC's, PCB's and PFS's personal property material to its business is in good operating condition and repair, ordinary wear and tear excepted.

        2.20.    Patents and Trademarks.    To the Best Knowledge of PCCC, PCCC, PCB and PFS each owns, possesses or has the right to use any and all patents, licenses, trademarks, trade names, copyrights, trade secrets and proprietary and other confidential information necessary to conduct its business as now conducted; and neither PCCC, PCB nor PFS has violated, and neither of them currently is in conflict with, any patent, license, trademark, trade name, copyright or proprietary right of any other person or entity.

        2.21.    Environmental Matters.

          (a)   As used in this Agreement, "Environmental Laws" shall mean:

              (i)  all federal, state and local statutes, regulations and ordinances,

             (ii)  all common law, and

            (iii)  all orders decrees, and similar provisions having the force or effect of law and to which PCCC, PCB or PFS is subject,

  which, in the case of any of the above, concern or relate to pollution or protection of the environment, standards of conduct and bases of obligations or liability relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, discharge, release, threatened release, control, or clean-up of any "Hazardous Substances" (as defined below), or public or worker health and safety, or to wetlands protection, drainage or stormwater management, noise, odor or indoor air pollution.

          "Hazardous Substance" shall mean any materials, substances, wastes, chemical substances, or mixtures presently listed, defined, designated, or classified as hazardous, toxic, or dangerous, or otherwise regulated, under any Environmental Laws, whether by type or quantity, including without limitation pesticides, pollutants, contaminants, toxic chemicals, oil, or other petroleum products or byproducts, asbestos or materials containing (or presumed to contain) asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, lead, radon, methyl tertiary butyl ether, or radioactive material.

          (b)   PCCC has Previously Disclosed to FCB, and provided FCB with copies of, all written reports, correspondence, notices or other information or materials in PCCC's, PCB's or PFS's possession pertaining to environmental surveys or assessments of the Real Property and any improvements thereon, the presence of any Hazardous Substance on any of the Real Property, or any violation or alleged violation of Environmental Laws on, affecting or otherwise involving the Real Property or involving PCCC, PCB or PFS.

          (c)   To the Best Knowledge of PCCC, there has been no presence, use, production, generation, handling, transportation, treatment, storage, disposal, emission, discharge, release, or threatened release of any Hazardous Substances by any person on, from or relating to the Real Property which constitutes a violation of any Environmental Laws, or any removal, clean-up or remediation of any Hazardous Substances from, on or relating to the Real Property.

          (d)   Neither PCCC, PCB nor PFS has violated any Environmental Laws relating to any of the Real Property and, to the Best Knowledge of PCCC, there has been no violation of any Environmental Laws relating to any of the Real Property by any other person or entity for whose liability or obligation with respect to any particular matter or violation for which PCCC, PCB or PFS is or may be responsible or liable.

          (e)   Neither PCCC, PCB nor PFS is subject to any claims, demands, causes of action, suits, proceedings, losses, damages, penalties, liabilities, obligations, costs or expenses of any kind and nature which arise out of, under or in connection with, or which result from or are based upon the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, emission, discharge, release, threatened release, control, removal, clean-up or remediation of any Hazardous Substances on, from or relating to the Real Property or by any person or entity.

          (f)    To the Best Knowledge of PCCC, no facts, events or conditions relating to the Real Property, or the operations of PCCC, PCB or PFS at any of their office locations, will prevent, hinder or limit continued compliance with Environmental Laws or give rise to any investigatory, emergency removal, remedial or corrective actions, obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental Laws.

          (g)   To the Best Knowledge of PCCC, (i) there has been no violation of any Environmental Laws with respect to any Loan Collateral by any person or entity for whose liability or obligation with respect to any particular matter or violation for which PCCC or PCB is or may be responsible or liable, (ii) neither PCCC nor PCB is subject to any claims, demands, causes of action, suits, proceedings, losses, damages, penalties, liabilities, obligations, costs or expenses of any kind and nature which arise out of, under or in connection with, or which result from or are based upon, the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, emission, discharge, release, threatened release, control, removal, clean-up or remediation of any Hazardous Substances on, from or relating to any Loan Collateral, by any person or entity, (iii) there are no facts, events or conditions relating to any Loan Collateral that will give rise to any investigatory, emergency removal, remedial or corrective actions, obligations or liabilities pursuant to Environmental Laws; and (iv) there is no Hazardous Substance on, from, under, at or relating to any Loan Collateral in an amount, volume, or concentration sufficient to invoke or require regulation under any Environmental Laws.

        2.22.    Absence of Brokerage or Finders Commissions.    Except for PCCC's proposed engagement of The Carson Medlin Company to provide PCCC's Board of Directors an opinion as to the fairness, from a financial point of view, of the terms of the Merger to PCCC's shareholders, which engagement shall be on such terms (including fees to be paid to that firm by PCCC) as have been Previously Disclosed to FCB, (i) all negotiations relative to this Agreement and the transactions described herein have been carried on by PCCC directly (or through its legal counsel) with FCB, and no person or firm has been retained by or has acted on behalf of, pursuant to any agreement, arrangement or understanding with, or under the authority of PCCC or PCB or either of their respective Boards of Directors, as a broker, finder or agent or has performed similar functions or otherwise is or may be entitled to receive or claim a brokerage fee or other commission in connection with or as a result of the transactions described herein; and (ii) neither PCCC nor PCB has agreed, and neither has any obligation, to pay any brokerage fee or other commission, fee or other compensation to any person or entity in connection with or as a result of the transactions described herein.

        2.23.    Material Contracts.    Other than a benefit plan or employment agreement Previously Disclosed to FCB pursuant to Paragraph 2.25, neither PCCC, PCB nor PFS is a party to or bound by any agreement (i) involving money or other property in an amount or with a value in excess of $50,000, (ii) which is not to be performed in full prior to December 31, 2004, (iii) which calls for the provision of goods or services to PCCC, PCB or PFS and cannot be terminated without material penalty upon written notice to the other party thereto, (iv) which otherwise is material to PCCC, PCB and PFS considered as one enterprise and was not entered into in the ordinary course of business, (v) which involves hedging, options or any similar trading activity, or interest rate exchanges or swaps, (vi) which commits PCB to make, issue or extend any Loan other than commitments in the ordinary course of PCB's business for Loans which do not exceed that amount typically dealt with in the normal course of its business, (vii) which involves the sale of any assets of PCCC, PCB or PFS which are used in and material to the operation of its business, (viii) which involves any purchase or sale of real property, or which involves the purchase or sale of any other assets in the amount of more than $25,000 in the case of any single transaction or $75,000 in the case of all such transactions, (ix) which involves the purchase, sale, issuance, redemption or transfer of any capital stock or other securities of PCCC, PCB or PFS, or (x) with any director, officer or principal shareholder of PCCC, PCB or PFS (including without limitation any consulting agreement, but not including any agreements relating to Loans or other banking services which were made in the ordinary course of PCCC's, PCB's or PFS's business and on substantially the same terms and conditions as were prevailing at that time for similar agreements with unrelated persons).

        Neither PCCC, PCB nor PFS is in default in any material respect, and there has not occurred any event which with the lapse of time or giving of notice or both would constitute such a default, under any contract, lease, insurance policy, commitment or arrangement to which it is a party or by which it or its property is or may be bound or affected or under which it or its property receives benefits, where the consequences of such default would have a PCCC Material Adverse Effect.

        2.24.    Employment Matters; Employee Relations.    PCCC has Previously Disclosed to FCB a listing of the names, years of credited service and current base salary or wage rates of all of PCCC's, PCB's and PFS's employees as of September 30, 2004. PCCC, PCB and PFS each (i) has in all material respects paid in full to or accrued on behalf of all its respective directors, officers and employees all wages, salaries, commissions, bonuses, fees and other direct compensation for all labor or services performed by them, and all vacation pay, sick pay, severance pay, overtime pay and other amounts for which it is obligated under applicable law or its existing agreements, benefit plans, policies or practices, (provided, however, that no accrual has been made for bonuses that may be granted pursuant to PCB's Management Incentive Plan for 2004, and notwithstanding anything to the contrary contained in this Agreement, FCB acknowledges that the administration of bonuses pursuant ot the PCB Management Incentive Plan for 2004 will be basd on PCB's financial performance exclusive of any fees or expenses incurred in connection with this Agreement, or any compensation paid in connection with employment, consulting or other similar agreements entered into in connection with this Agreement), and (ii)is in compliance with all applicable federal, state and local laws, statutes, rules and regulations with regard to employment and employment practices, terms and conditions, wages and hours and other compensation matters. To the Best Knowledge of PCCC, no person has asserted that either PCCC, PCB or PFS is liable in any amount for any arrearage in wages or employment taxes or for any penalties for failure to comply with any of the foregoing.

        There is no action, suit or proceeding by any person pending or, to the Best Knowledge of PCCC, threatened, against PCCC, PCB or PFS (or any of its employees), involving employment discrimination, sexual harassment, wrongful discharge or similar claims.

        Neither PCCC, PCB nor PFS is a party to or bound by any collective bargaining agreement with any of its employees, any labor union or any other collective bargaining unit or organization. There is no pending or threatened labor dispute, work stoppage or strike involving PCCC, PCB or PFS and any of their employees, or any pending or threatened proceeding in which it is asserted that PCCC, PCB or PFS has committed an unfair labor practice; and to the Best Knowledge of PCCC, there is no activity involving it or any of its employees seeking to certify a collective bargaining unit or engaging in any other labor organization activity.

        2.25.    Employment Agreements; Employee Benefit Plans.

          (a)   PCCC has Previously Disclosed to FCB a true and complete list of all (i) bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans maintained or provided by PCCC, PCB or PFS or under which it has any obligation to any person (including PCB's Management Incentive Plan for 2004; (ii) employment and severance contracts to which PCCC, PCB or PFS is a party or under which it has any obligation to any person; (iii) all medical, dental, health, and life insurance plans maintained or provided by PCCC, PCB or PFS or under which it has any obligation to any person; (iv) all vacation, sickness and other leave plans maintained or provided by PCCC, PCB or PFS, (v) all disability and death benefit plans maintained or provided by PCCC, PCB or PFS; and (vi) all other employee benefit plans, contracts, or arrangements to which either PCCC, PCB or PFS is a party or which is maintained or contributed to by either of them for the benefit of any of its respective current or former employees or directors or any of their beneficiaries (collectively, the "Plans"). True and complete copies of all Plans, including, but not limited to, any trust instruments and/or insurance contracts, if any, forming a part thereof or applicable to the administration of any such Plans or the assets thereof, and all amendments thereto, previously have been supplied to FCB.

          Except as Previously Disclosed to FCB, neither PCCC, PCB nor PFS maintains, sponsors, contributes to or otherwise participates in any "Employee Benefit Plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), any "Multi-employer Plan" within the meaning of Section 3(37) of ERISA, or any "Multiple Employer Welfare Arrangement" within the meaning of Section 3(40) of ERISA. Any Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA and which is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") has received or applied for a favorable determination letter from the IRS to the effect that they are so qualified, and neither PCCC nor PCB is aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination letter. All reports and returns with respect to the Plans (and any Plans previously maintained by PCCC, PCB or PFS) required to be filed with any governmental department, agency, service or other authority, including without limitation Internal Revenue Service Form 5500 (Annual Report), have been properly and timely filed.

          (b)   All "Employee Benefit Plans" maintained by or otherwise covering employees or former employees of PCCC, PCB or PCB, to the extent subject to ERISA, currently are, and at all times have been, in compliance with all material provisions and requirements of ERISA. There is no pending or threatened litigation relating to any Plan or any employee benefit plan, contract or arrangement previously maintained by PCCC, PCB or PCB. Neither PCCC, PCB nor PFS has engaged in a transaction with respect to any Plan that could subject either of them to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

          (c)   PCCC has Previously Disclosed to FCB a true, correct and complete copy (including copies of all amendments thereto) of each retirement Plan maintained by either PCCC, PCB or PFS which is intended to be a plan qualified under Section 401(a) of the Code (collectively, the "Retirement Plans"), together with true, correct and complete copies of the summary plan descriptions relating to the Retirement Plans, the most recent determination letters received from the IRS regarding the Retirement Plans, and the most recent Annual Reports (Form 5500 series) and related schedules, if any, for the Retirement Plans.

          The Retirement Plans are qualified under the provisions of Section 401(a) of the Code, the trusts under the Retirement Plans are exempt trusts under Section 501(a) of the Code, and determination letters have been issued or applied for with respect to each such qualification and exemption, including determination letters covering the current terms and provisions of the Retirement Plans. The Retirement Plans have been, or not later than the date such amendments are required to have been adopted will have been, amended to comply with applicable law. There are no issues relating to said qualification or exemption of the Retirement Plans currently pending before the IRS, the United States Department of Labor, the Pension Benefit Guaranty Corporation or any court. The Retirement Plans and the administration thereof meet (and have met since the establishment of the Retirement Plans) in all material respects all of the applicable requirements of ERISA, the Code and all other provisions, laws, rules and regulations applicable to the Retirement Plans and do not violate (and since the establishment of the Retirement Plans have not violated) in any material respect any of the applicable provisions of the Retirement Plans, ERISA, the Code and such other laws, rules and regulations. Without limiting the generality of the foregoing, all reports and returns with respect to the Retirement Plans required to be filed with any governmental department, agency, service or other authority have been properly and timely filed. There are no issues or disputes with respect to the Retirement Plans or the administration thereof currently existing between PCCC, PCB or PFS, or any trustee or other fiduciary thereunder, and any governmental agency, any current or former employee of PCCC, PCB or PFS or beneficiary of any such employee, or any other person or entity. No "reportable event" within the meaning of Section 4043 of ERISA has occurred at any time with respect to the Retirement Plans.

          (d)   No liability under subtitle C or D of Title IV of ERISA has been or is expected to be incurred by PCCC, PCB or PFS with respect to the Retirement Plans or with respect to any other ongoing, frozen or terminated defined benefit pension plan currently or formerly maintained by PCCC, PCB or PFS. Neither PCCC, PCB nor PFS presently contributes to a "Multiemployer Plan" and neither of them has contributed to such a plan since December 31, 1998. All contributions required to be made pursuant to the terms of each of the Plans (including without limitation the Retirement Plans and any other "pension plan" as defined in Section 3(2) of ERISA maintained by PCCC, PCB or PFS) have been timely made. Neither the Retirement Plans nor any other "pension plan" maintained by PCCC, PCB or PFS have an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither PCCC, PCB nor PFS has provided, and neither of them is required to provide, security to any "pension plan" or to any "Single Employer Plan" pursuant to Section 401(a)(29) of the Code. Under the Retirement Plans and any other "pension plan" maintained by PCCC, PCB or PFS as of the last day of the most recent Plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities," within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Plan, and there has been no material change in the financial condition of any such Plan since the last day of the most recent Plan year.

          (e)   Except as provided in the terms of the Retirement Plans themselves, there are no restrictions on the rights of PCCC, PCB or PFS to amend or terminate any Retirement Plan without incurring any liability thereunder. Neither the execution and delivery of this Agreement nor the consummation of the transactions described herein will, except as otherwise specifically provided in this Agreement, (i) result in any payment to any person (including without limitation any severance compensation or payment, unemployment compensation, "golden parachute" or "change in control" payment, or otherwise) becoming due under any Plan or agreement to any director, officer, employee or consultant, (ii) increase any benefits otherwise payable under any Plan or agreement, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

        2.26.    Insurance.    PCCC has Previously Disclosed to FCB a listing of each blanket bond, liability insurance, property and casualty, workers' compensation and employer liability, life, or other insurance policy in effect on September 30, 2004, and in which PCCC, PCB or PFS was an insured party or beneficiary (the "Policies"). The Policies provide coverage in such amounts and against such liabilities, casualties, losses or risks as is customary or reasonable for entities engaged in the businesses of PCCC, PCB and PFS or as is required by applicable law or regulation; and, in the reasonable opinion of management of PCCC and PCB, the insurance coverage provided under the Policies is reasonable and adequate in all respects for PCCC, PCB and PFS. Each of the Policies is in full force and effect and is valid and enforceable in accordance with its terms, and is underwritten by an insurer of recognized financial responsibility qualified to issue those policies; and PCCC, PCB and PFS each has complied in all material respects with requirements (including the giving of required notices) under each such Policy in order to preserve all rights thereunder with respect to all matters. Neither PCCC, PCB nor PFS is in default under the provisions of, has received notice of cancellation or nonrenewal of or any premium increase on, or has failed to pay any premium on, any Policy, and to the Best Knowledge of PCCC, there has not been any material inaccuracy in any application for any Policy. There are no pending claims with respect to any Policy, and, to the Best Knowledge of PCCC, there currently are no conditions, and there has occurred no event, that is reasonably likely to form the basis for any such claim.

        2.27.    Insurance of Deposits.    All deposits of PCB are insured by the Bank Insurance Fund of the FDIC to the maximum extent permitted by law, all deposit insurance premiums due from PCB to the FDIC have been paid in full in a timely fashion, and to the Best Knowledge of PCCC, no proceedings have been commenced or are contemplated by the FDIC or otherwise to terminate such insurance.

        2.28.    Indemnification Obligations.    Except to the extent provided by their respective certificates of incorporation or bylaws in effect on the date of this Agreement, or as otherwise required by Chapter 8 of the South Carolina Business Corporation Act of 1988, neither PCCC, PCB nor PFS has any obligation to indemnify or hold harmless any of its current or former directors, officers or employees, or any other person, against or from any costs or expenses (including reasonable attorneys' fees), judgments, fines, amounts paid in settlement, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative.

        2.29.    Obstacles to Regulatory Approval.    To the Best Knowledge of PCCC, there exists no fact or condition (including without limitation PCB's record of compliance with the Community Reinvestment Act) that may reasonably be expected to prevent or materially impede or delay PCCC, PCB, PFS or FCB from obtaining the regulatory approvals required in order to consummate the transactions described in this Agreement; and if any such fact or condition becomes known to PCCC or PCB, it shall promptly (and in any event within three days after obtaining such Knowledge) give notice of such fact or condition to FCB in the manner provided herein.

        2.30.    Disclosure.    To the Best Knowledge of PCCC, no written statement, certificate, schedule, list or other written information furnished by or on behalf of PCCC, PCB or PFS to FCB or its employees or agents in connection with this Agreement and the transactions described herein, when considered as a whole, contains or has contained any untrue statement of a material fact or omits or has omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF FCB

        Except as otherwise specifically described in this Agreement or as "Previously Disclosed to PCCC" (as defined in Paragraph 10.13), FCB hereby makes the following representations and warranties to PCCC and PCB.

        3.01.    Organization; Standing; Power.    FCB and Bancorp, each (i) is duly organized and incorporated, validly existing and in good standing under the laws of South Carolina, (ii) has all requisite power and authority (corporate and other) to own its respective properties and conduct its respective business as it now is being conducted, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it therein, or in which the transaction of its respective business, makes such qualification necessary, except where failure so to qualify would not have an "FCB Material Adverse Effect." For purposes of this Agreement, the term "FCB Material Adverse Effect" means a material adverse effect on FCB and Bancorp considered as one entity, on Bancorp's consolidated financial condition or results of operations, on Bancorp's or FCB's business prospects, or on the ability of FCB to consummate the transactions described herein or to carry on its business as presently conducted, or on FCB's ability to conduct PCB's business following the Merger.

        3.02.    Authorization and Validity of Agreement.    This Agreement has been duly and validly approved by FCB's Board of Directors and by Bancorp in its capacity as FCB's sole shareholder. Subject only to receipt of required approvals of Regulatory Authorities (as contemplated by Paragraph 6.01), (i) FCB has the corporate power and authority to execute and deliver this Agreement and to perform its obligations and agreements and carry out the transactions described herein, (ii) all corporate proceedings required to be taken to authorize FCB to enter into this Agreement and to perform its obligations and agreements and carry out the transactions described herein have been duly and properly taken, and (iii) this Agreement constitutes the valid and binding agreement of FCB enforceable in accordance with its terms (except to the extent enforceability may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect which affect creditors' rights generally, (B) legal and equitable limitations on the availability of injunctive relief, specific performance and other equitable remedies, and (C) general principles of equity and applicable laws or court decisions limiting the enforceability of indemnification provisions).

        3.03.    Validity of Transactions; Absence of Required Consents or Waivers.    Subject to receipt of required approvals of Regulatory Authorities, and except where the same would not have a FCB Material Adverse Effect, neither the execution and delivery of this Agreement, nor the consummation of the transactions described herein, nor compliance by FCB with any of its obligations or agreements contained herein, will: (i) conflict with or result in a breach of the terms and conditions of, or constitute a default or violation under any provision of, FCB's Articles of Incorporation or Bylaws, or any material contract, agreement, lease, mortgage, note, bond, indenture, license, or obligation or understanding (oral or written) to which FCB or Bancorp is bound or by which either of them, or their respective businesses, capital stock or any of their respective properties or assets may be affected; (ii) result in the creation or imposition of any material lien, claim, interest, charge, restriction or encumbrance upon any of FCB's or Bancorp's properties or assets; (iii) violate any applicable federal or state statute, law, rule or regulation, or any order, writ, injunction or decree of any court, administrative or regulatory agency or governmental body, which violation reasonably could be expected to have an FCB Material Adverse Effect; or (iv) result in the acceleration of any material obligation or indebtedness of FCB or Bancorp.

        No further consents, approvals or waivers are required to be obtained from any person or entity in connection with FCB's execution and delivery of this Agreement, or the performance of its obligations or agreements or the consummation of the transactions described herein, except for required approvals of Regulatory Authorities as described in Paragraph 6.01.

        3.04.    Financing.    FCB's ability to timely consummate the Merger is not contingent on its raising of any amount of equity capital, obtaining any specific amount of financing, or obtaining the consent of any lender.

        3.05.    Obstacles to Regulatory Approval.    To the Best Knowledge of FCB, no fact or condition (including without limitation FCB's record of compliance with the Community Reinvestment Act) exists that may reasonably be expected to prevent or materially impede or delay FCB, PCCC, PCB or PFS from obtaining the regulatory approvals required in order to consummate the transactions described in this Agreement; and, if any such fact or condition becomes known to FCB, it shall promptly (and in any event within three days after obtaining such Knowledge) give notice of such fact or condition to PCCC in the manner provided herein.

        3.06.    Disclosure.    To the Best Knowledge of FCB, no written statement, certificate, schedule, list or written information furnished by or on behalf of FCB to PCCC in connection with this Agreement, when considered as a whole, contains or will contain any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

ARTICLE IV
COVENANTS OF PCCC AND PCB

        4.01.    Affirmative Covenants of PCCC and PCB.    Following the date of this Agreement, PCCC and PCB shall take the following actions:

          (a)    PCCC Shareholders' Meeting; Proxy Statement; Recommendation.    PCCC shall cause a meeting of its shareholders (the "PCCC Shareholders' Meeting") to be duly called and held as soon as practicable after the date of this Agreement for the purpose of voting by PCCC's shareholders on the approval of the Plan of Merger. In connection with the call and conduct of, and all other matters relating to, the PCCC Shareholders' Meeting (including the solicitation of appointments of proxies), PCCC will comply in all material respects with all provisions of applicable law and regulations and with its Articles of Incorporation and Bylaws.

          PCCC will solicit appointments of proxies from its shareholders for use at the PCCC Shareholders' Meeting and, in connection with that solicitation, will prepare and distribute to its shareholders proxy solicitation materials (a "Proxy Statement") that, in all material respects, shall contain or be accompanied by such information regarding the PCCC Shareholders' Meeting, this Agreement, the parties hereto, the Merger and other transactions described herein, and otherwise be in such form and contain such information, as is required by the 1934 Act and rules and regulations of the SEC thereunder (including without limitation Regulation 14A), or as otherwise shall be agreed upon by legal counsel for FCB and PCCC.

          PCCC will mail the Proxy Statement to PCCC's shareholders on a date mutually agreed upon by PCCC and FCB, but in no event less than 20 days prior to the scheduled date of the PCCC Shareholders' Meeting; provided, however, that no such materials shall be mailed to PCCC's shareholders unless and until the Proxy Statement shall have been filed by PCCC with the SEC, the review period applicable thereto shall have expired, and PCCC shall have satisfactorily responded to and complied with any comments of the SEC thereon.

          PCCC covenants that its directors, individually and collectively as PCCC's Board of Directors, will actively encourage PCCC's shareholders to vote their shares of PCCC Stock at the PCCC Shareholders' Meeting in favor of ratification and approval of the Plan of Merger. The Proxy Statement distributed to PCCC's shareholders in connection with the PCCC Shareholders' Meeting will state that PCCC's Board of Directors considers the Merger to be advisable and in the best interests of PCCC and its shareholders and that the Board of Directors recommends that PCCC's shareholders vote for approval of the Plan of Merger. Notwithstanding the foregoing, if PCCC's Board of Directors reasonably believes in good faith, and after consultation with and based on the written advice of its outside legal counsel, that such a recommendation would violate the directors' duties or obligations as such to PCCC or to its shareholders under applicable law, then, in submitting the Agreement to shareholders at the PCCC Shareholders' Meeting, the Board of Directors may submit the Agreement without recommendation and will no longer be under any obligation to encourage PCCC's shareholders to vote their shares to approve this Agreement. In that event the Board of Directors may, to the extent required by law, communicate the basis for its lack of a recommendation to the shareholders in the Proxy Statement or any appropriate amendment or supplement thereto.

          (b)    Conduct of Business Prior to Effective Time.    Although the parties recognize that the operation of PCCC and PCB until the Effective Time is the responsibility of their respective Boards of Directors and officers, PCCC and PCB agree that, between the date of this Agreement and the Effective Time, and except as otherwise provided herein or expressly agreed to in writing by FCB's Chief Executive Officer, President or Chief Financial Officer, PCCC, PCB and PFS will carry on their business in and only in the regular and usual course in substantially the same manner as such business heretofore was conducted, and, to the extent consistent with such business and within their ability to do so, PCCC and PCB will:

              (i)  preserve intact their present business organizations, keep available their present officers and employees, and preserve their relationships with customers, depositors, creditors, correspondents, suppliers, and others having business relationships with them;

             (ii)  maintain all of their properties and equipment in customary repair, order and condition, ordinary wear and tear excepted;

           (iii)  maintain their books of account and records in the usual, regular and ordinary manner in accordance with sound business practices applied on a consistent basis;

            (iv)  comply in all material respects with all laws, rules and regulations applicable to them, to their properties, assets or employees, and to the conduct of their business;

             (v)  not change their existing Loan underwriting guidelines, policies or procedures in any material respect except as may be required by law;

            (vi)  continue to maintain in force the Policies described in Paragraph 2.26; and not cancel, terminate, fail to renew, or modify any Policy, or allow any Policy to be cancelled or terminated, unless the cancelled or terminated Policy is replaced with a bond or policy providing coverage, or unless the Policy as modified provides coverage, that is substantially equivalent to the Policy that is replaced or modified; and,

           (vii)  promptly provide to FCB such information about their financial condition, results of operations, prospects, businesses, assets, Loan portfolio, investments, properties, employees or operations, as FCB reasonably shall request.

          (c)    Periodic Financial and Other Information.    Following the date of this Agreement and from time to time as indicated below until the Effective Time, PCCC promptly will deliver the following information to FCB in writing:

              (i)  within five business days following each calendar month-end, PCCC's unaudited consolidated year-to-date income statement and a unaudited consolidated statement of condition, each as of that month-end;

             (ii)  within 15 days following each calendar quarter-end, PCCC's interim unaudited consolidated financial statements for and as of the end of that quarterly period;

           (iii)  promptly following the filing thereof, a copy of each report, registration, statement, or other communication or regulatory filing made by PCCC, PCB or PFS with or to any Regulatory Authority;

            (iv)  within five business days following each calendar month-end, an analysis of PCB's Loan Loss Reserve and management's assessment of the adequacy of the Loan Loss Reserve, together with a current listing of all classified or "watch list" Loans, along with the outstanding balance and amount specifically allocated to the Loan Loss Reserve for each such classified or "watch list" Loan;

             (v)  with respect to PCB's Loans or any commitment to make, issue or extend any Loan, a copy of each month's directors report, simultaneously with the distribution thereof to members of PCB's board of directors,

            (vi)  within five business days following each calendar month-end, the following information with respect to PCB's Loans or any commitments to make, issue or extend any Loan, all as of that month-end:

        (A)
        a listing of each new Loan in excess of $500,000 in principal balance made since the same information was last provided;

        (B)
        a listing of each renewal, extension or modification of the terms of a Loan in excess of $500,000 in principal balance effected since the same information was last provided;

        (C)
        a listing of each commitment to extend credit in excess of $500,000 in principal balance issued since the same information was last provided; and

        (D)
        a list of Loans that are past due as to principal or interest for more than 30 days;

        (E)
        a list of Loans in nonaccrual status;

        (F)
        a list of all Loans without principal reduction for a period of longer than one year;

        (G)
        a list of all foreclosed real property or other real estate owned and all repossessed personal property;

        (H)
        a list of all reworked or restructured Loans still outstanding, including original terms, restructured terms and status;

        (I)
        a list of any actual or, to the Best Knowledge of PCCC, threatened litigation by or against PCB pertaining to any Loan or credit, which list shall contain a description of circumstances surrounding such litigation, its present status and management's evaluation of such litigation;

        (J)
        a then current listing of all documentation or compliance exceptions relating to PCB's Loans; and

        (K)
        a listing of (1) all Loans made by PCB to a borrower, or commitments by PCB to make, issue or extend any Loans to a borrower, in excess of the lesser of $1,000,000 or an amount that would cause PCB's credit exposure to that borrower to exceed that amount, and (2) all renewals, extensions or modifications by PCB of the terms of, or commitments by PCB to renew, extend or modify the terms of, any existing Loans to a borrower to whom PCB has a credit exposure in excess of $1,000,000.

          (d)    Notice of Certain Changes or Events.    Following the execution of this Agreement and up to the Effective Time, PCCC promptly will notify FCB in writing of and provide to it such further information as it shall request regarding (i) any PCCC Material Adverse Change, or (ii) the actual or prospective existence or occurrence of any condition or event of which PCCC or PCB has Knowledge and which has caused or, with the lapse of time or otherwise, reasonably could be expected to cause, any statement, representation or warranty of PCCC or PCB herein to be or become inaccurate, misleading or incomplete in any material respect, or which has resulted or reasonably could be expected to cause, create or result in the breach or violation in any material respect of any of PCCC's or PCB's covenants or agreements contained herein or in the failure of any of the conditions described in Paragraphs 7.01 or 7.03.

          (e)    Accruals for Loan Loss Reserve, Expenses and Other Accounting Matters.    PCCC and PCB will make such appropriate accounting entries in their books and records and take such other actions as FCB, in its sole discretion, deems to be required by GAAP, or which FCB otherwise deems to be necessary, appropriate or desirable in anticipation of the Merger and which are not in violation of GAAP or applicable law, including without limitation additional provisions to PCB's Loan Loss Reserve or accruals or the creation of reserves for employee benefit and Merger-related expenses; provided, however, that notwithstanding any provision of this Agreement to the contrary, and except as otherwise agreed to by PCCC and FCB, PCCC and PCB shall not be required to make any such accounting entries until immediately prior to the Closing and only following receipt of written confirmation from FCB that it is not aware of any fact or circumstance that would prevent completion of the Merger; and, provided further, however, that no such entry, made solely as a result of such a request by FCB shall, itself alone, constitute a breach by PCCC or PCB of any representation, warranty or covenant made by or required of them in this Agreement.

          (f)    Loan Charge-Offs.    PCCC and PCB will make such appropriate accounting entries in their books and records and take such other actions which are not in violation of GAAP or applicable law as FCB deems to be necessary, appropriate or desirable to charge-off any Loans on PCB's books, or any portions thereof, that FCB, in its sole discretion, considers to be losses or that FCB otherwise believes, in good faith, are required to be charged off pursuant to applicable banking regulations, GAAP or otherwise, or that otherwise would be charged off by FCB after the Effective Time in accordance with its Loan administration and charge-off policies and procedures; provided, however, that notwithstanding any provision of this Agreement to the contrary, and except as otherwise agreed to by PCCC and FCB, PCCC shall not be required to make any such accounting entries or take any such actions until immediately prior to the Closing and only following receipt of written confirmation from FCB that it is not aware of any fact or circumstance that would prevent completion of the Merger; and, provided further, however, that no such entry, made solely as a result of such a request by FCB shall, itself alone, constitute a breach by PCCC or PCB of any representation, warranty or covenant made by or required of them in this Agreement.

          (g)    Consents to Assignment of Contracts and Leases.    With respect to each contract or other agreement, including without limitation each lease or rental agreement pertaining to real or personal property, to which PCCC, PCB or PFS is a party and which FCB reasonably believes requires the consent of any other contracting party in connection with an actual or deemed assignment or transfer of PCCC's, PCB's or PFS's interest or obligation thereunder as a result of the Merger, PCCC and PCB will use their reasonable best efforts to obtain the written consent of that other party to the assignment to FCB of PCCC's, PCB's or PFS's rights and obligations under the agreement, each of which consents shall be in a form reasonably satisfactory to FCB.

          (h)    Access.    PCCC and PCB agrees that, following the date of this Agreement and to and including the Effective Time, they will provide FCB and its employees, accountants, legal counsel, environmental consultants or other consultants or other representatives and agents access to all of PCCC's, PCB's and PFS's books, records, files (including without limitation credit files and Loan documentation and records) and other information (whether maintained electronically or otherwise), to all their properties and facilities, and to all their employees, accountants, legal counsel, environmental or other consultants, or other representatives or agents, as FCB shall, in its sole discretion, consider to be necessary or appropriate for the purpose of conducting ongoing reviews and investigations of the assets and business affairs of PCCC, PCB and PFS, preparing for consummation of the Merger and the consolidation of PCCC's and PCB's operations into those of FCB, determining the accuracy of PCCC's and PCB's representations and warranties in this Agreement or their compliance with their covenants in this Agreement, or for any other reason relating to this Agreement or the Merger; provided, however, that any investigation or reviews conducted by or on behalf of FCB shall be performed in such a manner as will not interfere unreasonably with PCCC's, PCB's or PFS's normal operations or with its relationship with its customers or employees, and shall be conducted in accordance with procedures established by the parties.

          (i)    Pricing of Deposits and Loans.    Following the date of this Agreement, PCCC and PCB will make pricing decisions with respect to PCB's deposit accounts and Loans in a manner consistent with its past practices based on competition and prevailing market rates in its banking markets.

          (j)    Further Action; Instruments of Transfer.    PCCC and PCB covenant and agree with FCB that they (i) will use their reasonable best efforts in good faith to take or cause to be taken all action required of them under this Agreement as promptly as practicable so as to permit the consummation of the transactions described herein at the earliest possible date, (ii) shall perform all acts and execute and deliver to FCB all documents or instruments required of them herein, or as otherwise shall be reasonably necessary or useful to or requested by FCB, in consummating such transactions, and, (iii) will cooperate with FCB in every way in carrying out, and will pursue diligently the expeditious completion of, such transactions.

        4.02.    Negative Covenants of PCCC and PCB.    Between the date hereof and the Effective Time, without the prior written consent and authorization of FCB's Chief Executive Officer, President or Chief Financial Officer, PCCC, PCB and PFS will not take any of the actions described below.

          (a)    Amendments to Articles of Incorporation or Bylaws.    Neither PCCC, PCB nor PFS will amend its Articles of Incorporation or Bylaws.

          (b)    Change in Capitalization.    Neither PCCC, PCB nor PFS will make any change in its authorized capital stock, create any other or additional authorized capital stock or other securities, or reclassify, combine or split any shares of its capital stock or other securities.

          (c)    Sale or Issuance of Shares or Other Securities.    Neither PCCC, PCB nor PFS will sell or issue any additional shares of capital stock or other securities, including any securities convertible into capital stock, or enter into any agreement or understanding with respect to any such action. However, notwithstanding anything to the contrary contained in this Agreement, PCCC may issue and sell shares of PCCC Stock upon the exercise of a stock option under PCCC's 1998 Stock Incentive Plan (a "PCCC Option") that was granted prior to, and remains outstanding and in effect on, the date of this Agreement, provided that the PCCC Option is exercisable in accordance with its terms at the time of such exercise and that the sale of PCCC Stock upon such exercise is in accordance with the terms and conditions of that PCCC Option and the 1998 Stock Incentive Plan as in effect on the date of this Agreement.

          (d)    Purchase or Redemption of Shares.    Neither PCCC, PCB nor PFS will purchase, redeem, retire or otherwise acquire any shares of its capital stock.

          (e)    Options, Warrants and Rights.    Neither PCCC, PCB nor PFS will grant or issue any options, warrants, calls, puts or other rights of any kind relating to the purchase, redemption or conversion of shares of its capital stock or any other securities (including securities convertible into capital stock) or enter into any agreement or understanding with respect to any such action.

          (f)    Dividends and Distributions.    PCCC will not declare or pay any dividends (whether in cash or in stock) on its outstanding shares of capital stock or make any other distributions on or in respect of any shares of its capital stock or otherwise to its shareholders.

          (g)    Employment, Benefit or Retirement Agreements or Plans.    Except as required by law or otherwise contemplated in this Agreement, neither PCCC, PCB nor PFS will (i) enter into, become bound by or amend any oral or written contract, agreement or commitment for the employment or compensation of any director, officer, employee or consultant which is not immediately terminable by it without cost or other liability on no more than 30 days' notice;

  (ii) adopt, enter into, become bound by or amend any profit-sharing, bonus, incentive, change in control or "golden parachute," stock option, stock purchase, pension, retirement, insurance (hospitalization, life or other), paid leave (sick leave, vacation leave or other) or similar contract, agreement, commitment, understanding, plan or arrangement (whether formal or informal) with respect to or which provides for benefits for any of its current or former directors, officers, employees or consultants; or (iii) enter into, become bound by or amend any contract with or commitment to any labor or trade union or association or any collective bargaining group.

          (h)    Increase in Compensation; Bonuses.    Except as contemplated below, neither PCCC, PCB nor PFS will increase the compensation or benefits of, or pay any bonus or other special or additional compensation to, any of its current or former directors, officers, employees or consultants. Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time PCCC and PCB may (i) make payments pursuant to and in accordance with the terms of PCB's Management Incentive Plan for 2004 Previously Disclosed to FCB, (ii) at their discretion, pay a cash bonus to their Chairman and Chief Executive Officer, Tommy B. Wessinger, prior to December 31, 2004, in an amount up to but not to exceed $255,000, and (iii) review and make routine cost-of-living increases in the salaries of their employees, provided that the times and amounts of those increases are consistent with PCCC's, PCB's and PFS's past practices and their salary administration and review policies and procedures in effect on December 31, 2003.

          (i)    Accounting Practices.    Neither PCCC, PCB nor PFS will make any changes in its accounting methods, practices or procedures or in depreciation or amortization policies, schedules or rates heretofore applied (except as required by GAAP or governmental regulations).

          (j)    Acquisitions; Additional Branch Offices.    Neither PCCC, PCB nor PFS will directly or indirectly (i) acquire or merge with, or acquire any branch or all or any significant part of the assets of, any other person or entity, (ii) open any new branch office, or (iii) enter into or become bound by any contract, agreement, commitment or letter of intent relating to, or otherwise take or agree to take any action in furtherance of, any such transaction or the opening of a new branch office.

          (k)    Changes in Business Practices.    Except as may be required by the South Carolina Board, the FDIC, the FRB, or any other Regulatory Authority, or otherwise as shall be required by applicable law, regulation or this Agreement, neither PCCC, PCB nor PFS will (i) change in any material respect the nature of its business or the manner in which it conducts its business, (ii) discontinue any material portion or line of its business, or (iii) change in any material respect its lending, investment, asset-liability management or other material banking or business policies.

          (l)    Exclusive Merger Agreement.    Unless, due to a material change in circumstances after the date hereof, PCCC's Board of Directors reasonably believes in good faith, after consultation with and based on the written advice of its outside legal counsel, that any such action or inaction would violate the directors' duties or obligations as such to PCCC or to its shareholders, PCCC will not, directly, or indirectly through any person, (i) encourage, solicit or attempt to initiate or procure discussions, negotiations or offers with or from any person or entity (other than FCB) relating to a merger or other acquisition of PCCC, PCB or PFS or the purchase or acquisition of any PCCC Stock, any branch office of PCB or all or any significant part of PCCC's or PCB's assets, or provide assistance to any person in connection with any such offer; (ii) except to the extent required by law, disclose to any person or entity any information not customarily disclosed to the public concerning PCCC, PCB, PFS or their business, or afford to any other person or entity access to either of their respective properties, facilities, books or records; (iii) sell or transfer any branch office of PCB or all or any significant part of PCCC's, PCB's or PFS's assets to any other person or entity; or (iv) enter into or become bound by any contract, agreement, commitment or letter of intent relating to, or otherwise take or agree to take any action in furtherance of, any such transaction.

          (m)    Acquisition or Disposition of Assets.    Neither PCCC, PCB nor PFS will:

              (i)  Sell or lease (as lessor), or enter into or become bound by any contract, agreement, option or commitment relating to the sale, lease (as lessor) or other disposition of, any real property in any amount;

             (ii)  Sell or lease (as lessor), or enter into or become bound by any contract, agreement, option or commitment relating to the sale, lease (as lessor) or other disposition of, any equipment or any other fixed or capital asset (other than real property) having a book value or a fair market value, whichever is greater, of more than $25,000 in the case any individual item or asset, or $75,000 in the aggregate for all such items or assets;

           (iii)  Purchase or lease (as lessee), or enter into or become bound by any contract, agreement, option or commitment relating to the purchase, lease (as lessee) or other acquisition of, any real property in any amount;

            (iv)  Purchase or lease (as lessee), or enter into or become bound by any contract, agreement, option or commitment relating to the purchase, lease (as lessee) or other acquisition of, any equipment or any other fixed asset (other than real property) having a purchase price, or involving aggregate lease payments, in excess of $25,000 in the case any individual item, or $75,000 in the aggregate for all such items or assets;

             (v)  Enter into any purchase or other commitment or contract for supplies or services other than in the usual and ordinary course of its business consistent with past practices;

            (vi)  Except in the ordinary course of its business consistent with its past practices, sell, purchase or repurchase, or enter into or become bound by any contract, agreement, option or commitment to sell, purchase or repurchase, any Loan or other receivable or any participation in any Loan or other receivable; or

           (vii)  Except in the ordinary course of its business consistent with its past practices with respect to investment securities, loans and similar assets, sell or dispose of, or enter into or become bound by any contract, agreement, option or commitment relating to the sale or other disposition of, any other asset (whether tangible or intangible, and including without limitation any trade name, trademark, copyright, service mark or intellectual property right or license); or

          (viii)  assign its right to or otherwise give any other person its permission or consent to use or do business under the corporate name of PCCC, PCB or PFS or any name similar thereto; or release, transfer or waive any license or right granted to it by any other person to use any trademark, trade name, copyright, service mark or intellectual property right.

          (n)    Debt; Liabilities.    Other than the creation of deposit liabilities, borrowings from the Federal Home Loan Bank, direct investments in PCB by the Federal Reserve Bank of Richmond pursuant to its Treasury Tax and Loan Investment Program, and entering into repurchase agreements, in any such case in the ordinary course of its business consistent with its past practices, neither PCCC, PCB nor PFS will (i) enter into or become bound by any promissory note, Loan agreement or other agreement or arrangement pertaining to its borrowing of money, (ii) assume, guarantee, endorse or otherwise become responsible or liable for any obligation of any other person or entity, or (iii) except in the ordinary course of its business consistent with its past practices, incur any other liability or obligation (absolute or contingent).

          (o)    Liens; Encumbrances.    Neither PCCC, PCB nor PFS will mortgage, pledge or subject any of its assets to, or permit any of its assets to become or, except for those liens or encumbrances Previously Disclosed to FCB, remain subject to, any lien or any other encumbrance (other than in the ordinary course of business consistent with its past practices in connection with securing public funds deposits or repurchase agreements).

          (p)    Waiver of Rights.    Neither PCCC, PCB nor PFS will waive, release or compromise any rights in its favor against or with respect to any of its current or former officers, directors, shareholders, employees, consultants, or members of families of current or former officers, directors, shareholders, employees or consultants, nor will either of them waive, release or compromise any material rights against or with respect to any other person or entity except in the ordinary course of business and in good faith for fair value in money or money's worth.

          (q)    Other Contracts.    Neither PCCC, PCB nor PFS will enter into or become bound by any contracts, agreements, commitments or understandings (other than those permitted elsewhere in this Paragraph 4.02) (i) for or with respect to any charitable contributions in excess of $5,000 in the case of any one contribution or $10,000 in the aggregate; (ii) with any governmental or regulatory agency or authority; (iii) pursuant to which it would assume, guarantee, endorse or otherwise become liable for the debt, liability or obligation of any other person or entity; (iv) which is entered into other than in the ordinary course of its business; or (v) whether or not in the ordinary course of its business, which would obligate or commit it to make expenditures over any period of time of more than $50,000 in the case of any one contract, agreement, commitment or understanding, or more than $100,000 in the case of all contracts, agreements, commitments or understandings (other than contracts, agreements, commitments or understandings entered into in the ordinary course of PCB's lending operations and/or as otherwise permitted by this Agreement).

          (r)    Deposit Liabilities.    PCB will not make any material change in its current deposit policies and procedures or take any actions designed to materially increase or decrease the aggregate level of its deposits as of the date of this Agreement.

ARTICLE V
COVENANTS OF FCB

        FCB hereby covenants and agrees as follows with PCCC and PCB:

        5.01.    Employees; Employee Benefits.

          (a)    Employment of PCB Employees.    Except as otherwise contemplated by Paragraph 6.09 below, current employees of PCCC or PCB who remain employed by PCCC or PCB at the Effective Time will be offered employment with FCB on an "at will" basis after the Effective Time. In the case of each such employee who elects to become an employee of FCB following the Effective Time (a "Continuing Employee"), such employment will be in such a position, at such location within FCB's system, and for such rate of compensation, as shall be determined in the ordinary course of FCB's business following the Effective Time, and except as otherwise provided in separate agreements with certain employees as contemplated by Paragraph 6.09, nothing in this Agreement shall be deemed to constitute an employment agreement between FCB and any such person or to obligate FCB to employ any such person for any specific term or period of time, in any specific position, or at any specific salary or rate of compensation, or to restrict FCB's right to terminate the employment of any such person at any time following the Effective Time and for any reason satisfactory to it.

          (b)    Employee Benefits.    Except as otherwise provided in this Agreement, following the Effective Time, each Continuing Employee shall be entitled to participate in employee benefit plans provided generally by FCB to its employees from time to time on the same basis, and subject to the same eligibility and vesting requirements and other conditions, restrictions and limitations, as generally are in effect and applicable to other FCB employees. Each Continuing Employee will be given credit for his or her full years of service with PCCC or PCB, as the case may be, prior to the Effective Time for purposes of (i) eligibility for participation and vesting (but in no event for benefit accrual purposes) in the case of FCB's Section 401(k) savings plan and defined benefit pension plan, and (ii) for all purposes under FCB's other benefit plans that may be offered to Continuing Employees from time to time. Continuing Employees' participation in FCB's health insurance plans will be without regard to any pre-existing condition exclusions under FCB's health insurance plans provided that any such pre-existing condition would have been covered under the health insurance plan of PCB that covered the Continuing Employee immediately prior to the Effective Time. Continuing Employees shall not be required to satisfy the deductible and employee payments required by FCB's comprehensive medical and/or dental plans for the calendar year of the Effective Time to the extent of amounts previously credited during such calendar year under comparable plans maintained by PCB.

        5.02    Further Action; Instruments of Transfer.    FCB covenants and agrees with PCCC and PCB that it (i) will use its reasonable best efforts in good faith to take or cause to be taken all action required of it under this Agreement as promptly as practicable so as to permit the consummation of the transactions described herein at the earliest possible date, (ii) shall perform all acts and execute and deliver to PCCC and PCB all documents or instruments required of it herein, and (iii) will cooperate with PCCC and PCB in every way in carrying out, and will pursue diligently the expeditious completion of, such transactions.

ARTICLE VI
ADDITIONAL MUTUAL AGREEMENTS

        6.01.    Regulatory Approvals.    PCCC, PCB and FCB each agrees with the others that, as soon as practicable following the date of this Agreement, it will prepare and file, or cause to be prepared and filed, all applications required to be filed by it under applicable law and regulations for approvals by Regulatory Authorities of the Merger or other transactions described in this Agreement, including without limitation any required applications for the approval of the South Carolina Board, the FDIC and the FRB. PCCC, PCB and FCB each agrees (i) to use its best efforts in good faith to obtain all necessary approvals of Regulatory Authorities required for consummation of the Merger and other transactions described herein, and (ii) before the filing of any such application required to be filed, to give each other party an opportunity to review and comment on the form and content of such application. Should the appearance of any of the officers, directors, employees or counsel of PCCC, PCB or FCB be requested by any of the others or by any Regulatory Authority at any hearing in connection with any such application, it will use its best efforts to arrange for such appearance.

        6.02.    Information for Proxy Statement and Applications for Regulatory Approvals.    PCCC, PCB and FCB each agrees with the others that (i) it will cooperate with the others in the preparation of the Proxy Statement and applications for required approvals of Regulatory Authorities, and it will promptly respond to requests by any of the others and its legal counsel for information, and will provide all information, documents, financial statements or other material, that is required for, or that may be reasonably requested by any other party for inclusion in, any such document; (ii) none of the information provided by it in writing for inclusion in any of such documents will contain any untrue statement of a material fact, or omit any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading, at and as of the time (A) the Proxy Statement is filed with and/or approved by the SEC, (B) the Proxy Statement is mailed to PCCC's shareholders, and (C) the applications for required approvals of Regulatory Authorities are filed and/or such approvals are granted.

        6.03.    Announcements; Confidential Information.

          (a)   PCCC, PCB and FCB each agrees that no persons other than the parties to this Agreement are authorized to make any public announcements or statements about this Agreement or any of the transactions described herein, and that, without the prior review and consent of the other parties (which consent shall not unreasonably be denied or delayed), it will not make any public announcement, statement or disclosure as to the terms and conditions of this Agreement or the transactions described herein, except for such disclosures as may be required incidental to obtaining the required approval of any Regulatory Authority to the consummation of the transactions described herein.

          (b)   For purposes of this Paragraph 6.03, "Confidential Information" refers to any information (including business and financial information) that a party to whom the information pertains (an "Informing Party") provides or makes available, in connection with this Agreement, to a party for whose benefit the information is provided, or to that party's affiliates, directors, officers, employees, attorneys, advisors, consultants, representatives and agents (a "Receiving Party"), or which a Receiving Party may otherwise obtain from any examination of an Informing Party's documents, books, records, files or other written materials or from any discussions with any of the Informing Party's directors, officers, employees, attorneys, advisors, consultants, representatives and agents, and shall be deemed to include, without limitation, (i) all such documents, books, records, files or other written materials themselves and all information contained therein (whether maintained in writing, electronically, on microfiche or otherwise), (ii) all corporate minutes, financial projections and budgets, historical and projected sales reports, acquisition or other expansion analyses or plans, pro forma financial data, capital spending budgets and plans, market studies and business plans, (iii) all information relative to financial results and condition, operations, policies and procedures, computer systems and software, shareholders, employees, officers, and directors, and (iv) all information relative to customers and former or prospective customers.

          (c)   Prior to the Effective Time, all Confidential Information of an Informing Party is proprietary to the Informing Party and constitutes either trade secrets or confidential information of the Informing Party. Without the Informing Party's express written consent, the Receiving Party shall not remove any Confidential Information of the Informing Party in written or other recorded form from the Informing Party's premises.

          (d)   Prior to the Effective Time, all Confidential Information of an Informing Party is to be held in strict confidence by a Receiving Party and, except as otherwise provided herein, may not be disclosed by a Receiving Party to any person or entity not a party to this Agreement, unless the Receiving Party:

              (i)  can demonstrate that the same information as the Confidential Information to be disclosed already was in its possession prior to such Confidential Information being obtained;

             (ii)  can demonstrate that the same information as the Confidential Information to be disclosed is already publicly available or, at that time, has become publicly available through no fault of, or violation of this Agreement by, the Receiving Party or any other person that the Receiving Party knows, or has reason to know, is obligated to protect such Confidential Information; or

           (iii)  demonstrates that the same information as the Confidential Information to be disclosed was developed independently by or for the Receiving Party, without the use of the Confidential Information disclosed to or obtained by the Receiving Party.

          (e)   Prior to the Effective Time, the Receiving Party (i) may disclose Confidential Information of the Informing Party to the Receiving Party's affiliates, directors, officers, employees, agents, attorneys, advisors and consultants who are directly involved in discussions of a potential transaction, only on a need to know basis and only if such persons or entities are provided a copy of, and agree in writing for the benefit of the other party to be bound by, the restrictions and obligations of this Confidentiality Agreement; and (ii) will enforce its obligations under this Confidentiality Agreement against all persons to whom it discloses Confidential Information and shall be responsible and liable to the Informing Party for any disclosure of Confidential Information by such persons or entities in violation of such restrictions and obligations.

          (f)    Upon termination of this Agreement, the Receiving Party will deliver or cause to be delivered to the Informing Party all written Confidential Information of the Informing Party in the possession of the Receiving Party, or provide an officer's affidavit as to the destruction of all copies of such Confidential Information.

          (g)   Prior to the Effective Time, the Receiving Party shall not use any Confidential Information of the Informing Party in an unlawful manner, or to interfere with or attempt to terminate or otherwise adversely affect any actual or proposed contractual or business relationship of the Informing Party.

          (h)   Notwithstanding anything contained in this Paragraph 6.03 to the contrary, neither PCCC, PCB nor FCB shall be required to obtain the prior consent of the other parties for any public announcement, statement or disclosure (whether or not involving Confidential Information) which it, in good faith and upon the advice of its legal counsel, believes is required by law; provided, however, that before any such disclosure may be made by either party upon the advice of its legal counsel, it shall, except where such notice is prohibited by law or with respect to filings with the Securities and Exchange Commission or to obtain approvals of Regulatory Authorities necessary to approve the transactions contemplated by this Agreement, give the other party reasonable notice of its intent to make such disclosure, the form of content of that disclosure, and the basis upon which its legal counsel has advised it that such disclosure is required by law, so that the other party may seek a protective order or other similar or appropriate relief, and the party intending to make such disclosure also shall undertake in good faith to have any Confidential Information to be disclosed treated confidentially by the party to whom the disclosure is made. In the case of filings by either party with the Securities and Exchange Commission or with Regulatory Authorities, the filing party will provide a copy of any such filing to the other party prior to its being filed and to give such other party a reasonable opportunity to review and comment on the content thereof.

        6.04.    Real Property Matters.    At its option and expense, FCB may cause to be conducted (i) a title examination, physical survey, zoning compliance review, and structural inspection of the Real Property and improvements thereon (collectively, the "Property Examination") and (ii) site inspections, historic reviews, regulatory analyses, and environmental assessments of the Real Property, together with such other studies, testing and intrusive sampling and analyses as FCB shall deem necessary or desirable (collectively, the "Environmental Survey").

        If, in the course of the Property Examination or Environmental Survey, FCB discovers a "Material Defect" (as defined below) with respect to the Real Property, FCB will give prompt written notice thereof to PCB describing the facts or conditions constituting the Material Defect, and FCB shall have the option exercisable upon written notice to PCB to (i) waive the Material Defect, or (ii) unless PCB is able to, and actually does, cure the Material Defect to FCB's reasonable satisfaction within a reasonable period of time following such notice and without making payments or incurring costs and expenses in excess of an aggregate of $500,000 for all Material Defects related to all Real Property, terminate this Agreement.

        For purposes of this Agreement, a "Material Defect" shall include:

          (a)   the existence of any lien (other than the lien of real property taxes not yet due and payable), encumbrance, zoning restriction, easement, covenant or other restriction, title imperfection or title irregularity, or the existence of any facts or conditions that constitute a breach of PCCC's and PCB's representations and warranties contained in Paragraph 2.16 or 2.21, in either such case that FCB reasonably believes will adversely affect its use of any parcel of the Real Property for the purpose for which it currently is used or the value or marketability of any parcel of the Real Property, or as to which FCB otherwise objects; or

          (b)   the existence of any structural defects or conditions of disrepair in the improvements on the Real Property (including any equipment, fixtures or other components related thereto) that FCB reasonably believes would cost an aggregate of $500,000 or more to repair, remove or correct as to all such Real Property;

          (c)   the existence of facts or circumstances relating to any of the Real Property reflecting that (i) there likely has been a discharge, disposal, release, threatened release, or emission by any person of any Hazardous Substance on, from, under, at, or relating to the Real Property, or (ii) any action has been taken or not taken, or a condition or event likely has occurred or exists, with respect to the Real Property (including, without limitation, any removal or disposal of materials from the Real Property) which constitutes or would constitute a violation of any Environmental Laws or any contract or other agreement between PCCC or PCB and any other person or entity, as to which, in either such case, FCB reasonably believes, based on the advice of legal counsel or other consultants, that PCCC or PCB could become responsible or liable, or that FCB could become responsible or liable, following the Effective Time, for assessment, removal, remediation, monetary damages (including without limitation any liability for property damage or personal injury), or civil, criminal or administrative penalties or other corrective action and in connection with which the amount of expense or liability which PCCC or PCB could incur, or for which FCB could become responsible or liable, following consummation of the Merger at any time or over any period of time, could equal or exceed an aggregate of $500,000 or more as to all such Real Property.

          It is contemplated that FCB will conduct the Property Examination and the Environmental Survey following the date of this Agreement and prior to the Effective Time. It is the intent of this Agreement, and PCCC and PCB understand and agree, that, upon completion of the Property Examination and Environmental Survey, any of the above facts, conditions, circumstances or other matters may be deemed by FCB to constitute a "Material Defect," with the result that (subject to PCB's above right to cure) FCB may exercise its right to terminate this Agreement, without regard to any knowledge on the part of FCB or its officers or advisors of that Material Defect or the facts, conditions, circumstances or other matters pertaining thereto on the date of this Agreement and without regard to the fact that any such Material Defect or the facts, conditions, circumstances or other matters relating thereto have been disclosed by PCCC or PCB to FCB, or any of its officers or advisors prior to the date of this Agreement (whether pursuant to Paragraph 10.13 below or otherwise).

        6.05.    Directors' and Officers' Liability Insurance.    PCCC, PCB and FCB agree that, immediately prior to the Effective Time, PCCC and PCB shall purchase "tail" coverage, effective at the Effective Time and for the maximum term available, under and in the same amount of coverage as is provided by their then current directors' and officers' and errors and omissions liability insurance policy, provided that the total costs of such tail coverage shall not exceed an aggregate of $75,000 without FCB's prior written approval.

        6.06.    Final Tax Return.    PCCC, PCB and FCB agree that FCB will make all necessary arrangements for FCB's independent accountants, PricewaterhouseCoopers LLP, to prepare, and FCB will cause to be filed, PCCC's, PCB's and PFS's final federal and state income tax returns for the year in which the Effective Time occurs.

        6.07.    Expenses.    Subject to the provisions of Paragraph 8.04 below, and whether or not this Agreement shall be terminated or the Merger shall be consummated, PCCC, PCB and FCB each agrees to pay its own legal, accounting and financial advisory fees and all its other costs and expenses incurred or to be incurred in connection with the execution and performance of its obligations under this Agreement, or otherwise in connection with this Agreement and the transactions described herein (including without limitation all accounting fees, legal fees, consulting or advisory fees, filing fees, printing and mailing costs, and travel expenses). For purposes of this Agreement, expenses associated with the printing and mailing of the Proxy Statement and all amounts owed by PCCC to The Carson Medlin Company, including its consulting fees and fees for rendering the "PCCC Fairness Opinion" described in Paragraph 7.01(d), will be deemed to have been incurred solely by PCCC.

        6.08.    Appointment to FCB's Board of Directors.    So long he remains a director of PCCC at the Effective Time, then, within ten business days following the Effective Time, FCB's Board of Directors will increase its number of members by one, and PCCC's Chairman and Chief Executive Officer, Tommy B. Wessinger, will be appointed to serve as a director of FCB for a term of office extending to the next annual meeting of FCB's shareholders at which its directors are elected. Mr. Wessinger's continued service as a director will be subject to FCB's normal director nomination and election processes.

        6.09.    Employment and Consulting Agreements.

          (a)    Consulting Agreement.    Prior to the date of this Agreement, PCB and FCB have entered into a Consulting Agreement with PCB's Chairman and Chief Executive Officer, Tommy B. Wessinger (the "Consulting Agreement"). Following the date of this Agreement and prior to the Closing, PCB and FCB will maintain that agreement in effect and will not make or agree to any amendments or modification of the Consulting Agreement without the written consent of all parties thereto.

          (b)    Employment Agreements.    Prior to the date of this Agreement, PCB has entered into an Employment Agreement with each of L. Stephen Lineberry, Dale G. Slack, Sr., W. Marsh Burckhalter, Sr., and Thomas H. Lyles (the "Employment Agreements"). Following the date of this Agreement and prior to the Closing, PCB will maintain those agreements in effect and will not make or agree to any amendments or modification of any of the Employment Agreements except with the written consent of FCB.

        6.10.    Treatment of Section 401(k) Plan.    PCB's Section 401(k) plan will be terminated, effective immediately prior to the Effective Time. Each participant in PCB's plan at the time it is terminated may elect, upon completion of the termination and the final liquidation of the plan, (i) to receive a distribution of the assets credited to his or her plan account at that time, (ii) to have those assets credited as a direct "roll-over" to the participant's individual retirement plan account, or, (iii) if the participant has become a participant in FCB's Section 401(k) plan, to have those assets credited as a "roll-over" to the participant's plan account under FCB's plan.

        PCCC and PCB agree that they will take or cause to be taken such actions as FCB shall reasonably consider to be necessary or desirable in connection with or to effect or facilitate such plan termination. As successor to PCB, FCB agrees that, as of the Effective Time, it will assume any and all administrative and fiduciary duties of PCCC or PCB with respect to completion of the termination and liquidation of PCB's plan, including duties relating to filings with the Internal Revenue Service relating to the plan.

        6.11.    PCCC Option Terminations and Releases.

          (a)   Following the date of this Agreement, and not less than 30 days before the Effective Time, the Committee of PCCC's Board of Directors appointed by the Board to administer PCCC's 1998 Stock Incentive Plan (the "Plan") shall take action as required by and described in Section 5.2(b)(i) of the Plan to cause (i) all then outstanding PCCC Options to become exercisable immediately, and (ii) all PCCC Options, to the extent not sooner exercised, to terminate at the Effective Time (which, in any event, shall be not less than 30 days following the giving by the

  Committee of written notice of such action to holders of the PCCC Options). Such action shall be taken, and written notice thereof given, in accordance with Section 5.2(b)(i) of the Plan and in such a manner and at such a time as will insure that, except to the extent that they previously shall have been exercised, and subject to consummation of the Merger, all PCCC Options shall terminate no later than the Effective Time.

          (b)   In conjunction with the above acceleration and termination of outstanding PCCC Options, PCCC may offer to enter into a written agreement (an "Option Release") in form satisfactory to FCB with each holder of a then outstanding PCCC Option that will provide that, in consideration for the holder's agreement to voluntarily terminate his or her PCCC Option immediately prior to the Effective Time and without its being exercised, as well as the holder's other agreements contained in the Option Release, (i) PCCC will pay to the holder of that PCCC Option, in cash, and in a lump-sum prior to the Effective Time, an amount (if any) equal to (A) $30.00, minus the exercise price of that PCCC Option as provided in the written agreement evidencing it, multiplied by (B) the number of shares covered by the PCCC Option, (ii) the holder understands and agrees that he or she will be and remain responsible for the timely payment of all federal and state income taxes and his or her portion of any FICA and FUTA taxes applicable to the above payment, (iii) PCCC and its successors in interest may withhold from such payment any and all such taxes that it reasonably believes it is required to withhold; (iv) the holder understands and agrees that no assurances or representations are being made to him or her by PCCC with respect to the tax treatment of any such payment, and (v) the holder fully and completely releases PCCC and its successors in interest from any further obligation with respect to his or her PCCC Option and from any liability for the tax consequences of such payment. No such payment shall be made unless and until the holder of the PCCC Option with respect to which payment is to be made executes and delivers an Option Release to PCCC. As a result of the Merger, and by operation of law, FCB will become responsible for PCCC's obligations, and shall become entitled to all rights of PCCC, under the Option Releases, from and after the Effective Time. If necessary in order to fund payments it is obligated to make pursuant to this Paragraph 6.11 prior to the Effective Time, PCCC shall be permitted to sell securities held in its investment portfolio or to borrow funds for a term not exceeding 90 days. Prior to taking any such action, PCCC agrees to consult with FCB to discuss any such sale or borrowing, and PCCC will in good faith consider FCB's recommendations in making its decision on arrangements for such funding. If the tax law existing on the date of the execution of this Agreement changes prior to the Effective Time and negatively impacts the holders of PCCC Options, PCCC reserves the right to compensate the affected holders in the form of a bonus to cover any additional taxes which may be due as a result of payment for the cancellation of PCCC Options.

        6.12    Credit Files and Documentation.    Prior to the Effective Time, PCCC and PCB will adopt and implement policies and procedures, or amend their existing policies and procedures, as specified by FCB for the creation, content and maintenance of credit files. PCB will review each existing credit file relating to an outstanding Loan on its books having a principal balance of $100,000 or more and will take all such commercially reasonable actions as are necessary or that FCB specifies to conform, in all material respects, the content and format of those credit files to, and to cause those credit files to contain, in all material respects, all items of information and documentation required by, FCB's policies and procedures; and, PCB will use its commercially reasonable efforts in good faith to take those same actions with respect to its other credit files.

        6.13    Correction of Credit Documentation and Compliance Deficiencies.    If, during the course of its continuing review of PCB's credit files after the date of this Agreement, FCB notifies PCCC of situations or circumstances relating to specific Loans or credit files that FCB has identified and that FCB, in its discretion, considers to be deficiencies in Loan documentation or to constitute violations of applicable banking rules or regulations relating to Loans, PCB promptly will take all commercially reasonable actions as are necessary or that FCB specifies in order to correct, in all material respects, those deficiencies or violations to FCB's reasonable satisfaction prior to the Effective Time.

ARTICLE VII
CONDITIONS PRECEDENT TO MERGER

        7.01.    Conditions to all Parties' Obligations.    Notwithstanding any other provision of this Agreement to the contrary, the obligations of each of the parties to this Agreement to consummate the transactions described herein shall be conditioned upon the satisfaction of each of the following conditions precedent on or prior to the Closing Date:

          (a)    Approval by Regulatory Authorities; Disadvantageous Conditions.    (i) The Merger and other transactions described in this Agreement shall have been approved, to the extent required by law, by the South Carolina Board, the FDIC and the FRB, and by all other Regulatory Authorities having jurisdiction over such transactions; (ii) no Regulatory Authority shall have objected to or withdrawn its approval of such transactions or imposed any condition on such transactions or its approval thereof, which condition is reasonably deemed by FCB to so adversely impact the economic or business benefits of this Agreement to FCB as to render it inadvisable for it to consummate the Merger; (iii) the 15-day or 30-day waiting period, as applicable, required following necessary approvals by the FDIC for review of the transactions described herein by the United States Department of Justice shall have expired, and, in connection with any such review, no objection to the Merger shall have been raised; and (iv) all other consents, approvals and permissions, and the satisfaction of all of the requirements prescribed by law or regulation, necessary to the carrying out of the transactions contemplated herein shall have been procured.

          (b)    Adverse Proceedings, Injunction, Etc.    There shall not be (i) any order, decree or injunction of any court or agency of competent jurisdiction which enjoins or prohibits the Merger or any of the other transactions described in this Agreement or either of the parties hereto from consummating any such transaction, (ii) any pending or threatened investigation of the Merger or any of such other transactions by the United States Department of Justice, or any actual or threatened litigation under federal antitrust laws relating to the Merger or any other such transaction, (iii) any suit, action or proceeding by any person (including any Regulatory Authority), pending or threatened before any court or governmental agency in which it is sought to restrain or prohibit PCCC, PCB or FCB from consummating the Merger or carrying out any of the terms or provisions of this Agreement, or (iv) any other suit, claim, action or proceeding pending or threatened against PCCC, PCB, PFS or FCB or any of their respective officers or directors which shall reasonably be considered by PCCC or FCB to be materially burdensome in relation to the proposed Merger or materially adverse in relation to the financial condition, results of operations, prospects, businesses, assets, Loan portfolio, investments, properties or operations of either such corporation, and which has not been dismissed, terminated or resolved to the satisfaction of all parties hereto within 90 days of the institution or threat thereof.

          (c)    Approval by Boards of Directors and Shareholders.    The Boards of Directors of each of PCCC, PCB and FCB shall have duly approved and adopted this Agreement, the shareholders of PCCC shall have duly approved the Plan of Merger at the PCCC Shareholders' Meeting, and PCCC and Bancorp, as the sole shareholders of PCB and FCB, respectively, shall have duly approved and adopted the Plan of Merger, all by appropriate resolutions and to the extent required by and in accordance with the provisions of this Agreement, applicable law, and applicable provisions of their respective Articles of Incorporation and ByLaws.

          (d)    Fairness Opinion.    PCCC shall have received from its financial advisor, The Carson Medlin Company, a written opinion, dated within five business days prior to the mailing date for the Proxy Statement, in a form satisfactory to it (the "PCCC Fairness Opinion"), to the effect that the terms of the Merger, including the consideration to be received by PCCC's shareholders in the Merger, is fair, from a financial point of view, to PCCC and its shareholders, and The Carson Medlin Company shall have delivered a letter to PCCC, dated as of a date within five business days preceding the Closing Date, to the effect that it remains its opinion that the terms of the Merger are fair, from a financial point of view, to PCCC and its shareholders.

          (e)    Consulting Agreement.    The Consulting Agreement, as described in Paragraph 6.09(a) shall have been executed and delivered by and between PCB, FCB and Tommy B. Wessinger and shall remain in full force and effect in accordance with its original terms, except to the extent that such Agreement shall have been modified or amended with the written consent of all parties thereto.

          (f)    Employment Agreements.    The Employment Agreements described in Paragraph 6.09(b) shall have been executed and delivered by and between PCB and each of the officers of PCB named in that Paragraph, PCB shall have delivered a fully executed copy of each such Employment Agreement to FCB, and each such Employment Agreement shall not have been terminated, modified or amended by PCB except with the written consent of FCB.

          (g)    No Termination or Abandonment.    This Agreement shall not have been terminated or abandoned by either party hereto.

          (h)    Articles of Merger; Other Actions.    The Articles of Merger described in Paragraph 1.06 shall have been duly executed by FCB and filed with the South Carolina Secretary of State as provided in that Paragraph.

        7.02.    Additional Conditions to PCCC's and PCB's Obligations.    Notwithstanding any other provision of this Agreement to the contrary, PCCC's and PCB's separate obligation to consummate the transactions described herein shall be conditioned upon the satisfaction of each of the following conditions precedent on or before the Closing Date:

          (a)    Compliance with Laws.    FCB shall have complied in all material respects with all federal and state laws and regulations applicable to the transactions described in this Agreement where the violation of or failure to comply with any such law or regulation could or may be material and adverse to FCB's ability to consummate the Merger.

          (b)    FCB's Representations and Warranties and Performance of Agreements; Officers' Certificate.    Unless waived in writing by PCCC as provided in Paragraph 10.02, each of the representations and warranties of FCB contained in this Agreement shall have been true and correct in all material respects as of the date hereof, and they shall remain true and correct on and as of the Closing Date with the same force and effect as though made on and as of such date, except (i) for changes or exceptions which are not, individually or in the aggregate, material and adverse to FCB's ability to consummate the Merger and other transactions described herein, and (ii) as otherwise contemplated by this Agreement; and FCB shall have performed in all material respects all of its obligations, covenants and agreements hereunder to be performed by it on or before the Closing Date.

          PCCC and PCB shall have received a certificate dated as of the Closing Date and executed by FCB and its Chief Executive Officer and Chief Financial Officer to the effect that the conditions of this subparagraph have been met and as to such other matters as may be reasonably requested by PCCC.

          (c)    Legal Opinion of FCB's Counsel.    PCCC shall have received the written legal opinion of Sherrill & Roof, LLP, counsel for FCB, dated as of the Closing Date, covering matters normally covered in such opinions and such other matters as PCCC shall reasonably request and otherwise in form and substance reasonably satisfactory to PCCC.

          (d)    Other Documents and Information.    FCB shall have provided to PCCC correct and complete copies (certified by its Secretary) of resolutions of its Board of Directors and sole shareholder pertaining to approval of this Agreement and the Merger and other transactions contemplated herein, together with a certificate of the incumbency of FCB's officers who executed this Agreement or any other documents delivered to PCCC and PCB in connection with the Closing.

          (e)    Acceptance by PCCC's Counsel.    The form and substance of all legal matters described in this Agreement or related to the transactions contemplated herein shall be reasonably acceptable to PCCC's legal counsel.

        7.03.    Additional Conditions to FCB's Obligations.    Notwithstanding any other provision of this Agreement to the contrary, FCB's separate obligation to consummate the transactions described herein shall be conditioned upon the satisfaction of each of the following conditions precedent on or before the Closing Date:

          (a)    Material Adverse Change.    There shall not have occurred any PCCC Material Adverse Change, and there shall not have occurred any events or developments, and there shall not exist any conditions or circumstances which, individually or in the aggregate, and with the lapse of time or otherwise, reasonably could be expected to cause, create or result in any PCCC Material Adverse Change.

          (b)    Compliance with Laws.    PCCC and PCB each shall have complied in all material respects with all federal and state laws and regulations applicable to the transactions described in this Agreement and where the violation of or failure to comply with any such law or regulation reasonably could be expected to have a PCCC Material Adverse Effect.

          (c)    PCCC's and PCB's Representations and Warranties and Performance of Agreements; Officers' Certificate.    Unless waived in writing by FCB as provided in Paragraph 10.02, each of the representations and warranties of PCCC contained in this Agreement shall have been true and correct in all material respects as of the date hereof, and they shall remain true and correct at and as of the Closing Date with the same force and effect as though made on and as of such date, except (i) for changes or exceptions which, individually or in the aggregate, have not had, and can not reasonably be expected to have, a PCCC Material Adverse Effect, and (ii) as otherwise contemplated by this Agreement; and PCCC shall have performed in all material respects all its obligations, covenants and agreements hereunder to be performed by it on or before the Closing Date.

          FCB shall have received a certificate dated as of the Closing Date and executed by PCCC and its Chief Executive Officer and Chief Financial Officer to the effect that the conditions of this subparagraph have been met and as to such other matters as may be reasonably requested by FCB.

          (d)    Director Resignations.    PCB shall have received and delivered to FCB a Director Resignation from each then current member of PCB's Board of Directors, effective as of the Effective Time.

          (e)    PCCC Option Terminations and Releases.    Except to the extent that they shall previously have been exercised in accordance with their terms, all outstanding PCCC Options shall have been effectively terminated in the manner described in Paragraph 6.11, effective not later than the Effective Time.

          (f)    Consents to Assignments.    PCCC shall have obtained and delivered to FCB the consents to assignments of contracts and leases requested by FCB pursuant to Paragraph 4.01(g) above.

          (g)    Legal Opinion of PCCC's Counsel.    FCB shall have received the written legal opinion of Nelson, Mullins, Riley & Scarborough, LLP, counsel to PCCC and PCB, dated as of the Closing

  Date, covering matters normally covered in such opinions and such other matters as FCB shall reasonably request and otherwise in form and substance reasonably satisfactory to FCB.

          (h)    Other Documents and Information.    PCCC and PCB shall have provided to FCB correct and complete copies (all certified by PCCC's and PCB's Secretaries) of PCCC's and PCB's Articles of Incorporation and Bylaws, and resolutions of their Boards of Directors and shareholders pertaining to approval of this Agreement and the Merger and other transactions contemplated herein, together with a certificate as to the incumbency of PCCC's and PCB's officers who executed this Agreement or any other documents delivered to FCB in connection with the Closing.

          (i)    Acceptance by FCB's Counsel.    The form and substance of all legal matters described in this Agreement or related to the transactions contemplated herein shall be reasonably acceptable to FCB's legal counsel.

ARTICLE VIII
TERMINATION; BREACH; REMEDIES

        8.01.    Mutual Termination.    At any time prior to the Effective Time (and whether before or after approval hereof by the shareholders of PCCC), this Agreement may be terminated by the mutual agreement of PCCC and FCB. Upon any such mutual termination, all obligations of PCCC, PCB and FCB hereunder shall terminate and each party shall pay its own costs and expenses as provided in Paragraph 6.07.

        8.02.    Unilateral Termination.    Prior to the Effective Time, this Agreement may be terminated by either FCB or PCCC (whether before or after approval hereof by PCCC's shareholders) upon written notice to the other parties in the manner provided herein and under the circumstances described below.

          (a)    Termination by FCB.    This Agreement may be terminated by FCB by action of its Board of Directors or Executive Committee:

              (i)  if any of the conditions to FCB's obligations set forth in Paragraph 7.01 or 7.03 above shall not have been satisfied in all material respects or effectively waived in writing by FCB by May 31, 2005 (except to the extent the failure of such condition to be satisfied has been caused by the failure of FCB to satisfy any of its obligations, covenants or agreements contained herein);

             (ii)  if PCCC or PCB shall have violated or failed to fully perform any of their obligations, covenants or agreements contained in Article IV or VI herein in any material respect, except for breaches, violations or failures that, individually or in the aggregate, have not had, and can not reasonably be expected to have, a PCCC Material Adverse Effect;

           (iii)  if FCB determines at any time that (A) any of PCCC's or PCB's representations or warranties contained in Article II above or in any other certificate or writing delivered pursuant to this Agreement shall have been false or misleading in any material respect when made or would have been false or misleading in any material respect except for the fact that the representation or warranty was limited to or qualified based on the Best Knowledge of PCCC, or that (B) there has occurred any event or development or that there exists any condition or circumstance which has caused or, with the lapse of time or otherwise, reasonably could be expected to cause any such representations or warranties to become false or misleading in any material respect or that would cause any such representation or warranty to become false or misleading in any material respect except for the fact that the representation or warranty was limited to or qualified based on the Best Knowledge of PCCC, except, in either such case, for inaccuracies, changes and exceptions in and to representations or warranties that, individually or in the aggregate, have not had, and can not reasonably be expected to have, a PCCC Material Adverse Effect;

            (iv)  if PCCC's shareholders do not ratify and approve this Agreement and the Merger at the PCCC Shareholders' Meeting or if, notwithstanding FCB's satisfaction in all material respects of its obligations under Paragraphs 6.02 above, the PCCC Shareholders' Meeting is not held by March 31, 2005;

             (v)  if the Merger shall not have become effective on or before June 30, 2005, or such later date as shall be mutually agreed upon in writing by FCB and PCCC;

            (vi)  under the circumstances described in Paragraph 6.04; or

           (vii)  if, for the reasons and to the extent permitted by Paragraph 4.01, the Proxy Statement distributed by PCCC to its shareholders in connection with the PCCC Shareholders' Meeting does not state that PCCC's Board of Directors considers the Merger to be advisable and in the best interests of PCCC and its shareholders and that the Board recommends that PCCC's shareholders vote for approval of the Plan of Merger (or, after having made such a recommendation in the Proxy Statement, the Board withdraws, qualifies or revises that recommendation in any material respect), or PCCC's Board of Directors does not actively encourage PCCC's shareholder to vote their shares of PCCC Stock at the PCCC Shareholders' Meeting in favor of ratification and approval of the Plan of Merger.

          However, before FCB may terminate this Agreement for any of the reasons specified above in (i), (ii) or (iii) of this Paragraph 8.02(a), it shall give written notice to PCCC in the manner provided herein stating its intent to terminate and a description of the specific breach, default, violation or other condition giving rise to its right to so terminate, and such termination by FCB shall not become effective if, within 30 days following the giving of such notice, PCCC or PCB shall cure such breach, default or violation or satisfy such condition to the reasonable satisfaction of FCB or, if such breach, default, violation or other condition is not reasonably susceptible to cure or satisfaction within 30 days, then following receipt of FCB's written notice PCCC or PCB shall have promptly commenced good faith efforts to cure or satisfy the breach, default, violation or condition, shall diligently continue those efforts, and shall actually cure or satisfy the breach, default, violation or condition to FCB's reasonable satisfaction within a reasonable time thereafter. In the event PCCC or PCB cannot or does not cure such breach, default or violation or satisfy such condition to the reasonable satisfaction of FCB within such notice period (or during the extended period described above), termination of this Agreement by FCB thereafter shall be effective upon its giving of written notice of termination to PCCC in the manner provided herein.

          (b)    Termination by PCCC.    Prior to the Effective Time, this Agreement may be terminated by PCCC by action of its Board of Directors:

              (i)  if any of the conditions to PCCC's and PCB's obligations set forth in Paragraph 7.01 or 7.02 above shall not have been satisfied in all material respects or effectively waived in writing by PCCC by May 31, 2005 (except to the extent that the failure of such condition to be satisfied has been caused by the failure of PCCC or PCB to satisfy any of its obligations, covenants or agreements contained herein);

             (ii)  if FCB shall have violated or failed to fully perform any of its obligations, covenants or agreements contained in Article V or VI herein in any material respect except for breaches, violations or failures that, individually or in the aggregate, have not had, and can not reasonably be expected to have, an adverse effect on FCB's ability to consummate the Merger;

           (iii)  if PCCC determines at any time that (A) any of FCB's representations and warranties contained in Article III herein or in any other certificate or writing delivered pursuant to this Agreement shall have been false or misleading in any material respect when made or would have been false or misleading in any material respect except for the fact that the representation or warranty was limited to or qualified based on the Best Knowledge of FCB, or that (B) there has occurred any event or development or that there exists any condition or circumstance which has caused or, with the lapse of time or otherwise, reasonably could be expected to cause any such representations or warranties to become false or misleading in any material respect or that would cause any such representation or warranty to become false or misleading in any material respect except for the fact that the representation or warranty was limited to or qualified based on the Best Knowledge of FCB, in either such case, for inaccuracies, changes and exceptions in and to representations or warranties that, individually or in the aggregate, have not had, and can not reasonably be expected to have, a material adverse effect on FCB's ability to consummate the Merger;

            (iv)  if, notwithstanding PCCC's satisfaction of its obligations under Paragraphs 4.01(a) and 6.02 above, its shareholders do not ratify and approve this Agreement and the Merger at the PCCC Shareholders' Meeting;

             (v)  if the Merger shall not have become effective on or before June 30, 2005, unless such date is extended as evidenced by the written mutual agreement of the parties hereto; or,

            (vi)  in the event that the Board of Directors of PCCC determines in good faith, after consultation with outside counsel, that in light of a "Superior Proposal" (as defined below) it is necessary to terminate this Agreement in order to comply with its fiduciary duties to PCCC and to PCCC's shareholders under applicable law; provided, however, that PCCC's Board of Directors may terminate this Agreement pursuant to this Section 8.02(b)(vi) only if it concurrently enters into an "Acquisition Agreement" (as defined below) related to a Superior Proposal; and, provided further, however, that this Agreement may be terminated pursuant to this Section 8.02(b)(vi) only after the fifth business day following FCB's receipt of written notice advising FCB that the Board of Directors of PCCC is prepared to accept a Superior Proposal, and only if, during such five-day period, if FCB so elects, PCCC and its advisors shall have negotiated in good faith with FCB to make such adjustments in the terms and conditions of this Agreement as would enable FCB to proceed with the transactions contemplated herein on such adjusted terms.

            "Superior Proposal" means an unsolicited, bona fide, written offer made by a third party to consummate an "Acquisition Proposal" (as defined below) that PCCC's Board of Directors determines in good faith, after consulting with its outside legal counsel and its financial advisor, would, if consummated, result in a transaction that is more favorable to the shareholders of PCCC than the transactions contemplated hereby.

            "Acquisition Proposal" means any proposal or offer with respect to any of the following (other than the transactions contemplated hereunder): (i) any merger, consolidation, share exchange, business combination, or other similar transaction involving PCCC or PCB, (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of PCCC's consolidated assets in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 25% or more of the outstanding shares of PCCC's or PCB's capital stock, or the filing of a registration statement under the Securities Act of 1933 in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in an any of the foregoing.

            "Acquisition Agreement" means any letter of intent, agreement in principle, acquisition agreement or other similar agreement that relates to or provides for any transaction that is described in or contemplated by Acquisition Proposal.

          However, before PCCC may terminate this Agreement for any of the reasons specified above in clause (i), (ii) or (iii) of this Paragraph 8.02(b), it shall give written notice to FCB in the manner provided herein stating its intent to terminate and a description of the specific breach, default, violation or other condition giving rise to its right to so terminate, and such termination by PCCC shall not become effective if, within 30 days following the giving of such notice, FCB shall cure such breach, default or violation or satisfy such condition to the reasonable satisfaction of PCCC or, if such breach, default, violation or other condition is not reasonably susceptible to cure or satisfaction within 30 days, then following receipt of PCCC's written notice FCB shall have promptly commenced good faith efforts to cure or satisfy the breach, default, violation or condition, shall diligently continue those efforts, and shall actually cure or satisfy the breach, default, violation or condition to PCCC's reasonable satisfaction within a reasonable time thereafter. In the event FCB cannot or does not cure such breach, default or violation or satisfy such condition to the reasonable satisfaction of PCCC within such notice period (or during the extended period described above), termination of this Agreement by PCCC thereafter shall be effective upon its giving of written notice thereof to FCB in the manner provided herein.

          (c)    Survival of Certain Covenants Following Termination.    Notwithstanding anything contained in this Agreement to the contrary, PCCC's, PCB's and FCB's respective rights, obligations and liabilities pursuant to Paragraphs 6.03, 8.01, 8.02, 8.03, 8.04 and 9.01(a) of this Agreement shall not be affected by a termination of this Agreement, and, following any such termination, those rights, obligations and liabilities shall survive, remain in full force and effect and be fully enforceable in accordance with their terms.

        8.03.    Termination Fees.

          (a)   If FCB terminates this Agreement pursuant to Paragraph 8.02(a)(vii), then PCCC shall make payment to FCB of a termination fee in the amount of $250,000. Such amount shall be paid by wire transfer of immediately available funds within two business days following such termination. Additionally, if at any time after the date of this Agreement and before the date 12 months after such termination PCCC or PCB shall have executed or entered into an Acquisition Agreement, then PCCC and PCB shall be obligated, jointly and severally, to make payment to FCB of an additional termination fee in the amount of $750,000. Such additional amount shall be paid by wire transfer of immediately available funds within two business days following the later of such termination or the date the Acquisition Agreement is executed or entered into.

          (b)   If this Agreement is terminated by PCCC pursuant to Paragraph 8.02(b)(ii) where FCB's failure to fully perform any of its obligations, covenants or agreements that gives rise to such termination was for reasons reasonably within FCB's control, then FCB shall be obligated to make payment to PCCC of a termination fee in the amount of $500,000. Such amount shall be paid by wire transfer of immediately available funds within two business days following such termination.

          (c)   If this Agreement is terminated by FCB pursuant to Paragraph 8.02(a)(ii) where PCCC's or PCB's failure to fully perform any of its obligations, covenants or agreements that gives rise to such termination was for reasons reasonably within PCCC's or PCB's control, then PCCC and PCB shall be obligated, jointly and severally, to make payment to FCB of a termination fee in the amount of $250,000. Such amount shall be paid by wire transfer of immediately available funds within two business days following such termination. Additionally, if at any time after the date of this Agreement and prior to the date of such termination an Acquisition Proposal has been publicly announced, disclosed or communicated or made known to the senior management or

  Board of Directors of PCCC, then PCCC and PCB shall be obligated, jointly and severally, to make payment to FCB of an additional termination fee in the amount of $750,000 if, at any time after the date of this Agreement and before the date 12 months after such termination, PCCC or PCB shall have executed or entered into an Acquisition Agreement. Such additional amount shall be paid by wire transfer of immediately available funds within two business days following the later of such termination or the date the Acquisition Agreement is executed or entered into.

          (d)   If this Agreement is terminated by either FCB pursuant to Paragraph 8.02(a)(iv), or by PCCC pursuant to Section 8.02(b)(iv), and in any such case an Acquisition Proposal has been publicly announced, disclosed or communicated or made known to the senior management or Board of Directors of PCCC at any time after the date of this Agreement and prior to the date of the PCCC Shareholders' Meeting, then PCCC and PCB shall be obligated, jointly and severally, to make payment to FCB of a termination fee in the amount of $1,000,000 if, at any time after the date of this Agreement and before the date 12 months after such termination, PCCC or PCB shall have executed or entered into an Acquisition Agreement. Such amount shall be paid by wire transfer of immediately available funds within two business days following the later of such termination or the date the Acquisition Agreement is executed or entered into.

          (e)   If PCCC terminates this Agreement pursuant to Paragraph 8.2(b)(vi), then PCCC and PCB shall be obligated, jointly and severally, to make payment to FCB of a termination fee in the amount of $1,000,000. Such amount shall be paid by wire transfer of immediately available funds within two business days following such termination.

          (f)    Any termination fees payable by FCB, PCCC or PCB under any provision of this Paragraph 8.03 shall be in addition to, and not in lieu of, any other amounts that also may become payable by any of them pursuant to Paragraph 8.04 below.

        8.04.    Breach; Remedies.

          (a)    Breach by PCCC or PCB.    Except as otherwise provided in this Paragraph 8.04, and in addition to any termination fees that may become payable under Paragraph 8.03 above, (i) in the event of a breach by PCCC or PCB of any of its representations or warranties contained in Article II of this Agreement or in any other certificate or writing delivered pursuant to this Agreement, or in the event of PCCC's or PCB's failure to perform or violation of any of its obligations, agreements or covenants contained in Articles IV or VI of this Agreement, FCB's sole right and remedy shall be to terminate this Agreement prior to the Effective Time to the extent provided in Paragraph 8.02(a); and (ii) in the event of any such termination of this Agreement by FCB due to a failure by PCCC or PCB to perform any of their obligations, agreements or covenants contained in Articles IV or VI of this Agreement for reasons reasonably within its control, PCCC and PCB additionally shall be obligated, jointly and severally, to reimburse FCB for up to (but not more than) $250,000 in expenses described in Paragraph 6.07 which actually have been incurred by FCB.

          (b)    Breach by FCB.    Except as otherwise provided in this Paragraph 8.04, and in addition to any termination fees that may become payable under Paragraph 8.03 above, (i) in the event of a breach by FCB of any of its representations or warranties contained in Article III of this Agreement, or in the event of FCB's failure to perform or violation of any of its obligations, agreements or covenants contained in Articles V or VI of this Agreement, PCCC's and PCB's sole right and remedy shall be to terminate this Agreement prior to the Effective Time to the extent provided in Paragraph 8.02(b); and (ii) in the event of any such termination of this Agreement by PCCC and PCB due to a failure by FCB to perform any of its obligations, agreements or covenants contained in Articles V or VI of this Agreement for reasons reasonably within its control, FCB additionally shall be obligated to reimburse PCCC and PCB for up to (but not more than) an aggregate of $250,000 in expenses described in Paragraph 6.07 which actually have been incurred by PCCC and PCB.

          (c)    Willful and Intentional Breach.    Notwithstanding subparagraphs 8.04(a) and 8.04(b) or any other provision of this Agreement to the contrary:

      (i)
      if either party to this Agreement breaches this Agreement by willfully or intentionally and without justification failing to perform or violating any of its obligations, agreements or covenants contained in Articles IV, V or VI of this Agreement, such party shall be obligated to pay all expenses of the other parties described in Paragraph 6.07, together with other damages recoverable at law or in equity; and,

      (ii)
      either party shall be entitled to commence a suit at law for the purposes of (A) obtaining appropriate equitable relief in the event of a violation, or imminent violation, by the other party of Paragraph 6.03 above, or (B) enforcing the indemnification obligation of the other party under Paragraph 9.01 of this Agreement.

ARTICLE IX
INDEMNIFICATION

        9.01.    Indemnification Following Termination of Agreement.

          (a)    By PCCC and PCB.    PCCC and PCB agree that, in the event this Agreement is terminated for any reason and the Merger is not consummated, it will indemnify, hold harmless and defend FCB and its officers, directors, attorneys, financial advisors and consultants from and against any and all claims, disputes, demands, causes of action, suits or proceedings of any third party (including any Regulatory Authority), together with all losses, damages, liabilities, obligations, costs and expenses of every kind and nature in connection therewith (including without limitation reasonable attorneys' fees and legal costs and expenses in connection therewith), whether known or unknown, and whether now existing or hereafter arising, which may be threatened against, incurred, undertaken, received or paid by FCB:

              (i)  in connection with or which arise out of, result from, or are based upon (A) PCCC's, PCB's or PFS's operations or business transactions or its relationship with any of its employees, or (B) PCCC's, PCB's or PFS's failure to comply with any statute or regulation of any federal, state or local government or agency (or any political subdivision thereof) in connection with the transactions described in this Agreement;

             (ii)  in connection with or which arise out of, result from, or are based upon any fact, condition or circumstance that constitutes a breach by PCCC or PCB of, or any inaccuracy, incompleteness or inadequacy in, any of its representations or warranties under or in connection with this Agreement, or any failure of PCCC or PCB to perform any of its covenants, agreements or obligations under or in connection with this Agreement; or,

           (iii)  in connection with or which arise out of, result from, or are based upon any information provided by PCCC or PCB which is included in the Proxy Statement and which information causes the Proxy Statement at the time of its mailing to PCCC's shareholders to contain any untrue statement of a material fact or to omit any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not false or misleading.

          (b)    By FCB.    FCB agrees that, in the event this Agreement is terminated for any reason and the Merger is not consummated, it will indemnify, hold harmless and defend PCCC and PCB and their officers, directors, attorneys, financial advisors and consultants from and against any and all claims, disputes, demands, causes of action, suits, proceedings of any third party (including any Regulatory Authority), together with all losses, damages, liabilities, obligations, costs and expenses of every kind and nature in connection therewith (including without limitation reasonable attorneys' fees and legal costs and expenses in connection therewith), whether known or unknown, and whether now existing or hereafter arising, which may be threatened against, incurred, undertaken, received or paid by PCCC or PCB:

              (i)  in connection with or which arise out of, result from, or are based upon (A) FCB's operations or business transactions or its relationship with any of its employees, or (B) FCB's failure to comply with any statute or regulation of any federal, state or local government or agency (or any political subdivision thereof) in connection with the transactions described in this Agreement;

             (ii)  in connection with or which arise out of, result from, or are based upon any fact, condition or circumstance that constitutes a breach by FCB of, or any inaccuracy, incompleteness or inadequacy in, any of its representations or warranties under or in connection with this Agreement, or any failure of FCB to perform any of its covenants, agreements or obligations under or in connection with this Agreement; or,

           (iii)  in connection with or which arise out of, result from, or are based upon any information provided by FCB which is included in the Proxy Statement and which information causes the Proxy Statement at the time of its mailing to PCCC's shareholders to contain any untrue statement of a material fact or to omit any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not false or misleading.

          (c)    Procedure for Claiming Indemnification.    If any matter subject to indemnification under this Paragraph 9.01 arises in the form of a claim (herein referred to as a "Third Party Claim") against PCCC, PCB or FCB, or their respective successors and assigns, or any of their respective subsidiary entities, officers, directors, attorneys, financial advisors or consultants (collectively, "Indemnitees"), the Indemnitee promptly shall give notice and details thereof, including copies of all pleadings and pertinent documents, to the party obligated for indemnification hereunder (the "Indemnitor"). Within 15 days of such notice, the Indemnitor either (i) shall pay the Third Party Claim either in full or upon agreed compromise, or (ii) shall notify the applicable Indemnitee that the Indemnitor disputes the Third Party Claim and intends to defend against it, and thereafter shall so defend and pay any adverse final judgment or award in regard thereto. Such defense shall be controlled by the Indemnitor and the cost of such defense shall be borne by it, except that the Indemnitee shall have the right to participate in such defense at its own expense and provided that the Indemnitor shall have no right in connection with any such defense or the resolution of any such Third Party Claim to impose any cost, restriction, limitation or condition of any kind that compromises the Indemnitee hereunder. In the case of an Indemnitee that is an officer, director or attorney of a party to this Agreement, then that party agrees that it shall cooperate in all reasonable respects in the defense of any such Third Party Claim, including making personnel, books and records relevant to the Third Party Claim available to the Indemnitor without charge therefor except for out-of-pocket expenses. If the Indemnitor fails to take action within 15 days as hereinabove provided or, having taken such action, thereafter fails diligently to defend and resolve the Third Party Claim, the Indemnitee shall have the right to pay, compromise or defend the Third Party Claim and to assert the indemnification provisions hereof. The Indemnitee also shall have the right, exercisable in good faith, to take such action as may be necessary to avoid a default prior to the assumption of the defense of the Third Party Claim by the Indemnitor.

        9.02.    Indemnification of PCCC's and PCB's Directors and Officers.

          (a)   From and after the Effective Time, and without releasing any insurance carrier and after exhaustion of all applicable director and officer liability insurance coverage for PCCC, PCB and PFS and their directors and officers, FCB, as successor in interest to PCCC and PCB, will be obligated to indemnify each present and former director and officer of PCCC, PCB, PFS, and each officer or employee of PCCC, PCB and PFS that is serving or has served as a director or trustee of another entity expressly at PCCC's request or direction (each, an "Indemnified Party"), as and to the extent that each of those persons would have had a right to be indemnified by PCCC and PCB under their respective certificates of incorporation and bylaws in effect on the date of this Agreement, or under Chapter 8 of the South Carolina Business Corporation Act of 1988, had the Merger not been consummated, against any costs or expenses (including reasonable attorneys' fees), judgments, fines, amounts paid in settlement, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time, as they are from time to time incurred.

          (b)   Any Indemnified Party wishing to claim indemnification under Paragraph 9.02(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify FCB thereof, but the failure to so notify shall not relieve FCB of any liability it may have hereunder to such Indemnified Party if such failure does not materially and substantially prejudice FCB. Notwithstanding anything contained in this Paragraph 9.02 to the contrary, FCB shall have the right to assume the defense of any such claim, action, suit, proceeding or investigation and, upon such assumption, FCB shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses incurred by such Indemnified Party in connection with the defense thereof. However, if FCB elects not to assume such defense or counsel for such Indemnified Party, or if FCB advises such Indemnified Party that there are issues which raise conflicts of interest between FCB and such Indemnified Party, such Indemnified Party may retain counsel reasonably satisfactory to him, and FCB shall pay the reasonable fees and expenses of such counsel.

          (c)   Notwithstanding anything contained in this Paragraph 9.02 to the contrary, FCB shall not be liable for any settlement of any such claim, action, suit, proceeding or investigation that is effected without its prior written consent.

          (d)   In the event FCB or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of FCB assume the obligations set forth in this Paragraph 9.02.

          (e)   The provisions of this Section 9.02 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her representatives.

ARTICLE X
MISCELLANEOUS PROVISIONS

        10.01.    Survival of Representations, Warranties, Indemnification and Other Agreements.

          (a)    Representations, Warranties and Other Agreements.    Except as provided below, none of the representations, warranties or agreements of PCCC, PCB or FCB contained in this Agreement shall survive consummation of the Merger, and no party shall have any right after the Effective Time to recover damages or any other relief from any other party to this Agreement by reason of any breach of representation or warranty, any nonfulfillment or nonperformance of any agreement contained herein, or otherwise.

          (b)    Indemnification.    The agreements of PCCC, PCB and FCB under Paragraph 9.01 shall become effective only in the event that this Agreement is terminated, and those agreements shall survive any such termination, and neither of the parties shall have any obligations under Paragraph 9.01 in the event of or following consummation of the Merger.

        10.02.    Waiver.    Any term or condition of this Agreement may be waived (except as to matters of regulatory approvals and other approvals required by law), either in whole or in part, at any time by the party which is, and whose shareholders are, entitled to the benefits thereof; provided, however, that any such waiver shall be effective only upon a determination by the waiving party (through action of its Board of Directors or, in FCB's case, by its Board of Directors or Executive Committee) that such waiver would not adversely affect the interests of the waiving party or its shareholders; and, provided further, that no waiver of any term or condition of this Agreement by either party shall be effective unless such waiver is in writing and signed by the waiving party, nor shall any such waiver be construed to be a waiver of any succeeding breach of the same term or condition or a waiver of any other or different term of condition. No failure or delay of either party to exercise any power, or to insist upon a strict compliance by the other party of any obligation, and no custom or practice at variance with any terms hereof, shall constitute a waiver of the right of any either to demand full and complete compliance with such terms.

        10.03.    Amendment.    This Agreement may be amended, modified or supplemented at any time or from time to time prior to the Effective Time, and either before or after its approval by the shareholders of PCCC, by an agreement in writing approved by the Board of Directors of PCCC and the Board of Directors or Executive Committee of FCB and executed in the same manner as this Agreement; provided however, that, except with the further approval of PCCC's shareholders of that change or as otherwise provided herein, following approval of this Agreement by PCCC's shareholders no change may be made in the amount of consideration into which each share of PCCC Stock will be converted.

        10.04.    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or by recognized overnight courier, by U.S. mail, first class postage prepaid, or by telecopier when a receipt for delivery is obtained by the sender, in each case addressed as follows (or to such other address as shall have been communicated to the party giving the notice as provided above):

If to PCCC or PCB, to:	With copy to:
People's Community Capital Corporation 125 Park Avenue, SW Aiken, South Carolina 29801 Attn: Thomas B. Wessinger, Chief Executive Officer Fax: (803) 641-7555	Neil Grayson Nelson, Mullins, Riley & Scarborough, LLP 104 S. Main Street, Suite 900 Greenville, South Carolina 29601 Fax: (864) 250-2359
If to FCB, to:	With copy to:
First Citizens Bank and Trust Company, Inc. 1225 Lady Street Columbia, South Carolina 29201 Attn: Craig L. Nix, Chief Financial Officer Fax: (803) 931-8648	William R. Lathan, Jr. Ward and Smith, P.A. 1001 College Court New Bern, NC 28562 Fax: (252) 672-5477	C. Joseph Roof Sherrill & Roof LLP 1122 Lady St., Suite 700 Columbia, SC 29201 Fax: (803) 733-2990

        10.05.    Further Assurance.    PCCC, PCB and FCB each agrees to furnish to each other party such further assurances with respect to the matters contemplated in this Agreement and their respective agreements, covenants, representations and warranties contained herein, including the opinion of legal counsel, as such other party may reasonably request.

        10.06.    Headings and Captions.    Headings and captions of the Paragraphs of this Agreement have been inserted for convenience of reference only and do not constitute a part hereof.

        10.07.    Gender and Number.    As used in this Agreement, the masculine gender shall include the feminine and neuter, the singular number shall include the plural, and vice versa, whenever such meanings are appropriate.

        10.08.    Entire Agreement.    This Agreement (including all schedules and exhibits attached hereto and all documents incorporated herein by reference) contains the entire agreement of the parties with respect to the transactions described herein and supersedes any and all other oral or written agreement(s) heretofore made, and there are no representations or inducements by or to, or any agreements between, either of the parties hereto other than those contained herein in writing.

        10.09.    Severability of Provisions.    The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or other provision hereof shall in no way affect the validity or enforceability of any other provision or part hereof.

        10.10.    Assignment.    This Agreement may not be assigned by either party hereto except with the prior written consent of the other parties hereto.

        10.11.    Counterparts.    Any number of counterparts of this Agreement may be signed and delivered, each of which shall be considered an original and which together shall constitute one agreement.

        10.12.    Governing Law.    This Agreement is made in and shall be construed and enforced in accordance with the laws of South Carolina.

        10.13.    Previously Disclosed Information.    As used in this Agreement, "Previously Disclosed to FCB" and "Previously Disclosed to PCCC" shall mean the disclosure of information by PCCC and PCB to FCB, or by FCB to PCCC, respectively, as of September 30, 2004, or as of such other date as is specified herein, in a letter delivered by the disclosing party(ies) to the other(s) at least three business days prior to the date hereof. In either case, such letter shall specifically refer to this Agreement and be arranged in paragraphs corresponding to the Paragraphs, Subparagraphs and items of this Agreement applicable thereto.

        10.14    Best Knowledge.    The terms "Best Knowledge" and "Knowledge" as used in this Agreement with reference to certain facts or information shall be deemed to refer to facts or information of which, in the case of the Knowledge of PCCC, executive officers of PCCC, PCB or PFS, or in the case of Knowledge of FCB, executive officers of FCB, are consciously aware or of which they should have become consciously aware in the ordinary course of business and the performance of their management duties.

        10.15.    Inspection.    Any right of FCB under this Agreement to investigate or inspect the premises, properties, books, records, files and other assets or information of PCCC, PCB or PFS, or of PCCC and PCB to investigate or inspect the same of FCB, in no way shall establish any presumption that either of them should have conducted any investigation or that such right has been exercised by it, its agents, representatives or others. Any investigations or inspections actually made by PCCC, PCB, FCB or its agents, representatives or others prior to the date of this Agreement or otherwise prior to the Effective Time shall not be deemed in any way in derogation or limitation of the covenants, representations and warranties made by or on behalf of either such party in this Agreement.

[SIGNATURES APPEAR ON FOLLOWING PAGE.]

        IN WITNESS WHEREOF, PCCC, PCB and FCB each has caused this Agreement to be executed in its name by its duly authorized officers and its corporate seal to be affixed hereto as of the date first above written.

PEOPLE'S COMMUNITY CAPITAL CORPORATION
[CORPORATE SEAL]
ATTEST: /s/ THOMAS H. LYLES Secretary	By:	/s/ TOMMY B. WESSINGER Tommy B. Wessinger Chairman and Chief Executive Officer
PEOPLE'S COMMUNITY BANK OF SOUTH CAROLINA
[CORPORATE SEAL]
ATTEST: /s/ THOMAS H. LYLES Secretary	By:	/s/ TOMMY B. WESSINGER Tommy B. Wessinger President and Chief Executive Officer
FIRST CITIZENS BANK AND TRUST COMPANY, INC.
[CORPORATE SEAL]
ATTEST: /s/ KIMBERLY R. JORDAN Secretary	By:	/s/ JIM B. APPLE Jim B. Apple Chairman and Chief Executive Officer

EXHIBIT A

PLAN OF MERGER

BY AND AMONG
PEOPLE'S COMMUNITY CAPITAL CORPORATION
PEOPLE'S COMMUNITY BANK OF SOUTH CAROLINA
AND
FIRST CITIZENS BANK AND TRUST COMPANY, INC.

        1.    Names of Merging Corporations.    The names of the corporations proposed to be merged are PEOPLE'S COMMUNITY CAPITAL CORPORATION ("PCCC"), PEOPLE'S COMMUNITY BANK OF SOUTH CAROLINA ("PCB"), and FIRST CITIZENS BANK AND TRUST COMPANY, INC. ("FCB").

        2.    Nature of Transaction.    Subject to the provisions of this Plan of Merger, at the "Effective Time" (as defined in Paragraph 7 below), PCCC and PCB each simultaneously will be merged into and with FCB (the "Merger").

        3.    Effect of Merger; Surviving Corporation.    At the Effective Time, and by reason of the Merger, the separate corporate existences of PCCC and PCB shall cease while the corporate existence of FCB as the surviving corporation in the Merger shall continue with all of its purposes, objects, rights, privileges, powers and franchises, all of which shall be unaffected and unimpaired by the Merger. Following the Merger, FCB shall continue to operate as a South Carolina bank and will conduct its business at the then legally established branch and main offices of FCB and PCB. The duration of the corporate existence of FCB, as the surviving corporation, shall be perpetual and unlimited.

        4.    Assets and Liabilities of PCCC and PCB.    At the Effective Time, and by reason of the Merger, and in accordance with applicable law, all of the property, assets and rights of every kind and character of PCCC and PCB (including without limitation all real, personal or mixed property, all debts due on whatever account, all other chooses in action and every other interest of or belonging to or due to PCCC or PCB, whether tangible or intangible) shall be transferred to and vest in FCB, and FCB shall succeed to all the rights, privileges, immunities, powers, purposes and franchises of a public or private nature of PCCC and PCB (including all trust and other fiduciary properties, powers and rights), all without any conveyance, assignment or further act or deed; and, FCB shall become responsible for all of the liabilities, duties and obligations of every kind, nature and description of PCCC and PCB (including duties as trustee or fiduciary) as of the Effective Time. By virtue of the Merger, PCB's interest in and ownership of the outstanding shares of $5.00 par value common stock of its wholly-owned subsidiary, People's Financial Services, Inc. ("PFS"), shall be transferred to and vest in FCB, and PFS shall become a wholly-owned subsidiary of FCB.

        5.    Conversion and Exchange of Stock.

          (a)    Conversion of PCCC Stock.    Except as otherwise provided in this Plan of Merger, at the Effective Time all rights of PCCC's shareholders with respect to all outstanding shares of PCCC's $0.01 par value common stock ("PCCC Stock") shall cease to exist and, as consideration for and to effect the Merger, each such outstanding share (not to exceed an aggregate of the 1,179,237 shares outstanding on the date of this Plan of Merger and up to 210,603 shares for which options to purchase PCCC Stock have been issued under PCCC's 1998 Stock Incentive Plan and could be exercised before the Closing) shall be converted, without any action by PCCC, FCB or any PCCC shareholder, into the right to receive cash in the amount of $30.00, all in the manner and subject to the limitations described in this Plan of Merger.

          At the Effective Time, and without any action by FCB, PCCC or any PCCC shareholder, PCCC's stock transfer books shall be closed and there shall be no further transfers of PCCC Stock on its stock transfer books or the registration of any transfer of a certificate evidencing PCCC Stock (a "PCCC Certificate") by any holder thereof, and the holders of PCCC Certificates shall cease to be, and shall have no further rights as, shareholders of PCCC other than as provided in this Plan of Merger. Following the Effective Time, PCCC Certificates shall evidence only the right of the registered holders thereof to receive the consideration into which their PCCC Stock was converted at the Effective Time as provided in this Paragraph 5(a), or in the case of PCCC Stock held by shareholders who properly shall have exercised "Dissenters Rights" (as defined in Paragraph 5(e)), cash as provided in Title 13 of the South Carolina Business Corporation Act of 1988.

          (b)    Cancellation of PCB Stock.    At the Effective Time, all outstanding shares of PCB's $5.00 par value common stock ("PCB Stock") shall be cancelled, and no cash or other consideration shall be issued in exchange for or with respect to those shares.

          (c)    Exchange and Payment Procedures; Surrender of Certificates.    As promptly as practicable, but not more than five business days following the Effective Time, FCB shall send or cause to be sent to each former PCCC shareholder of record immediately prior to the Effective Time written instructions and transmittal materials (a "Transmittal Letter") for use in surrendering PCCC Certificates to FCB or to an exchange agent appointed by FCB. Upon the proper surrender and delivery to FCB or its agent (in accordance with its instructions, and accompanied by a properly completed Transmittal Letter) by a former shareholder of PCCC of his or her PCCC Certificate(s), and in exchange therefor, FCB shall as soon as practicable issue and deliver to the shareholder the consideration into which the shareholder's PCCC Stock has been converted.

          Subject to Paragraph 5(f) below, no cash shall be issued or delivered to any former PCCC shareholder unless and until such shareholder shall have properly surrendered to FCB or its agent the PCCC Certificate(s) formerly representing his or her shares of PCCC Stock, together with a properly completed Transmittal Letter. Further, FCB shall have no obligation to pay interest for any period after the Effective Time on the cash to which any former PCCC shareholders become entitled as a result of the Merger.

          (d)    Antidilutive Adjustments.    If, prior to the Effective Time, PCCC shall declare any dividend payable in shares of PCCC Stock or shall subdivide, split, reclassify or combine the presently outstanding shares of PCCC Stock, then an appropriate and proportionate adjustment shall be made in the amount of cash into which each share of PCCC Stock will be converted at the Effective Time pursuant to this Plan of Merger.

          (e)    Dissenters.    Any shareholder of PCCC who properly exercises the right of dissent and appraisal with respect to the Merger as provided in Chapter 13 of the South Carolina Business Corporation Act of 1988 ("Dissenter's Rights"), shall be entitled to receive payment of the fair value of his or her shares of PCCC Stock in the manner and pursuant to the procedures provided therein. Shares of PCCC Stock held by persons who exercise Dissenter's Rights shall not be converted as described in Paragraph 5(a). However, if any shareholder of PCCC who exercises Dissenter's Rights shall fail to perfect those rights, or effectively shall waive or lose such rights, then each of his or her shares of PCCC Stock, at FCB's sole option, shall be deemed to have been converted into the right to receive cash as of the Effective Time as provided in Paragraph 5(a) hereof.

          (f)    Lost Certificates.    Following the Effective Time, shareholders of PCCC whose PCCC Certificates have been lost, destroyed, stolen or otherwise are missing shall be entitled to receive the consideration into to which their PCCC Stock was converted in accordance with and upon compliance with reasonable conditions imposed by FCB, including without limitation a requirement that those shareholders provide lost instruments indemnities or surety bonds in form, substance and amounts satisfactory to FCB.

          6.    Articles of Incorporation, Bylaws and Management.    The Articles of Incorporation and Bylaws of FCB in effect at the Effective Time shall be the Articles of Incorporation and Bylaws of FCB as the surviving corporation in the Merger. The directors and officers of FCB in office at the Effective Time shall continue to hold such offices until removed as provided by law or until the election or appointment of their respective successors.

          7.    Effective Time.    The Merger will become effective at [            ] [    ].M. on [                        ], 2005 (the "Effective Time").

Title 33—Corporations, Partnerships and Associations

CHAPTER 13.
DISSENTERS' RIGHTS
ARTICLE 1.
RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

SECTION 33-13-101.    Definitions.

In this chapter:

        (1)   "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

        (2)   "Dissenter" means a shareholder who is entitled to dissent from corporate action under Section 33-13-102 and who exercises that right when and in the manner required by Sections 33-13-200 through 33-13-280.

        (3)   "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. The value of the shares is to be determined by techniques that are accepted generally in the financial community.

        (4)   "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

        (5)   "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

        (6)   "Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

        (7)   "Shareholder" means the record shareholder or the beneficial shareholder.

SECTION 33-13-102.    Right to dissent.

        (A)  A shareholder is entitled to dissent from, and obtain payment of the fair value of, his shares in the event of any of the following corporate actions:

          (1)   consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by Section 33-11-103 or the articles of incorporation and the shareholder is entitled to vote on the merger or (ii) if the corporation is a subsidiary that is merged with its parent under Section 33-11-104 or 33-11-108 or if the corporation is a parent that is merged with its subsidiary under Section 33-11-108;

          (2)   consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares are to be acquired, if the shareholder is entitled to vote on the plan;

          (3)   consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale must be distributed to the shareholders within one year after the date of sale;

          (4)   an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

              (i)  alters or abolishes a preferential right of the shares;

             (ii)  creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

            (iii)  alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

            (iv)  excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

             (v)  reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Section 33-6-104;

          (5)   any corporate action to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares;

          (6)   the conversion of a corporation into a limited liability company pursuant to Section 33-11-111 or conversion of a corporation into either a general partnership or limited partnership pursuant to Section 33-11-113;

          (7)   the consummation of a plan of conversion to a limited liability company pursuant to Section 33-11-111 or to a partnership or limited partnership pursuant to Section 33-11-113.

        (B)  Notwithstanding subsection (A), no dissenters' rights under this section are available for shares of any class or series of shares which, at the record date fixed to determine shareholders entitled to receive notice of a vote at the meeting of shareholders to act upon the agreement of merger or exchange, were either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

SECTION 33-13-103.    Dissent by nominees and beneficial owners.

        (a)   A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares to which he dissents and his other shares were registered in the names of different shareholders.

        (b)   A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if he dissents with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote. A beneficial shareholder asserting dissenters' rights to shares held on his behalf shall notify the corporation in writing of the name and address of the record shareholder of the shares, if known to him.

ARTICLE 2.
PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

SECTION 33-13-200.    Notice of dissenters' rights.

        (a)   If proposed corporate action creating dissenters' rights under Section 33-13-102 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

        (b)   If corporate action creating dissenters' rights under Section 33-13-102 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Section 33-13-220.

SECTION 33-13-210.    Notice of intent to demand payment.

        (a)   If proposed corporate action creating dissenters' rights under Section 33-13-102 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights (1) must give to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and (2) must not vote his shares in favor of the proposed action. A vote in favor of the proposed action cast by the holder of a proxy solicited by the corporation shall not disqualify a shareholder from demanding payment for his shares under this chapter.

        (b)   A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this chapter.

SECTION 33-13-220.    Dissenters' notice.

        (a)   If proposed corporate action creating dissenters' rights under Section 33-13-102 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Section 33-13-210(a).

        (b)   The dissenters' notice must be delivered no later than ten days after the corporate action was taken and must:

          (1)   state where the payment demand must be sent and where certificates for certificated shares must be deposited;

          (2)   inform holders of uncertificated shares to what extent transfer of the shares is to be restricted after the payment demand is received;

          (3)   supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he or, if he is a nominee asserting dissenters' rights on behalf of a beneficial shareholder, the beneficial shareholder acquired beneficial ownership of the shares before that date;

          (4)   set a date by which the corporation must receive the payment demand, which may not be fewer than thirty nor more than sixty days after the date the subsection (a) notice is delivered and set a date by which certificates for certificated shares must be deposited, which may not be earlier than twenty days after the demand date; and

          (5)   be accompanied by a copy of this chapter.

SECTION 33-13-230.    Shareholders' payment demand.

        (a)   A shareholder sent a dissenters' notice described in Section 33-13-220 must demand payment, certify whether he (or the beneficial shareholder on whose behalf he is asserting dissenters' rights)

acquired beneficial ownership of the shares before the date set forth in the dissenters' notice pursuant to Section 33-13-220(b)(3), and deposit his certificates in accordance with the terms of the notice.

        (b)   The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

        (c)   A shareholder who does not comply substantially with the requirements that he demand payment and deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this chapter.

SECTION 33-13-240.    Share restrictions.

        (a)   The corporation may restrict the transfer of uncertificated shares from the date the demand for payment for them is received until the proposed corporate action is taken or the restrictions are released under Section 33-13-260.

        (b)   The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

SECTION 33-13-250.    Payment.

        (a)   Except as provided in Section 33-13-270, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who substantially complied with Section 33-13-230 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

        (b)   The payment must be accompanied by:

          (1)   the corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

          (2)   a statement of the corporation's estimate of the fair value of the shares and an explanation of how the fair value was calculated;

          (3)   an explanation of how the interest was calculated;

          (4)   a statement of the dissenter's right to demand additional payment under Section 33-13-280; and

          (5)   a copy of this chapter.

SECTION 33-13-260.    Failure to take action.

        (a)   If the corporation does not take the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation, within the same sixty-day period, shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

        (b)   If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Section 33-13-220 and repeat the payment demand procedure.

SECTION 33-13-270.    After-acquired shares.

        (a)   A corporation may elect to withhold payment required by section 33-13-250 from a dissenter as to any shares of which he (or the beneficial owner on whose behalf he is asserting dissenters' rights) was not the beneficial owner on the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action, unless the beneficial ownership of the shares devolved upon him by operation of law from a person who was the beneficial owner on the date of the first announcement.

        (b)   To the extent the corporation elects to withhold payment under subsection (a), after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the fair value and interest were calculated, and a statement of the dissenter's right to demand additional payment under Section 33-13-280.

SECTION 33-13-280.    Procedure if shareholder dissatisfied with payment or offer.

        (a)   A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due and demand payment of his estimate (less any payment under Section 33-13-250) or reject the corporation's offer under Section 33-13-270 and demand payment of the fair value of his shares and interest due, if the:

          (1)   dissenter believes that the amount paid under Section 33-13-250 or offered under Section 33-13-270 is less than the fair value of his shares or that the interest due is calculated incorrectly;

          (2)   corporation fails to make payment under Section 33-13-250 or to offer payment under Section 33-13-270 within sixty days after the date set for demanding payment; or

          (3)   corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

        (b)   A dissenter waives his right to demand additional payment under this section unless he notifies the corporation of his demand in writing under subsection (a) within thirty days after the corporation made or offered payment for his shares.

ARTICLE 3.
JUDICIAL APPRAISAL OF SHARES

SECTION 33-13-300.    Court action.

        (a)   If a demand for additional payment under Section 33-13-280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the demand for additional payment and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

        (b)   The corporation shall commence the proceeding in the circuit court of the county where the corporation's principal office (or, if none in this State, its registered office) is located. If the corporation is a foreign corporation without a registered office in this State, it shall commence the proceeding in the county in this State where the principal office (or, if none in this State, the registered office) of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

        (c)   The corporation shall make all dissenters (whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication, as provided by law.

        (d)   The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint persons as appraisers to receive evidence and recommend decisions on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

        (e)   Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation.

SECTION 33-13-310.    Court costs and counsel fees.

        (a)   The court in an appraisal proceeding commenced under Section 33-13-300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 33-13-280.

        (b)   The court also may assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

          (1)   against the corporation and in favor of any or all dissenters if the court finds the corporation did not comply substantially with the requirements of Sections 33-13-200 through 33-13-280; or

          (2)   against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

        (c)   If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

        (d)   In a proceeding commenced by dissenters to enforce the liability under Section 33-13-300(a) of a corporation that has failed to commence an appraisal proceeding within the sixty-day period, the court shall assess the costs of the proceeding and the fees and expenses of dissenters' counsel against the corporation and in favor of the dissenters.

[Form of Fairness Opinion]

Board of Directors
People's Community Capital Corporation
125 Park Avenue, S.W.
Aiken, SC 29801

Members of the Board:

        We understand that People's Community Capital Corporation ("PCCC.") and its wholly-owned subsidiary People's Community Bank of South Carolina ("PCB"), have entered into an Agreement and Plan of Reorganization and Merger dated October 18, 2004 (the "Agreement") with First Citizens Bank and Trust Company, Inc. ("FCB") (the "Merger"). Under the terms of the Agreement, FCB will pay $39.9 in cash to purchase all outstanding shares of common stock and common stock equivalents of PCCC (the "Consideration"). You have requested our opinion as to the fairness, from a financial point of view, of the consideration to be received by the PCCC shareholders under the Agreement. The foregoing summary of the Merger is qualified in its entirety by reference to the Agreement.

        The Carson Medlin Company is a National Association of Securities Dealers, Inc. (NASD) member investment banking firm, which specializes in the securities of financial institutions in the United States. As part of our investment banking activities, we are regularly engaged in the valuation of financial institutions in the United States and transactions relating to their securities. We regularly publish our research on independent community banks regarding their financial and stock price performance. We are familiar with the commercial banking industry in South Carolina and the major commercial banks operating in that market. We have been retained by PCCC in a financial advisory capacity to render our opinion hereunder, for which we will receive compensation.

        In reaching our opinion, we have analyzed the respective financial positions, both current and historical, of FCB and PCCC. We have reviewed: (i) the Agreement; (ii) financial statements of FCB for the five years ended December 31, 2003 as provided to the FDIC; (iii) audited financial statements of PCCC for the five years ended December 31, 2003; (iv) unaudited interim financial statements of FCB for the nine months ended September 30, 2004; (v) unaudited interim financial statements of PCCC for the twelve months ended December 31, 2004; and (vi) certain financial and operating information with respect to the business, operations and prospects of FCB, PCB, and PCCC. We also: (a) held discussions with members of management of PCCC regarding historical and current business operations, financial condition and future prospects of their company; (b) reviewed the historical market prices and trading activity for the common stock of and compared it with those of certain publicly-traded companies which we deemed to be relevant; (c) compared the results of operations of PCCC with those of certain banking companies which we deemed to be relevant; (d) compared the proposed financial terms of the Merger with the financial terms, to the extent publicly available, of certain other recent business combinations of commercial banking organizations; and (e) conducted such other studies, analyses, inquiries and examinations as we deemed appropriate.

        We have relied upon and assumed, without independent verification, the accuracy and completeness of all information provided to us. We have not performed or considered any independent appraisal or evaluation of the assets of PCCC. The opinion we express herein is necessarily based upon market, economic and other relevant considerations as they exist and can be evaluated as of the date of this letter.

        Based upon the foregoing, it is our opinion that the Consideration as provided for in the Agreement is fair, from a financial point of view, to the shareholders of People's Community Capital Corporation.

Very truly yours,

THE CARSON MEDLIN COMPANY

C-1

REVOCABLE PROXY

PEOPLE'S COMMUNITY CAPITAL CORPORATION
125 Park Avenue, S.W.
Aiken, South Carolina 29801

APPOINTMENT OF PROXY SOLICITED BY THE BOARD OF DIRECTORS

        The undersigned hereby appoints Tommy B. Wessinger and Jean H. Covington, or any of them, as attorneys and proxies, with full power of substitution, to vote all shares of the common stock of People's Community Capital Corporation held of record by the undersigned on February 24, 2005, at the Special Meeting of Shareholders of People's Community Capital Corporation to be held at 125 Park Avenue, S.W., Aiken, South Carolina 29801 at 5:30 p.m. on April 14, 2005, and at any adjournments thereof. The undersigned hereby directs that the shares represented by this appointment of proxy be voted as follows on the proposals described below:

1.
APPROVAL OF AGREEMENT AND PLAN OF REORGANIZATION AND MERGER:  Proposal to approve the Agreement and Plan of Reorganization and Merger dated October 18, 2004 between First Citizens Bank and Trust Company, Inc., People's Community Capital Corporation, and People's Community Bank of South Carolina.

    ☐    FOR                                                                  ☐    AGAINST                                                                   ☐    ABSTAIN

2.
AUTHORITY TO VOTE ON ADJOURNMENT OF SPECIAL MEETING.  In the event there are insufficient votes present at the Special Meeting, in person or by proxy, to approve the Agreement and Plan of Reorganization and Merger, the Board of Directors may propose one or more adjournments of the Special Meeting to allow time for further solicitation of proxies. If you do not make a selection below, the proxy will be voted to grant authority to adjourn.

    ☐    FOR                                                                  ☐    AGAINST                                                                   ☐    ABSTAIN

3.
OTHER BUSINESS:  Except as may be otherwise provided below, on such other matters as may properly come before the Special Meeting, the proxies are authorized to vote the shares represented by this appointment of proxy in accordance with their best judgment.

PLEASE DATE AND SIGN THIS APPOINTMENT OF PROXY ON THE REVERSE
SIDE AND RETURN IN THE BUSINESS REPLY ENVELOPE PROVIDED

THE SHARES REPRESENTED BY THIS APPOINTMENT OF PROXY WILL BE VOTED AS DIRECTED ABOVE. IN THE ABSENCE OF ANY DIRECTION, SUCH SHARES WILL BE VOTED FOR THE APPROVAL OF THE AGREEMENT AND PLAN OF REORGANIZATION AND MERGER AND BE VOTED TO GRANT AUTHORITY TO ADJOURN. THIS APPOINTMENT OF PROXY MAY BE REVOKED BY THE HOLDER OF THE SHARES TO WHICH IT RELATES AT ANY TIME BEFORE IT IS EXERCISED BY FILING WITH THE SECRETARY OF PEOPLE'S COMMUNITY CAPITAL CORPORATION A WRITTEN INSTRUMENT REVOKING IT OR A DULY EXECUTED APPOINTMENT OF PROXY BEARING A LATER DATE OR BY ATTENDING THE SPECIAL MEETING AND ANNOUNCING HIS OR HER INTENTION TO VOTE IN PERSON.

Dated:	2005

Signature
Signature if held jointly

Instruction: Please sign above exactly as your name appears on this appointment of proxy. Joint owners of shares should both sign. Fiduciaries or other persons signing in a representative capacity should indicate the capacity in which they are signing.

IMPORTANT: TO ENSURE THAT A QUORUM IS PRESENT, PLEASE SEND IN YOUR APPOINTMENT OF PROXY WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. EVEN IF YOU SEND IN YOUR APPOINTMENT OF PROXY, YOU WILL BE ABLE TO VOTE IN PERSON AT THE MEETING IF YOU SO DESIRE.

QuickLinks

PROPOSED MERGER—YOUR VOTE IS VERY IMPORTANT
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TABLE OF CONTENTS
QUESTIONS AND ANSWERS ABOUT THE MERGER
SUMMARY
THE SPECIAL MEETING OF SHAREHOLDERS
PROPOSAL NO. 1—THE MERGER
PROPOSAL NO. 2—AUTHORIZATION TO ADJOURN
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SUBMISSION OF SHAREHOLDER PROPOSALS
Title 33—Corporations, Partnerships and Associations